[LOGO OF NATIONAL DATA CORPORATION]
                                                                   EXHIBIT 99.1

                           NATIONAL DATA CORPORATION
                              National Data Plaza
                          Atlanta, Georgia 30329-2010

                                       , 2000

Dear Fellow Stockholder:

   I am pleased to inform you that the previously announced spin-off of our
eCommerce business will take place on                 , 2000. The eCommerce
business will be owned by Global Payments Inc., our new wholly owned subsidiary, the shares of which will be distributed to you in the spin-off.

   You will receive 0.8 of a Global Payments share for each NDC share held. You do not have to take any action to receive your Global Payments shares. You will not be required to pay anything or to surrender your NDC shares.

   The enclosed Information Statement describes the distribution and provides important financial and other information about Global Payments. Please read it carefully.

                                             Sincerely,


                                             Robert A. Yellowlees
                                             Chairman and Chief Executive
                                             Officer

              INFORMATION STATEMENT RELATING TO THE DISTRIBUTION
                         BY NATIONAL DATA CORPORATION
                     OF GLOBAL PAYMENTS INC. COMMON STOCK

   We have prepared this statement to provide you with information about the spin-off of Global Payments by NDC. NDC will effect the spin-off by distributing shares of our common stock to you. That is why we also refer to the spin-off as the distribution.

   The number of shares of our stock that you will receive will be based on the number of shares of NDC common stock that you held at the close of
business on        , 2000, the record date for the distribution.

   Global Payments provides electronic transaction processing and funds transfer services to merchants, corporations, financial institutions, and government agencies. We serve as an intermediary in the exchange of information and funds between merchants and credit card issuers, enabling consumers, corporations, and government agencies to purchase goods and services through the use of credit cards. We also provide debit card, business-to-business purchasing card, check guarantee, check verification and recovery, and terminal management services.

   The number of NDC shares that you own will not change as a result of the distribution. No vote of stockholders is required in connection with the distribution. We are not asking you for a proxy. Please do not send us a proxy or your share certificates. There is no current public trading market for our shares, although a "when-issued" trading market may develop prior to the distribution. Our shares will be listed on the New York Stock Exchange, under the symbol "GPN."

   If you have any questions regarding the distribution, you may contact SunTrust Bank, Stock Transfer Department, P.O. Box 4625, Atlanta, Georgia 30302, or by telephone at (800) 568-3476, or NDC's Investor Relations Department at NDC, National Data Plaza, Atlanta, Georgia 30329-3010, or by telephone at (404) 728-2363.

   You should carefully consider the Risk Factors described in this Information Statement beginning on page 9.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

   This Information Statement is not an offer to sell or the solicitation of an offer to buy any securities.

          The date of this information statement is          , 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Questions and Answers About the Distribution..............................    1
Summary of Our Business...................................................    4
 Why We Sent This Document to You.........................................    4
 Global Payments' Business................................................    4
 Recent Developments......................................................    5
 Summary Historical Combined Financial Data...............................    5
 Summary Pro Forma Combined Financial Data (unaudited)....................    7
Risk Factors..............................................................    9
 Risks Relating to The Distribution.......................................    9
 Risks Relating to Global Payments........................................   11
Forward Looking Statements................................................   16
The Distribution..........................................................   17
 Reasons for the Distribution.............................................   17
 Manner of Effecting the Distribution.....................................   18
 Results of the Distribution..............................................   19
 Listing and Trading of the Global Payments Shares........................   19
 Certain Federal Income Tax Consequences..................................   20
Reasons for Furnishing This Document......................................   21
Relationship Between NDC and Global Payments Following the Distribution...   21
 Distribution Agreement...................................................   22
 Tax Sharing and Indemnification Agreement................................   23
 Employee Benefits Agreement..............................................   24
 Real Estate Agreements...................................................   27
 Intercompany Systems/Network Services Agreement..........................   27
 Transaction Processing Agreement.........................................   29
 Transition Support Agreement.............................................   29
Capitalization............................................................   30
Dividend Policy...........................................................   31
Selected Financial Data...................................................   32
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   33
 General..................................................................   33
 Components of Income Statement...........................................   33
 Impact of Impending Acquisition..........................................   33
 Results of Operations....................................................   34
 Liquidity and Capital Resources..........................................   37
 Credit Facility..........................................................   38
 Market Risk/Interest Rate Risk...........................................   38
 Seasonality, Inflation and Economic Downturns............................   38
Global Payments' Business.................................................   39
 General..................................................................   39
 Industry Overview/Target Markets.........................................   40
 Strategy.................................................................   40
 Products and Services....................................................   41
 Sales and Marketing......................................................   42
 International Operations.................................................   43
 Employees................................................................   43
 Competition..............................................................   43
 Properties...............................................................   43
 Legal Proceedings........................................................   44
 Banking Regulations......................................................   44
 Corporate Structure......................................................   44
Management................................................................   46
 Directors................................................................   46
 Committees of the Board of Directors.....................................   47
 Directors' Compensation..................................................   47
 Executive Officers.......................................................   50
 Historical Compensation of Our Executive Officers........................   51
 Option Grants In Last Fiscal Year........................................   52
 Aggregated Option/Stock Appreciation Right Exercises In Last Fiscal Year
  And Fiscal Year-End Option/Stock Appreciation Rights Values.............   52
 Defined Benefit Retirement Plans.........................................   53
 Long-Term Incentive Plan.................................................   53

                                                                          Page
                                                                          ----
 Global Payments Employee Stock Purchase Plan............................   56
 Employment, Severance and Change of Control Agreements..................   58
Security Ownership of Certain Beneficial Owners..........................   61
Beneficial Ownership of Management.......................................   62
Description of Global Payments' Capital Stock............................   63
 Authorized Capital Stock................................................   63
 Common Stock............................................................   63
 Preferred Stock.........................................................   63
 No Preemptive Rights....................................................   64
 Transfer Agent And Registrar............................................   64
Summary of the Purchase of CIBC Merchant Acquiring Business..............   65
 General.................................................................   65
 Purchase Agreement......................................................   65
 Marketing Alliance Agreement............................................   66
 CIBC Credit Agreement...................................................   66
 Investor Rights Agreement...............................................   66
Anti-takeover Effects of Our Articles of Incorporation, By-laws, Rights
 Agreement and Georgia Law...............................................   68
 General.................................................................   68
 Classified Board of Directors...........................................   68
 Number of Directors; Removal; Filling Vacancies.........................   68
 Shareholder Action......................................................   69
 Advance Notice to Board of Directors Prior to Business Combination......   69
 Advance Notice for Shareholder Proposals or Nominations at Meetings.....   69
 Amendments to By-laws...................................................   69
 Preferred Stock.........................................................   69
 Rights Agreement........................................................   69
 Anti-Takeover Legislation--Georgia Law..................................   72
Liability and Indemnification of Directors and Officers..................   73
Experts..................................................................   73
Where You Can Obtain Additional Information..............................   73
Index to Financial Statements............................................  F-1
Report of Independent Public Accountants.................................  F-2
Combined Statements of Income............................................  F-3
Combined Balance Sheets..................................................  F-4
Combined Statements of Cash Flows........................................  F-5
Combined Statements of Changes in Shareholders' Equity...................  F-6
Notes to Combined Financial Statements...................................  F-7
 Note 1--Spin off and Basis of Presentation..............................  F-7
 Note 2--Summary of Significant Accounting Policies......................  F-7
 Note 3--Business Acquisition............................................  F-9
 Note 4--Transactions with NDC........................................... F-10
 Note 5--Property and Equipment.......................................... F-10
 Note 6--Software Costs.................................................. F-10
 Note 7--Intangible Assets............................................... F-11
 Note 8--Accounts Payable and Accrued Liabilities........................ F-11
 Note 9--Retirement Benefits............................................. F-11
 Note 10--Income Taxes................................................... F-13
 Note 11--Long-Term Debt................................................. F-14
 Note 12--Shareholder's Equity........................................... F-14
 Note 13--Related Party Transactions..................................... F-15
 Note 14--Commitments and Contingencies.................................. F-15
 Note 15--Supplemental Cash Flow Information............................. F-17
 Note 16--Quarterly Combined Financial Information (Unaudited)........... F-17
 Note 17--Event Subsequent to Auditor's Report (Unaudited)............... F-17
Report of Independent Public Accountants as to Schedule.................. F-18
Combined Schedule II--Valuation & Qualifying Accounts.................... F-19
Pro Forma Combined Financial Statements.................................. F-20
CIBC Merchant Acquiring Business Audited Financial Statements............ F-26

                          SUMMARY OF THE DISTRIBUTION

  Q:  WHAT BUSINESS WILL GLOBAL PAYMENTS CONDUCT FOLLOWING THE DISTRIBUTION?

  A: After the distribution, we will continue operating NDC's current eCommerce business and following the purchase of the merchant acquiring business of Canadian Imperial Bank of Commerce, we will also operate that business. See the description of our business in the summary beginning on page 4, and under "Global Payments' Business" beginning on page 37.

  Q:  WHEN WILL I RECEIVE MY GLOBAL PAYMENTS SHARES?

  A: If you hold NDC shares in your own name as a stockholder of record, the distribution agent will automatically mail to you a Global Payments common stock certificate. You should allow several days after the
      distribution date,            , 2000, for the mail to reach you.

      If you hold NDC shares through your stockbroker, bank or other nominee, you are probably not a stockholder of record and your receipt of Global Payments shares depends on your arrangements with the nominee that holds your NDC shares for you. NDC anticipates that stockbrokers and banks generally will credit their customers' accounts with Global
      Payments shares on or about          , 2000, but you should check with
      your stockbroker, bank or other nominee. For more details, please refer to "The Distribution--Manner of Effecting the Distribution" on page 16.

  Q:  WHEN WILL MY GLOBAL PAYMENTS SHARES BEGIN TRADING?

  A:  We expect that regular trading will begin on the New York Stock
      Exchange on            , 2000. A temporary form of trading called
      "when-issued trading" may occur for Global Payments common stock on or
      about         , 2000 and continue through           , 2000. A when-
      issued listing may be identified by the "wi" letters next to Global Payments common stock on the New York Stock Exchange Composite Tape. If when-issued trading develops, you may buy or sell Global Payments common stock in advance of the distribution. For an explanation of when-issued trading, see "The Distribution--Listing and Trading of the Global Payments Shares" beginning on page 17.

  Q:  HOW WILL THE DISTRIBUTION AFFECT MY NDC SHARES?

  A: Following the distribution, NDC shares will continue to be listed and traded on the New York Stock Exchange under the symbol "NDC." The distribution will not affect the number of outstanding shares of NDC stock or any rights of NDC stockholders. NDC common stock will continue to trade on a regular basis and may also trade on an "ex-dividend" basis, reflecting an assumed post-distribution value for NDC Common Stock. Ex-dividend trading in NDC Common Stock, if available, could
      last from on or about           , 2000 through          , 2000. If this
      occurs, an additional listing for NDC common stock, followed by the "x" letters will appear on the New York Stock Exchange Composite Tape. For a complete discussion please read "The Distribution--Listing and Trading of the Global Payments Shares" beginning on page 17.

  Q: WHAT IF I WANT TO SELL MY NDC SHARES OR MY GLOBAL PAYMENTS SHARES?

  A: If you do decide to sell any shares, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your NDC shares or your Global Payments shares, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

     Beginning about           , 2000 and continuing through           ,
     2000, New York Stock Exchange practice of when-issued trading should generally allow you to sell your NDC shares either together with the right to receive the Global Payments shares in the distribution or without the right to receive the Global Payments shares. If you sell your NDC shares with the right to receive the Global Payments shares, you (or your broker or bank) will be required to transfer to the buyer the Global Payments shares you receive in the distribution. You should also be able to sell your right to receive the Global Payments shares without selling your NDC shares.

     Sales of NDC shares with the right to receive the Global Payments shares should generally settle in a three business day settlement period. Sales of NDC shares without the right to receive the Global Payments shares and sales of the Global Payments shares without NDC shares are expected to settle four business days following the date certificates for the Global Payments shares are mailed. Check with your stockbroker, bank or
     other nominee. Beginning about          , 2000, you may only sell your
     NDC shares and Global Payments shares separately.

  Q: WILL I BE PAID DIVIDENDS ON MY GLOBAL PAYMENTS SHARES?

  A: We may, but cannot assure you, that we will pay cash dividends on our stock in the future. Please refer to "Dividend Policy" on page 29 for a full discussion.

  Q: IS THE DISTRIBUTION TAXABLE FOR UNITED STATES FEDERAL INCOME TAX
     PURPOSES?

  A: No. NDC has received a tax ruling from the Internal Revenue Service stating in principle that the distribution will be tax-free to NDC and to NDC stockholders. Any cash you receive for fractional shares may be taxable to you. If you have any questions, please consult your tax advisor.

  Q: WILL THERE BE ANY CHANGE IN THE UNITED STATES FEDERAL TAX BASIS OF MY
     NDC SHARES AS A RESULT OF THE DISTRIBUTION?

  A: Yes, your tax basis in your NDC shares will be reduced. Please refer to "The Distribution--Certain Federal Income Tax Consequences" beginning on page 18 for a complete discussion.

  Q: WHAT TYPE OF RELATIONSHIP WILL GLOBAL PAYMENTS HAVE WITH NDC AFTER THE
     DISTRIBUTION?

  A: After the distribution, NDC and Global Payments will operate independently as separate public companies. Prior to the distribution, Global Payments and NDC will enter into the following agreements:

      . Distribution Agreement
      . Tax Sharing And Indemnification Agreement
        . Employee Benefits Agreement
        . Real Estate Agreements
        . Intercompany Systems/Network Services Agreement
        . Batch Processing Agreement, and
        . Transition Support Agreement.

      After the distribution, NDC and Global Payments will not have any other material contracts or other arrangements between them. For a full description of these agreements and arrangements, see "Relationship Between NDC and Global Payments Following the Distribution" beginning on page 20.

  Q: WILL NDC COMPLETE THE DISTRIBUTION EVEN IF THE ACQUISITION OF CIBC'S MERCHANT ACQUIRING BUSINESS CANNOT BE COMPLETED?

  A: Yes. After the distribution, we plan to complete the acquisition of CIBC's merchant acquiring business if all of the conditions in the asset purchase agreement, including the regulatory approvals in the United States and Canada, have been satisfied or waived.

  Q:   WHEN WILL THE ACQUISITION OF CIBC'S MERCHANT ACQUIRING BUSINESS OCCUR?

  A: We expect the acquisition to occur within 10 days after the distribution is completed, subject to regulatory approvals.

  Q:   WHERE CAN I GET MORE INFORMATION?

  A: If you have any questions relating to the mechanics of the distribution and the delivery of stock certificates or the trading of NDC or Global Payments shares prior to the distribution, you can contact the distribution agent:

                                 SunTrust Bank
                           Stock Transfer Department
                                 P.O. Box 4625
                             Atlanta, Georgia 30302

     After the distribution, Global Payments shareholders with inquiries related to the distribution or their investment in Global Payments should contact

                              Global Payments Inc.
                             Four Corporate Square
                             Atlanta, Georgia 30329
                          Attention: Suellyn P. Tornay
                              Corporate Secretary
                                 (800) 568-3476
                                 (404) 728-3288

     After the distribution, NDC stockholders with inquiries relating to the distribution or their investment in NDC should contact:

                           National Data Corporation
                              National Data Plaza
                          Atlanta, Georgia 30329-2010
                         Attention: Patricia A. Wilson
                              Corporate Secretary
                                 (404) 728-2363

                            SUMMARY OF OUR BUSINESS

   This summary highlights selected information from this information statement relating to our business. To better understand our business and financial position, you should carefully review this entire information statement including the risks described in "Risk Factors" beginning on page 9 and the combined financial statements and the notes thereto beginning on page F-1.

Why We Sent This Document To You

   We are sending you this document because you were an owner of NDC common stock on the record date. This document describes Global Payments' business, the risks associated with that business, the relationship between NDC and Global Payments after the distribution, and other information to assist you in evaluating the benefits and risks of holding or disposing of the Global Payments shares that you will receive in the distribution. You should be aware of certain risks relating to the distribution and Global Payments' business, which are described in this document beginning on page 8.

Global Payments' Business

   We enable consumers, corporations, and government agencies to purchase goods and services by providing electronic transaction processing services. We serve as an intermediary in the exchange of information and funds that must occur between merchants and credit card issuers before a transaction can be completed. As part of NDC, Global Payments has provided credit card transaction processing services since 1968. Since that time, we have expanded our business to include processing for debit cards and business-to-business purchasing cards, check guarantee services, check verification and recovery services, and terminal management services. We collectively refer to these as our merchant service offerings. In addition, we provide funds transfer services to domestic and international financial institutions, corporations, and government agencies in the United States, Canada, and Europe.

   In our merchant services product offering, we have a high percentage of recurring revenues and process over 1.6 billion transactions per year servicing more than 775,000 merchant locations. We provide our electronic transaction processing services directly to our merchant customers, as well as to financial institutions and independent sales organizations who purchase and resell our services to their own portfolio of merchant customers. We offer end-to-end services, which means that we believe that we have the ability to fulfill all of our customers' needs with respect to electronic transaction processing.

   We operate in one business segment, electronic transaction processing, and provide products and services through our merchant services and funds transfer offerings. We market our services through a variety of sales channels including a sizable dedicated sales force, independent sales organizations, independent sales representatives, an internal telesales group, alliance bank relationships, and financial institutions. We provide our services primarily using network telecommunications infrastructure.

   Global Payments Inc. was formed on September 1, 2000. Currently we do not have any operations, assets or liabilities. At the time of the distribution, NDC's eCommerce business segment will be contributed to us and will be reorganized as Global Payments Inc. Please refer to "Relationship Between NDC and Global Payments Following the Distribution--The Distribution Agreement" for a complete description of the reorganization.

   The information in this information statement assumes that we will complete the acquisition of CIBC's merchant acquiring business. You should read the description of the acquisition set forth below and the more detailed description of the transaction set forth in "Summary of the Purchase of CIBC Merchant Acquiring Business" beginning on page 62.

Recent Developments

 Purchase of Merchant Acquiring Business and Ten-Year Marketing Alliance with Canadian Imperial Bank of Commerce.

   On November 9, 2000, we agreed to acquire certain net assets of the merchant acquiring business of Canadian Imperial Bank of Commerce and to form a 10-year marketing alliance with CIBC to offer VISA credit and debit card payment products and services to merchants in Canada. The acquisition and the related marketing alliance will significantly broaden our scope and presence in North America and will provide merchants served by CIBC's merchant acquiring business with a larger array of existing and new payment solutions. We expect to close the acquisition after the distribution is completed, subject to regulatory approvals.

   The CIBC merchant acquiring business is largely comparable to our merchant services offering. CIBC's service offerings include card processing services consisting of credit and debit card authorization and the capture of related transaction data, settlement and funding services, customer support services, terminal deployment, merchant statements and risk management. During 1999, this business processed approximately 800 million transactions from approximately 140,000 merchant locations in Canada.

   The revenues of the business are generated by approximately 140,000 merchant locations, which are marketed through a combination of a direct sales force, referrals from CIBC's approximate 1,200 bank branch locations comprising CIBC's branch network and an independent sales organization. The merchants served by the business include leading North American grocers, specialty retailers, home furnishings retailers, automotive service station chains and department stores. For the 12 months ended October 31, 1999, CIBC's merchant acquiring business reported revenues of $87 million (U.S.) and income before taxes of $23 million (U.S.). For the nine months ended July 31, 2000, CIBC's merchant acquiring business had revenues of $67 million (U.S.) and income before taxes of $13 million (U.S.).

   As part of our business strategy, we are focused upon internal and external opportunities to expand our merchant services product offering. This acquisition and our alliance with CIBC will provide us with a significant presence in the Canadian market, for which we presently have a modest share. Additionally, management believes this acquisition will allow us to better leverage our fixed cost infrastructure and cross-sell both companies' services in the United States and Canada.

 Divestiture of Card Issuing Business

   We recently divested our card issuing business for cash consideration approximately equal to the net book value. Revenues related to those services were approximately $8.8 million in fiscal 2000.

Summary Historical Combined Financial Data

   The summary historical combined financial data of Global Payments set forth below should be read in conjunction with the Combined Financial Statements of the NDC eCommerce Business Segment, including the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement.

   The historical income statement data for each of the three years ended May 31, 2000 and the historical balance sheet data as of May 31, 2000 and 1999 are derived from the combined financial statements included elsewhere in this document that have been audited by Arthur Andersen LLP, NDC's and Global Payments' independent public accountants. The historical income statement data for the three months ended August 31, 2000 and 1999 and the years ended May
31, 1997 and 1996 and the historical balance sheet data as of August 31, 2000 and 1999 and May 31, 1998, 1997 and 1996 are derived from unaudited combined financial statements that have been prepared by management. Operating costs and expenses in the historical income statements reflect direct charges of the business together with certain allocations by NDC for corporate services, communication and other shared services that have been charged to our company based on usage or other methodologies appropriate for such expenses. In the opinion of management, these allocations have been made on a reasonable basis and approximate all the material incremental costs we would have incurred had we been operating on a stand-alone basis, except for the pro forma adjustments relating to the distribution included in the Pro Forma Combined Financial Statements included elsewhere in this information statement.

                        Summary Combined Financial Data

                                                   Historical
                         ----------------------------------------------------------------------
                         Three Months Ended
                             August 31,                     Year Ended May 31,
                         --------------------  ------------------------------------------------
                           2000       1999       2000      1999      1998      1997      1996
                         ---------  ---------  --------  --------  --------  --------  --------
                                       (In thousands except per share data)
Revenue................. $  87,191  $  89,828  $340,033  $330,051  $291,547  $257,679  $180,924
Operating expenses:
 Cost of service........    45,881     46,022   181,479   169,805   153,518   142,479    95,588
 Sales, general and
  administrative........    24,728     23,267    95,342    83,571    80,055    75,622    61,315
                         ---------  ---------  --------  --------  --------  --------  --------

Operating income........    16,582     20,539    63,212    76,675    57,974    39,578    24,021
Other income (expense),
 net....................    (2,518)    (2,321)   (9,440)  (10,074)   (7,366)   (3,134)    2,261
                         ---------  ---------  --------  --------  --------  --------  --------

Earnings before income
 taxes..................    14,064     18,218    53,772    66,601    50,608    36,444    26,282
Provision for income
 taxes..................     5,415      7,014    20,725    25,265    19,531    13,811     8,715
                         ---------  ---------  --------  --------  --------  --------  --------

Net income.............. $   8,649  $  11,204  $ 33,047  $ 41,336  $ 31,077  $ 22,633  $ 17,567
                         =========  =========  ========  ========  ========  ========  ========
Basic earnings per
 share(1)............... $    0.33  $    0.41  $   1.24  $   1.53  $   1.21  $   0.93  $   0.73
Total assets............ $ 285,850  $ 298,706  $287,946  $289,667  $276,753  $260,134  $249,292
Due to NDC.............. $  75,014  $  89,875  $ 96,125  $ 89,375  $109,375  $ 71,875  $ 15,000
Line of Credit.......... $     --   $     --   $    --   $    --   $    --   $    --   $    --
Long-term obligations... $   6,506  $   8,882  $  7,232  $ 15,774  $  6,616  $  5,067  $  7,876
Total shareholder's
 equity................. $ 132,690  $ 106,062  $120,885  $108,013  $ 84,896  $104,044  $168,861

--------
(1) Using the distribution ratio of 0.8 of a share of Global Payments common stock for each share of NDC common stock held. Weighted average shares outstanding is computed by applying the distribution ratio to the historical NDC weighted average shares outstanding for all periods presented.

Summary Pro Forma Combined Financial Data (Unaudited)

   The summary pro forma combined financial data reflects adjustments to the historical combined balance sheet of Global Payments as if the distribution to shareholders and the acquisition of CIBC's merchant acquiring business had occurred on August 31, 2000 and to the historical combined income statements of Global Payments as if the distribution and the acquisition had occurred on June 1, 1999. The summary pro forma combined financial data should be read in conjunction with the Pro Forma Combined Financial Statements, including the Notes thereto, included elsewhere in this information statement.

                  Summary Pro Forma Combined Financial Data(2)

                                 Three Months Ended                      Year Ended
                                  August 31, 2000                       May 31, 2000
                         ----------------------------------- -----------------------------------
                                      Pro       Pro Forma                 Pro       Pro Forma
                         Historical Forma(3)  As Adjusted(4) Historical Forma(3)  As Adjusted(4)
                         ---------- --------  -------------- ---------- --------  --------------
                                         (In thousands, except per share data)
Revenue.................  $ 87,191  $ 87,191     $112,928     $340,033  $340,033     $430,796
Operating expenses:
 Cost of service........    45,881    45,881       61,250      181,479   181,479      237,227
 Sales, general and
  administrative........    24,728    25,051       27,591       95,342    99,039      110,018
                          --------  --------     --------     --------  --------     --------
Operating income........    16,582    16,259       24,087       63,212    59,515       83,551
Other income (expense),
 net....................    (2,518)   (2,932)      (4,778)      (9,440)  (10,073)     (14,821)
                          --------  --------     --------     --------  --------     --------
Earnings before income
 taxes..................    14,064    13,327       19,309       53,772    49,442       68,730
Provision for income
 taxes..................     5,415     5,131        7,805       20,725    19,058       27,711
                          --------  --------     --------     --------  --------     --------
Net income..............  $  8,649  $  8,196     $ 11,504     $ 33,047  $ 30,384     $ 41,019
                          ========  ========     ========     ========  ========     ========
Basic earnings per
 share(1)...............  $   0.33  $   0.31     $   0.32(5)  $   1.24  $   1.14     $   1.14
Total assets............  $285,850  $285,850     $434,090     $287,946  $287,946
Due to NDC..............  $ 75,014  $    --      $    --      $ 96,125  $    --
Line of Credit..........  $    --   $ 75,014     $ 75,014     $    --   $ 96,125
Long-term obligations...  $  6,506  $  6,506     $  8,335     $  7,232  $  7,232
Total shareholders'
 equity.................  $132,690  $132,690     $269,536     $120,885  $120,885

--------
(1) Using the distribution ratio of 0.8 of a share of Global Payments common stock for each share of NDC common stock held. Weighted average shares outstanding is computed by applying the distribution ratio to the historical NDC weighted average shares outstanding for all periods presented.
(2)  For further detail of pro forma adjustments, see pages F-20 through F-25.
(3) Gives effect to the distribution as if it had occurred on June 1, 1999 for the combined income statements and August 31, 2000 for the combined balance sheet.
(4) Gives effect to the distribution and the acquisition of CIBC's merchant acquiring business as if it had occurred on June 1, 1999 for the combined income statements and August 31, 2000 for the combined balance sheet.
(5) As presented above, the acquisition is accretive to our basic earnings per share, and management believes, assuming operating synergies can be achieved following the acquisition, that the acquisition will continue to be accretive in the future.

                Quarterly Pro Forma Combined Financial Data

                                                           Pro      Pro Forma
Quarter Ended                                 Historical Forma(2) As Adjusted(3)
-------------                                 ---------- -------- --------------
                                               (In thousands, except per share
                                                            data)
Revenues:
 August 31, 1999.............................  $ 89,828  $ 89,828    $114,397
 November 30, 1999...........................    84,174    84,174     106,107
 February 28, 2000...........................    81,827    81,827     103,837
 May 31, 2000................................    84,204    84,204     106,455
                                               --------  --------    --------
                                               $340,033  $340,033    $430,796
                                               ========  ========    ========
Operating Income:
 August 31, 1999.............................  $ 20,539  $ 19,551    $ 28,776
 November 30, 1999...........................    15,275    14,235      19,184
 February 28, 2000...........................    13,420    12,509      17,061
 May 31, 2000................................    13,978    13,220      18,530
                                               --------  --------    --------
                                               $ 63,212  $ 59,515    $ 83,551
                                               ========  ========    ========
Net Income:
 August 31, 1999.............................  $ 11,204  $ 10,499    $ 14,979
 November 30, 1999...........................     8,023     7,286       9,353
 February 28, 2000...........................     6,930     6,272       8,109
 May 31, 2000................................     6,890     6,327       8,577
                                               --------  --------    --------
                                               $ 33,047  $ 30,384    $ 41,019
                                               ========  ========    ========
Basic Earnings Per Share(1):
 August 31, 1999.............................  $   0.41  $   0.39    $   0.41
 November 30, 1999...........................      0.30      0.27        0.26
 February 28, 2000...........................      0.26      0.24        0.23
 May 31, 2000................................      0.26      0.24        0.24
                                               --------  --------    --------
                                               $   1.24  $   1.14    $   1.14
                                               ========  ========    ========

--------

(1) Using the distribution ratio of 0.8 of a share of Global Payments common stock for each share of NDC common stock held. Weighted average shares outstanding is computed by applying the distribution ratio to the historical NDC weighted average shares outstanding for all periods presented.

(2) Gives effect to the distribution as if it had occurred on June 1, 1999 for the combined income statements and August 31, 2000 for the combined balance sheet.

(3) Gives effect to the distribution and the acquisition of CIBC's merchant acquiring business as if it had occurred on June 1, 1999 for the combined income statements and August 31, 2000 for the combined balance sheet.

                                  RISK FACTORS

   The distribution and ownership of our common stock involve risks. Our business, financial condition or results of operations could be adversely affected by any of the following risks. In addition, you should keep in mind that the risks described below are not the only risks that we face. The risks described below are the risks that we currently believe are material risks of ownership of our common stock; however, additional risks not presently known to us, or risks that we currently believe are not material, may also impair our business operations.

Risks Relating To The Distribution

 Our shares of common stock may not trade on the NYSE at a price that reflects the distribution ratio.

   It could be assumed that our common stock would initially trade at a price equal to a percentage of the price of NDC's shares, based on the distribution ratio. We cannot assure you that this will be the case, or that our shares will be actively traded. Some of the NDC stockholders who receive our shares may decide that they do not want shares in Global Payments, and may sell their shares immediately following the distribution. This may delay the development of an orderly trading market in the Global Payments shares for a period of time following the distribution. Until the Global Payments shares are fully distributed and an orderly market develops, the prices at which the Global Payments shares trade may fluctuate significantly and may be lower or higher than the price that would be expected based on the distribution ratio. In addition, the price of our shares may be depressed until investors have an opportunity to fully familiarize themselves with our business and how it relates to and competes within the electronic payments industry.

 If the distribution fails to qualify as a tax-free transaction, you and NDC could be subject to substantial tax liability

   NDC has received a tax ruling relating to the qualification of the distribution as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code, which generally is binding on the IRS. However, the continuing validity of a tax ruling is subject to certain factual representations and assumptions. If the distribution were not to qualify as a tax-free distribution, NDC would recognize taxable gain equal to the excess of the fair market value of our common stock distributed to NDC's stockholders over NDC's tax basis in the stock. In addition, each NDC stockholder who receives our common stock in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the stock.

   If the distribution qualified under Section 355 of the Code but was disqualified as tax-free to NDC because of certain post-distribution circumstances, such as an acquisition of Global Payments within two years after the distribution that, together with the distribution, is treated as pursuant to a single plan, NDC would recognize taxable gain but the distribution would generally remain tax-free to each NDC stockholder.

   Although any U.S. federal income taxes imposed in connection with the distribution generally would be imposed on NDC and its stockholders, we would be liable for all or a portion of such taxes in the following circumstances:

  . First, as part of the distribution, NDC and our company will enter into a tax sharing and indemnification agreement. This agreement will generally allocate, between NDC and us, the taxes and liabilities relating to the failure of the distribution to be tax-free. In addition, under the tax sharing agreement, if the distribution fails to qualify as a tax-free distribution because of an acquisition of our stock or assets, or some other action of ours, then we will be solely liable for any resulting corporate taxes. For a more complete discussion of the allocation of taxes and liabilities between NDC and us under the tax sharing agreement, please see "Relationship Between NDC and Global Payments Following the Distribution--Tax Sharing and Indemnification Agreement."

  . Second, aside from the tax sharing agreement, under U.S. federal income tax laws, we and NDC would be jointly and severally liable for NDC's federal income taxes resulting from the distribution being taxable. This means that even if we do not have to indemnify NDC for any tax liabilities if the distribution fails to be tax-free, we may still be liable for any part of, including the whole amount of, these liabilities and expenses if NDC fails to pay them.

 The cost of operations reflected in the historical financial statements included in this information statement are based on an allocation of a portion of NDC's costs to our business and may not accurately reflect what our actual costs will be in the future

   Prior to the distribution, our business was operated by NDC as a part of its broader corporate organization rather than as a stand-alone company. NDC assisted us by providing financing as well as other corporate and other related allocated services. Following the distribution, NDC will provide us telecommunications and transaction processing services, systems support, tax return preparation support, and various corporate support services during a transition period.

   We are in the process of creating our own business functions to replace those NDC will provide to us. We may not be able to develop these same functions at the same cost as NDC.

   In addition to our operational costs, our historical financial information also contains other assumptions about our expenses that may change after the distribution:

  . our consolidated financial statements reflect allocations, primarily with respect to corporate overhead, for services provided to us by NDC, which may not reflect the actual costs we will incur for similar services as a stand-alone company;

  . in our consolidated financial statements we recorded a portion of the debt and related interest expense of NDC for those periods, which allocations do not reflect the actual financing costs we will incur as a stand-alone company; and

  . the financial information does not reflect changes that we expect to occur in the future as a result of our separation from NDC, including changes in how we fund our operations as well as tax and employee matters.

   Therefore, no assumptions regarding our future performance should be made based on our consolidated financial statements. For additional information about our past financial performance and the basis of presentation of our consolidated financial statements, including our estimates of interest expense, please see "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this information statement.

 We have not yet executed our credit agreement, and will not complete the transaction unless it is fully executed before the distribution

   We have a commitment from a syndicate of financial institutions for a $110 million revolving line of credit. This line of credit is needed to fund the cash dividend we must make to NDC to fund our share of NDC's pre-distribution debt, and is also needed for our working capital and acquisition needs after the distribution. Based on this commitment, we have negotiated a credit agreement with the financial institutions; however, the credit agreement will not be executed until immediately prior to the distribution, which is scheduled
for      , 2000. If for any reason we or the financial institutions fail to execute the credit agreement, the distribution could be delayed.

Risks Relating to Global Payments

   The integration of the operations of CIBC's merchant acquiring business could result in increased operating costs if the anticipated synergies of operating both businesses as one are not achieved, a loss of strategic opportunities if management is distracted by the integration process, and a loss of customers if our service levels drop during or following the integration process.

   Following the distribution, we will complete the acquisition of the merchant acquiring business of CIBC. The integration of CIBC's business with ours presents several challenges, including the fact that it is almost entirely based in Canada, where we currently have limited operations. If the integration process does not proceed smoothly, the following factors could reduce our revenues, increase our operating costs and result in a loss of the projected synergies of operating the two businesses as one:

  . if we are not successful in integrating the benefits plans, duties and responsibilities, and other factors of interest to the management and employees of the acquired business, we could lose employees to our competitors in Canada, which could significantly affect our ability to operate the business and complete the integration;

  . if the integration process causes any delays with the delivery of our services, or the quality of those services, we could lose customers to our competitors; and

  . completing the distribution, the acquisition and the related integration, could divert the attention of our management from other strategic matters including possible acquisitions and alliances, and planning for new product development or expansion into new electronic payments markets.

 Following the acquisition of 26.25% of our common stock by CIBC, certain U.S. banking regulations will limit the types of business in which we can engage.

   Following the acquisition of 26.25% of our common stock by CIBC, technically we will be considered as though we were a subsidiary of CIBC for purposes of certain U.S. banking regulations, and will be subject to the same restrictions on our business activities as are applicable to CIBC. As a general matter, we will be able to operate our merchant service and funds transfer businesses as we have historically but our ability to expand into unrelated businesses may be limited unless they are activities the act allows or the Federal Reserve Board (the primary U.S. federal regulator for CIBC and its U.S.-based subsidiaries) approves. The applicable regulations are interpreted to mean that a company will be deemed a subsidiary of a bank holding company, and therefore subject to the regulations, if the bank holding company owns 25% or more of the equity of a company. These restrictions are contained in the Bank Holding Company Act, as recently amended by the Gramm-Leach-Bliley Act. The restrictions on our business activities would also apply to any investments or alliances that we might consider.

   The Bank Holding Company Act limits CIBC and its subsidiaries to activities that are closely related to the business of banking. Under the Gramm-Leach-Bliley amendments, certain well managed and well capitalized companies may elect to be treated as "financial holding companies," and may thus also engage in certain financial activities such as insurance and securities underwriting. CIBC has elected to be a financial holding company. If CIBC ever fails to maintain its status as a financial holding company, they and we would lose the benefit of the expanded activities provided by the Gramm-Leach-Bliley amendments and may have to divest of certain businesses or investments.

   In being considered a subsidiary of CIBC for purposes of certain U.S. banking regulations, we will be subject to supervision and examination by the Federal Reserve Board. We and CIBC will be required to comply with the Federal Reserve Board's regulatory requirements prior to commencing new activities, engaging in acquisitions or making new investments. Should CIBC fail to be in compliance with the Federal Reserve Board's regulatory requirements, it could affect our ability to obtain necessary approvals or clearances. Such limitations could impede our ability to compete with other companies not subject to such restrictions.

   Additionally, CIBC is subject to Canadian banking regulations, specifically the Bank Act (Canada), which among other things limits the types of the business which CIBC may conduct, directly or indirectly, and the types of investments which CIBC may make. CIBC's shareholding in our company is currently permissible pursuant to certain provisions of the Bank Act.

   The Government of Canada had proposed, prior to Canada's recent federal election, certain amendments to the Bank Act and related legislation. It is anticipated that such legislation will be reintroduced in the Canadian Parliament in substantially the same form next year. Under such legislation CIBC will be permitted to continue to hold its interest in us, as long as the business undertaken by us is consistent with the applicable provisions of the Bank Act. If we undertake businesses inconsistent with the businesses in which CIBC is permitted to hold an interest, CIBC may be required, pursuant to the provisions of the Bank Act, to dispose of its shares prior to the expiration of the restrictions on re-sale that we have negotiated with CIBC.

   We have agreed with CIBC, in effect, that we will not undertake any business inconsistent with the permitted investment provisions of the Bank Act. Our ability to expand into other businesses will be governed by the undertaking and the applicable provisions of the Canadian banking legislation at the relevant time. For a more complete discussion of the banking regulations we are subject to please see "Business--Banking Regulations."

 With the acquisition of CIBC's merchant acquiring business, we will be exposed to foreign currency risks and risks from our variable rate credit facility with CIBC that could reduce our earnings and significantly increase our cost of capital.

   After we acquire the assets of CIBC's merchant acquiring business, we will have significant operations in Canada which will be denominated in Canadian dollars. The repatriation of our earnings in Canada will subject us to the risk that currency exchange rates between Canada and the United States will fluctuate and we will lose some of our earnings when they are exchanged into U.S. dollars. Additionally, our credit facility with CIBC will carry an interest rate based on Canadian Dollar LIBOR (C$LIBOR). This rate will fluctuate with market rates, and if it increases, our cost of capital will also increase which will reduce our earnings from operations. The credit facility will have an initial term of 364 days and is renewable only at the consent of CIBC. CIBC may choose not to renew the credit facility at which point we will have to find alternative financing or fund the Canadian merchants ourselves. Alternative financing may carry a higher interest rate which would reduce our earnings from operations. We may not have the cash flow necessary to fund the Canadian merchants ourselves, and we may lose those customers as a result.

 After the acquisition, we will be dependent on CIBC to continue to provide services to merchants under a transition arrangement, and the failure of CIBC to provide those services could result in our loss of the business of the merchants we are receiving in the acquisition.

   Following the acquisition, CIBC will continue to provide some services to the merchants included in the merchant acquiring business we are acquiring from CIBC. If CIBC does not provide those services in a satisfactory manner we may not be able to perform such services ourselves and may not be able to find other third party service providers. In that instance, the merchants may terminate their contracts with us and move their business to another electronic processing provider, which could have a significant effect on our revenues and earnings.

 In order for us to continue to grow and increase our profitability, we must continue to expand our share of the existing electronic payments market and also expand into new markets, including internet payment systems

   Our future growth and profitability depends upon our continued expansion within the electronic payments markets in which we currently operate, the further expansion of these markets, the emergence of other markets for electronic transaction processing, including internet payment systems, and our ability to penetrate these markets. As part of our strategy to achieve this expansion, we are continually looking for acquisition opportunities, investments and alliance relationships with other businesses that will allow us to increase our market penetration, technological capabilities, product offerings and distribution capabilities. We may not be able to successfully identify suitable acquisition, investment and alliance candidates in the future, and if we do, they may not provide us with the benefits we anticipated. Once completed, investments and alliances may not realize the value that we expect.

   Our expansion into new markets is also dependent upon our ability to apply our existing technology or to develop new applications to meet the particular service needs of each new payment services market. We may not have adequate financial and technological resources to develop products and distribution channels that will satisfy the demands of these new markets. If we fail to expand into new and existing electronic payments markets, we will not be able to continue to grow our revenues and earnings.

   In order to remain competitive and continue to grow our revenues, we must continually update our products and services, a process which could result in increased research and development costs in excess of historical levels and the loss of revenues and customers if the new products and services do not perform as intended or are not accepted in the marketplace.

   The electronic payments market in which we compete includes a wide range of products and services including electronic transaction processing, reporting on transactions and other customer support services. The market is characterized by technological change, new product introductions, evolving industry standards and changing customer needs. In order to remain competitive, we are continually involved in a number of research and developments projects. These projects carry the risks associated with any research and development effort, including cost overruns, delays in delivery and performance problems, but in the electronic payments market these risks are even more acute. Our market is constantly experiencing rapid technological change. Any delay in the delivery of new products or services could render them less desirable by our customers, or possibly even obsolete. In addition, the products and services we deliver to the electronic payments market are designed to process very complex transactions and deliver reports and other information on those transactions, all at very high volumes and processing speeds. Any performance issue that arises with a new product or service could result in significant processing or reporting errors. As a result of these factors, our research and development efforts could result in increased costs that could reduce our operating profit, a loss of revenue if promised new products are not timely delivered to our customers, or a loss of revenue or possible claims for damages if new products and services do not perform as anticipated.

 Some of our competitors are larger and have greater financial and operational resources than we do which may give them an advantage in our market in terms of the price offered to customers or the ability to develop new technologies.

   We operate in the payments systems industry. Our primary competitors in this industry include other independent processors, as well as certain major national and regional banks, financial institutions and independent sales organizations. According to industry reports such as The Nilson Report, First Data Corporation and its affiliates is the largest competitor in our industry. First Data and others who are larger than we are, have greater financial and operational resources than we have. This may allow them to offer better pricing terms to customers in the industry, which could result in a loss of our potential or current customers or could force us to lower our prices as well. Either of these actions could have a significant affect on our revenues. In addition, larger competitors have the ability to devote more financial and operational resources than we can to the development of new technologies, including Internet payment processing services, that provide improved operating functionality and features to their product and service offerings. If successful, their development efforts could render our product and services offerings less desirable to customers, again resulting in the loss of customers or a reduction in the price we could demand for our offerings.

 We are dependent on NDC for the provision of critical telecommunications services, network systems and other related services for the operation of our business, and the failure of NDC to provide those services in a satisfactory manner could affect our relationships with customers and our financial performance.

   Under the terms of the intercompany systems/network services agreement between NDC and us, NDC will provide us with a continuation of the telecommunication services from the carriers who have and will continue to provide telecommunication services to NDC, including engineering and procurement. In addition, NDC will supply us with the necessary network systems services, including operations and administrative services and computing hardware and software facilities, technical support for transaction processing, cash management and file transfer and communications hardware and software system services. See "The Distribution--Intercompany Systems/Network Services Agreement." These services, especially telecommunications services, are an essential communications link between us and our customers and an essential component of the services that we provide. If NDC should not continue to perform these services efficiently and effectively, our relationships with our customers may be adversely affected and customers may terminate their use of our services. If we are not able to successfully develop the capacity to provide these services prior to the expiration of our agreement with NDC or if NDC does not provide such services in an efficient and effective manner during the term of that agreement, we are not certain whether we could locate alternative sources of such services, particularly telecommunications services, or that, if available, such services would be available on favorable terms.

 Our revenues from the sale of services to VISA and MasterCard organizations are dependent upon our continued VISA and MasterCard certification and financial institution sponsorship.

   In order to provide our transaction processing services, we must be designated a certified processor by, and be a member service provider of, MasterCard and an independent sales organization of VISA. This designation is dependent upon our being sponsored by member clearing banks of both organizations and our continuing adherence to the standards of the VISA and MasterCard associations. The member financial institutions of VISA and MasterCard, some of which are our competitors, set the standards with which we must comply. If we fail to comply with these standards, our designation as a certified processor, a member service provider or as an independent sales organization could be suspended or terminated. The termination of our member service provider status or our status as a certified processor, or any changes in the VISA and MasterCard rules that prevent our registration or otherwise limit our ability to provide transaction processing and marketing services for the VISA or MasterCard organizations would most likely result in the loss of these organizations as customers and lead to a reduction in our revenues.

 Increases in credit card association fees may result in the loss of customers or a reduction in our profit margin.

   From time to time, VISA and MasterCard increase the fees (interchange fees) that they charge processors such as us. We could attempt to pass these increases along to our merchant customers, but this might result in the loss of those customers to our competitors who do not pass along the increases. If competitive practices prevent our passing along all such increased fees to our merchant customers in the future, we would have to absorb a portion of such increases thereby increasing our operating costs and reducing our profit margin.

 We may become subject to additional U.S. state taxes that cannot be passed through to our merchant customers, in which case our profitability could be adversely affected.

   Transaction processing companies like us may be subject to taxation by various U.S. states on certain portions of our fees charged to customers for our services. Application of this tax is an emerging issue in our industry and the states have not yet adopted uniform regulations on this topic. If we are required to pay such taxes and are not able to pass the tax expense through to our merchant customers, our operating costs will increase, reducing our profit margin.

 Anti-takeover provisions of our articles of incorporation and by-laws, our rights agreement and provisions of Georgia law could delay or prevent a change of control that you may favor

   Provisions of our articles of incorporation and by-laws, our rights agreement and provisions of applicable Georgia law, which will be in effect after the distribution, may discourage, delay or prevent a merger or other change of control that shareholders may consider favorable. The provisions of our articles and by-laws, among other things, will

  . divide our board of directors into three classes, with members of each class to be elected in staggered three-year terms;

  .  limit the right of shareholders to remove directors;

  . regulate how shareholders may present proposals or nominate directors for election at annual meetings of shareholders; and

  . authorize our board of directors to issue preferred shares in one or more series, without shareholder approval.

   Please see "Relationship Between NDC and Global Payments Following the Distribution--Distribution Agreement," "Description of Global Payments Capital Stock" and "Anti-takeover Effects of Our Articles of Incorporation, By-laws, Rights Agreement and Georgia Law" for a more detailed description of these agreements and provisions.

   Also, under Section 355(e) of the Internal Revenue Code the distribution would be treated as a taxable transaction if one or more persons acquire directly or indirectly 50% or more of our or NDC's stock (measured by vote or value) as part of a plan or series of related transactions that is linked to the distribution under the rules of Section 355(e). For this purpose, any acquisitions of our stock or NDC stock within two years before or after the distribution are presumed to be part of such a plan, although NDC or we may be able to rebut that presumption. If such an acquisition of our stock triggers the application of Section 355(e), under the tax sharing agreement, we would be required to indemnify NDC for the resulting tax. This indemnity obligation might discourage, delay or prevent a change of control that shareholders may consider favorable. Please see "The Distribution--Certain Federal Income Tax Consequences" and "Relationship Between NDC and Global Payments Following the Distribution--Tax Sharing and Indemnification Agreement" for a more detailed discussion of Section 355(e) of the Code and the tax sharing agreement.

 We may not be able or we may decide not to pay dividends at a level anticipated by shareholders on our common stock, which could reduce your return on shares you hold.

   The payment of dividends is at the discretion of our board of directors and will be subject to our financial results, our working capital requirements, the availability of surplus funds to pay dividends and restrictions under our credit facility. No assurance can be given that we will be able to or will choose to pay any dividends in the foreseeable future. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Credit Facility."

                           FORWARD LOOKING STATEMENTS

   When used in this information statement, in documents that we incorporate by reference and elsewhere by our management, from time to time, the words "believes," "anticipates," "expects," "intends" and similar expressions are intended to identify forward-looking statements concerning our business operations, economic performance and financial condition, including in particular, our business strategy and means to implement the strategy, our objectives, the amount of future capital expenditures, the likelihood of our success in developing and introducing new products and expanding our business, and the timing of the introduction of new and modified products or services. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond our control, cannot be foreseen, and reflect future business decisions that are subject to change. As a result of a variety of factors, actual results could differ materially from those anticipated in our forward-looking statements. The factors that could affect our results include: (a) those set forth under the heading "Risk Factors" in this information statement; and (b) those set forth from time to time in our press releases and reports and other filings made with the Securities and Exchange Commission. We caution that such factors are not exclusive. All of the forward-looking statements made herein are qualified by these cautionary statements and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

                                THE DISTRIBUTION

   On              , 2000, NDC's Board of Directors declared a pro rata
distribution, payable to the holders of record of NDC common stock at the close
of business on the record date of               , 2000, equal to 0.8 of a share
of common stock of Global Payments for every share of NDC common stock outstanding on the record date. The distribution will be effective at 11:59
p.m., Eastern Standard Time, on              , 2000. Stock certificates
representing the Global Payments shares will be mailed to record holders by SunTrust Bank shortly after the effective date of the distribution. Global Payments shares should be credited to accounts with stockbrokers, banks or nominees of NDC stockholders that are not record holders on or about
           , 2000.

Reasons for the Distribution

   The board of directors and management of NDC believe that the distribution is in the best interests of NDC's stockholders. The following discussion is a summary of the reasons considered by the board in reaching this conclusion.

   NDC has been engaged in both the health information services and eCommerce businesses for more than two decades. In the last five years there has been a significant expansion in the range of products and services as well as the breadth of distribution channels for each line of business. The businesses have also been affected by market consolidation and specialization as well as by growing acceptance of the Internet by target markets and customers. As a result of these changes and other developments, NDC's previous reliance on common product development, common computer operations and support, and common marketing management for the two businesses began to cause operational and management challenges. NDC recognized that these changes called for dedicated management for each business that could focus on the unique opportunities and requirements of that business.

   Several years ago NDC began a move toward specialization of operations and personnel by these two businesses. This movement toward specialization culminated in April 1999 in the establishment for business organizational purposes of two separate businesses, each with its own chief executive officer and separate line management, and the related alignment of common staff support. This realignment along business lines has culminated with NDC's decision to separate its two businesses through the proposed distribution of the eCommerce business. Some of the benefits anticipated from the distribution include:

  . Management Focus. The distribution will facilitate and promote greater management focus. In the last two years, in its efforts to increase management focus, NDC appointed additional separate management--a chief executive officer and key operations management--for each of the two businesses. However, NDC concluded that the limitations and conflicts resulting from the ownership of both businesses in a single consolidated group did not permit maximum focus in each line of business.

    . Conflicts Among, and Difficulties Setting Corporate Objectives and Allocations. The common ownership and control of the two businesses created difficulties in setting company-wide corporate objectives. Even though NDC's two businesses each had its own chief executive officer, those officers ultimately were responsible to and under the control of NDC's chief executive officer and board of directors, as well as being subject to judgments and requirements of common financial, legal, and human resources staffs. These corporate groups had a responsibility for both businesses, but lacked a specific focus on either. As a result, the ultimate decisions on major matters affecting each business, including allocations of capital, staff support, and other resources, had to be made by a group of persons whose time, energies, and priorities are shared among, as opposed to being directly tied to one of, these two disparate businesses.

    . Partiality of Customers and Business Partners. Customers are increasingly partial to doing business with companies whose top management is exclusively focused on the client's specific business. Similarly, potential business partners have a preference to partner with companies whose top management are focused on and understand the subtleties of their markets as they attempt to develop compatible products, services, and distribution models. The creation through the distribution of two separate, independent companies each with its own management team focused on their respective business should contribute significantly to remedying this impaired relationship with customers and business partners.

    . Recruitment of Key Personnel. Being a hybrid company has impaired the ability of NDC to effectively recruit and secure middle and professional-level personnel. NDC has experienced significant competition in recruiting new personnel, particularly from single-business competitors offering incentive competition directly tied to the success of the more narrowly focused business involved.

    . Retention of Key Personnel. Similar to recruitment, NDC has experienced added difficulties in the retention of key personnel, particularly given the perceived attractiveness and perceived advantages in today's environment of working for a singularly focused as opposed to hybrid organization.

  . Differing Markets and Customers. NDC's two businesses engage in businesses in distinct and differing markets with widely differing customers. The ability of a single corporate management team and board of directors to understand market trends and to focus on and successfully operate across those businesses has become increasingly difficult as the nature of the businesses become more complex and diverging.

  . Disparate Business Models. The two businesses compete in two wholly differing competitive environments requiring increasingly disparate skill sets and experience. The creation of two separate and independent organizations through the spin-off of the eCommerce business will better enable us as well as the health information services business of NDC to identify, recruit, and retain management and supervisory personnel possessing the requisite skills and experience singularly focused on, dedicated to, and necessary to be competitive in the respective businesses.

  . Access to Capital Markets. NDC historically has accessed the capital markets at the parent company level. In turn, within that corporate structure, the health information services and eCommerce businesses have financed their capital needs through intercompany debt and annual predetermined budgeting mechanisms. To obtain financing, each business currently competes with the other for a finite amount of capital within the current corporate structure. As NDC is presently organized, it would be difficult for the health information services and eCommerce businesses to separately raise necessary capital on the most attractive terms for their respective growth and working capital needs based on the assets, performance, and prospects of their own business. The ability of NDC, and consequently the health information services and eCommerce businesses, to raise capital is largely interdependent and co-dependent of the combined assets, performance, and prospects of the two businesses. The distribution of Global Payments into a separate, stand-alone, public company will permit the two businesses to look to and to raise capital from the public and private capital markets based on the merits and prospects of its own business without regard to the other.

Manner of Effecting the Distribution

   The general terms and conditions relating to the distribution are set forth in a Distribution Agreement between NDC and Global Payments. For a detailed discussion of the terms of the agreement see "Relationship Between NDC and Global Payments Following the Distribution--Distribution Agreement" beginning on page 20.

   The actual total number of Global Payments shares to be distributed will depend on the number of NDC shares outstanding on the record date. Options to purchase NDC shares held by NDC employees who will become Global Payments employees will, under certain conditions, be replaced by options to purchase Global Payments shares. See "Relationship Between NDC and Global Payments Following the Distribution-- Employee Benefits Agreement" beginning on page 22.

   Fractional shares of Global Payments will not be issued. For those stockholders who own a fractional NDC share as of the record date, the distribution agent will aggregate all fractional Global Payments shares that they are otherwise entitled to into whole shares, and will sell such whole shares in the open market at then prevailing prices. All stockholders who were entitled to receive fractional shares of our stock will receive cash in the amount of their pro rata share of the total sale proceeds, net of brokerage commissions. Such sales are expected to be made as soon as practicable after the mailing of the stock certificates to the record holders.

   No NDC stockholder will be required to pay any cash or other consideration for the Global Payments shares received in the distribution, or to surrender or exchange NDC shares in order to receive Global Payments shares. The distribution will not affect the number of, or the rights attaching to, outstanding NDC shares. No vote of NDC stockholders is required or sought in connection with the distribution, and NDC stockholders will have no appraisal rights in connection with the distribution.

Results of the Distribution

   After the distribution, Global Payments will be a separate public company. Immediately after the distribution, Global Payments expects to have
approximately              holders of record of Global Payments shares and
approximately                  Global Payments shares outstanding, based on the
number of stockholders of record and outstanding NDC shares on
                 , 2000. The actual number of Global Payments shares to be distributed will be determined as of the record date.

   The distribution will not affect the number of outstanding NDC shares or any rights of NDC stockholders.

Listing and Trading of the Global Payments Shares

   The Global Payments shares have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "GPN." Prior to the distribution, we do not expect any public trading market for
shares to exist, except that beginning on               , 2000, the Global
Payments shares are expected to trade on a "when-issued" basis on the New York Stock Exchange for settlement when the distribution occurs. The term "when-issued" means trading in shares prior to the time the Global Payments shares are actually available or issued. If the distribution conditions are not satisfied and the Global Payments shares are not distributed, all "when-issued" trading will become null and void. If the distribution closes as planned, it is
expected that "regular way" trading will commence on              , 2000 at
9:30 a.m. New York time.

   Some of the NDC stockholders who receive Global Payments shares may decide that they do not want shares in a company that provides our products and services, and may sell their Global Payments shares following the distribution. This may delay the development of an orderly trading market in the Global Payments shares for a period of time following the distribution. Until the Global Payments shares are fully distributed and an orderly market develops, the prices at which the Global Payments shares trade may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for Global Payments shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Global Payments shares, Global Payments' results of operations, investors' perception of Global Payments, its products and services, the amount of dividends that Global Payments pays, changes in economic conditions in our industry and general economic and market conditions.

   Following the distribution, NDC common stock will continue to be listed and traded on the New York Stock Exchange under the symbol "NDC." As a result of the distribution, the trading price of NDC common stock immediately following the distribution will likely be lower than the trading price of NDC common stock immediately prior to the distribution. Until the market has fully analyzed the operations of NDC without the operations of Global Payments, the prices at which NDC common stock trades may fluctuate significantly.

   Global Payments shares distributed to NDC stockholders will be freely transferable, except for Global Payments shares received by persons who may be deemed to be "affiliates" of Global Payments under the federal Securities Act of 1933. Persons who may be deemed to be affiliates of Global Payments after the distribution generally include individuals or entities that control, are controlled by, or are under common control with Global Payments and may include certain directors, officers and significant shareholders of Global Payments. Persons who are affiliates of Global Payments will be permitted to sell their Global Payments shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the brokerage sales provisions of Rule 144 thereunder. We estimate that persons who may be deemed to be affiliates of Global Payments immediately after the distribution will beneficially own approximately
               Global Payments shares, or less than     % of the outstanding
Global Payments shares. We estimate that persons who may be deemed to be affiliates of Global Payments immediately after the acquisition will
beneficially own approximately    Global Payments shares, or less than  % of
the outstanding Global Payments shares.

Certain Federal Income Tax Consequences

   The following is a summary of the material U.S. federal income tax consequences of the distribution. It is not intended to address the tax consequences for every NDC stockholder. In particular, this summary does not cover state, local or non-U.S. income and other tax consequences. Accordingly, stockholders are strongly encouraged to consult their individual tax advisors for information on the tax consequences applicable to their individual situations. In addition, stockholders residing outside of the United States are encouraged to seek tax advice regarding the tax implications of the distribution.

   NDC has received a tax ruling from the IRS stating in principle that, among other things, the distribution will qualify as a tax-free distribution under
Section 355 of the Internal Revenue Code. In accordance with this tax ruling:

  . No gain or loss will be recognized by NDC upon the distribution of Global Payments common stock to NDC's stockholders.

  . No gain or loss will be recognized by NDC's stockholders as a result of their receipt of Global Payments common stock in the distribution except to the extent that a stockholder receives cash in lieu of any fractional shares.

  . A NDC stockholder who receives cash as a result of the sale of a fractional share of Global Payments common stock by the distribution agent on behalf of such stockholder will be treated as having received the fractional share in the distribution and then having sold the fractional share. Accordingly, the stockholder will recognize gain or loss equal to the difference between the cash received and the amount of tax basis allocable (as described below) to the fractional share. Such gain or loss will be capital gain or loss if the fractional share would have been held by the stockholder as a capital asset.

  . A stockholder's tax basis in NDC common stock will be apportioned between NDC common stock and Global Payments common stock received in the distribution on the basis of the relative fair market values of the shares at the time of the distribution.

  . The holding period for capital gains purposes of Global Payments common stock received in the distribution will include the holding period of NDC common stock on which the distribution was made, provided that the stockholder holds the NDC common stock as a capital asset on the date of the distribution.

   A tax ruling relating to the qualification of a spin-off as a tax-free distribution within the meaning of Section 355 of the code generally is binding on the IRS. However, the continuing validity of a tax ruling is subject to certain factual representations and assumptions. Neither we nor NDC are aware of any facts or circumstances that would cause the representations and assumptions contained in the tax ruling request made by NDC to be untrue.

   If the distribution were not to qualify as a tax-free distribution, NDC would recognize taxable gain equal to the excess of the fair market value of the Global Payments common stock distributed to NDC's stockholders over NDC's tax basis in the Global Payments common stock. In addition, each NDC stockholder who receives Global Payments common stock in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of Global Payments common stock.

   Under Section 355(e) of the code, the distribution will be disqualified if one or more persons acquire directly or indirectly 50% or more of our or NDC's stock (measured by vote or value) as part of a plan or series of related transactions that is linked to the distribution under the rules of Section 355(e) of the code. Section 355(e) of the code also creates a rebuttable presumption that any acquisition that occurred two years before or after a
Section 355(a) distribution is part of such a plan unless it is established that the distribution and acquisition are not pursuant to a plan or series of related transactions. If the distribution qualified under Section 355 of the code but was disqualified under Section 355(e) of the code, NDC would recognize taxable gain but the distribution would remain generally tax-free to each NDC stockholder. For example, if there is an acquisition of Global Payments within two years after the distribution that, together with the distribution, is treated as pursuant to a single plan, NDC would recognize taxable gain but the distribution would generally remain tax-free to each NDC stockholder. We are not aware of any such transactions that would violate Section 355(e) of the code and, therefore, trigger a gain. In addition, we and NDC have made representations in the tax sharing agreement that no transactions will occur in violation of Section 355(e) of the code. No assurance can be given, however, that such transactions will not occur within the two year period following the distribution. In the event that such transactions do occur, the party violating the representations contained in the tax sharing agreement will indemnify the other for any resulting tax liability.

   The foregoing is only a summary of the material U.S. federal income tax consequences of the distribution under current law and is intended for general information only. Each NDC stockholder should consult his or her tax advisor as to the particular consequences of the distribution to such stockholder, including the application of state, local and non-U.S. tax laws, and as to possible changes in tax law that may affect the tax consequences described above.

                      REASONS FOR FURNISHING THIS DOCUMENT

   This information statement is being furnished solely to provide information to NDC stockholders who will receive Global Payments shares in the distribution. It is not an inducement or encouragement to buy or sell any securities of NDC or Global Payments.

                  RELATIONSHIP BETWEEN NDC AND GLOBAL PAYMENTS
                           FOLLOWING THE DISTRIBUTION

   For purposes of governing certain of the ongoing relationships between NDC and Global Payments after the distribution and to provide for an orderly transition to the status of two independent companies, we will enter into the agreements described in this section with NDC. These agreements were negotiated before the distribution, and thus were negotiated between affiliated parties. We anticipate that the terms of these agreements will equitably reflect the benefits and costs of our ongoing relationship with NDC.

   The forms of agreements summarized in this section are included as exhibits to the Registration Statement on Form 10 that we have filed with the Securities and Exchange Commission. See "Where You Can Obtain Additional Information" beginning on page 70.

Distribution Agreement

   We will enter into a distribution agreement with NDC which details among other things the principal corporate transactions required to effect the distribution and certain other agreements relating to the continuing relationship between us and NDC after the distribution.

   The distribution agreement provides that on or prior to the effective date of the distribution, NDC will have contributed to Global Payments all of the issued and outstanding capital stock of those subsidiaries conducting our business, and all assets, including intellectual property used in the conduct of NDC's electronic transaction processing and information systems and services business; and we will have issued to NDC that number of Global Payments shares equal to the amount of shares to be distributed in the distribution.

   The distribution agreement also provides generally that all assets and liabilities of Global Payments and the business of providing electronic transaction processing and information systems and services conducted by NDC prior to the distribution will be vested solely in Global Payments after the distribution. NDC will have no interest in the assets and business of Global Payments and will have no obligation with respect to the liabilities of the business after the distribution. Similarly, Global Payments and its subsidiaries will have no interest in the assets of NDC's other businesses and will have no obligation with respect to the liabilities of NDC's businesses after the distribution.

   Under the distribution agreement and effective as of the date of the distribution, we will assume, and will agree to indemnify NDC against, all liabilities, litigation and claims, including related insurance costs, arising out of our business, and NDC will retain, and will agree to indemnify us against, all liabilities, litigation and claims, including related insurance costs, arising out of NDC's businesses, excluding the NDC eCommerce business segment. An indemnified party may not recover from the other party if the liability is covered by proceeds received by the indemnified party from any third party insurance policy.

   The distribution agreement provides that the distribution will not occur until all of the following conditions are satisfied or waived by the NDC board of directors:

  .  A favorable tax ruling is received from the IRS;

  . The registration statement on Form 10, of which this information statement is a part, has been declared effective under the federal Securities Exchange Act;

  . The Global Payments board of directors named in this information statement has been elected and the Global Payments articles of incorporation and by-laws have been adopted and are in effect;

  . The Global Payments common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

  .  We have entered into an agreement establishing our new credit facility;

  .  We have performed our obligations under the distribution agreement; and

  . No order shall have been issued, or be in effect, by any court preventing consummation of the distribution.

   The tax ruling, the financing commitment, the effectiveness of the Form 10 and the approval for listing on the New York Stock Exchange of the Global Payments common stock have been received. Neither we nor NDC are aware of any material condition that has not been satisfied or will not be satisfied or waived in order to complete the distribution.

   Following the satisfaction or waiver of the conditions enumerated above, the distribution agreement provides that on or prior to the effectiveness of the distribution, NDC will deliver to the distribution agent a certificate or certificates representing all of the outstanding shares of Global Payments common stock. NDC will instruct the distribution agent to distribute those
shares on           , 2000 or as soon thereafter as
practicable in a proportion equal to 0.8 of a share of Global Payments common
stock for each share of NDC common stock outstanding as of          , 2000.

Tax Sharing and Indemnification Agreement

   We will enter a tax sharing and indemnification agreement with NDC that will govern the allocation between the companies of federal, state, local, and foreign tax liabilities and related tax matters, such as the preparation and filing of tax returns and tax contests, for the taxable periods before and after the distribution.

   The tax sharing agreement has the following provisions that concern events which might occur after the distribution that could have an adverse affect on the tax treatment of the distribution:

  . Each company will be responsible for, and will indemnify the other company from and against, any tax liability resulting from any action that may be inconsistent with the tax treatment of the contributions to capital and the distribution as contemplated in the IRS ruling request.

  . Each company will be responsible for, and will indemnify the other company from and against, any tax liability resulting from any breach of a factual statement or representation made by such indemnifying company to the IRS in connection with the IRS ruling request.

  . To maintain the tax-free treatment of the distribution, there are material limitations on transactions in which either company may be involved during the two year period following the distribution date. Specifically, during this two year period, a company may not engage in any of the following transactions unless they obtain (i) a private letter ruling from the IRS or an opinion from tax counsel providing that the transaction will not affect the tax-free treatment of the distribution and the preceding contributions of capital, and (ii) the consent of the other party to the tax sharing agreement:

    .  the liquidation or merger with another corporation,

    .  the issuance of more than 35% of the company's capital stock,

    . the redemption, purchase, or reacquisition of the company's own capital stock,

    . the disposition or sale, other than in the ordinary course of business, of more than 40% of the assets constituting the company's current trades or business being relied upon in the IRS ruling request,

    . the discontinuance of the active conduct of the company's current trades or businesses being relied upon in the IRS ruling request; or

    . any other transaction resulting in the direct or indirect acquisition of the indemnifying company's stock representing 50% or greater interest in such company within the meaning of Section 355(e) of the Internal Revenue Code.

   If a company enters into any of these transactions, without the required IRS private letter ruling or opinion from tax counsel, or without the other party's consent, such company will be responsible for, and will indemnify the other company from and against, any tax liability resulting from any such transaction.

   The Tax Sharing and Indemnification Agreement also contains the following technical provisions:

  . We will be responsible for the respective federal, state and foreign income tax liabilities attributable to any of Global Payments' subsidiaries relating to all taxable periods. Accordingly, we will indemnify NDC and its subsidiaries against any such tax liabilities attributable to any of our subsidiaries.

  . Similarly, NDC will be responsible for the respective federal, state and foreign income tax liabilities attributable to NDC or its subsidiaries relating to all taxable periods. Accordingly, NDC will indemnify us and our subsidiaries against any such tax liabilities attributable to any of NDC's remaining subsidiaries.

  . Any tax refund or tax benefit received by either company that is on account of or otherwise attributable to the other company will be paid by the receiving company to the other company.

  . Following the distribution, the company to which a tax return relates generally will be responsible for preparing and filing such return, with the other company providing the requisite information, assistance, and cooperation.

  . Each company generally will be responsible for handling, settling, and contesting any tax liability for which it is liable under the terms of the tax sharing agreement.

Employee Benefits Agreement

   We will enter into an employee benefits agreement with NDC concerning our employee benefits obligations in connection with the distribution. Under the agreement, we will assume certain liabilities for pension, welfare and other employee benefits with respect to our employees and agree to establish certain benefit plans for these individuals.

   The employee benefits agreement does not preclude us from discontinuing or changing such plans, or establishing any new plans, at any time after the distribution. In addition, the agreement represents an agreement between NDC and us and does not create or establish any contract with, or other right or interest of, any of our employees or those of NDC or any other party with respect to employee benefits.

 Retirement Plans

   Effective before or immediately after the distribution, we will establish our own qualified defined contribution plan under Section 401(k) of the Internal Revenue Code, and nonqualified supplemental executive retirement plan, which generally will be the same as NDC's respective plans as in effect at that time. In addition, NDC will transfer to the Global Payments defined benefit pension plan a proportionate share of assets allocable to the accrued benefits for our employees under the NDC defined benefit pension plan. NDC also will transfer to the Global Payments 401(k) plan assets equal to the account balances under the NDC 401(k) plan of our employees. We will recognize the service and compensation of our employees that was recognized previously by the NDC retirement plans.

   Effective as of the date of the distribution, our pilot supplemental executive retirement plan will assume and we will be solely responsible for the liabilities under the NDC supplemental executive retirement plan with respect to the applicable employees. NDC will have no liability after the effective date of the distribution for the accrued benefits of any Global Payments employee under the NDC supplemental executive retirement plan.

 Health and Welfare Plans

   As of the distribution, we will assume all liabilities and responsibilities for providing health and welfare benefits to our employees. Prior to the distribution, we understand that NDC will use its best efforts to have each insurance carrier that insures a NDC health or welfare plan issue a policy to us that is identical to the respective NDC policy.

 Stock and Incentive Compensation Plans

   In addition to the plans discussed above, we will establish certain nonqualified stock and incentive compensation plans and arrangements similar to those currently offered by NDC. These plans and arrangements include a long-term incentive plan providing for stock options and awards of restricted stock for employees and a stock option plan for non-employee directors. The treatment of awards or grants to our employees under

NDC's stock-based plans is described below. We further intend to establish an employee stock purchase plan under Section 423 of the code for our employees that will allow them to invest in our future growth by purchasing Global Payments stock at a discount to market prices.

 Stock Options

   Pursuant to the employee benefits agreement, each stock option for NDC common stock granted under any of NDC's stock option plans and outstanding as of the date of the distribution will be adjusted to reflect the distribution as described below.

   Each NDC option will be adjusted to reflect the effect of the distribution by multiplying the number of shares by a fraction:

  . the numerator of which is the fair market value of one share of NDC common stock immediately before giving effect to the distribution, determined by reference to the closing price of the NDC common stock trading "regular way" as reported on the New York Stock Exchange on the day prior to the "ex-dividend" date, and

  . the denominator of which is the fair market value of one share of NDC common stock immediately after giving effect to the distribution, determined by reference to the opening price of the NDC common stock trading "regular way" as reported on the New York Stock Exchange on the "ex-dividend" date.

   The result will be rounded down to the nearest whole share. Similarly, the exercise price of the NDC option will be divided by the same fraction and rounded up to the nearest cent. Each adjusted NDC option will otherwise have the same terms and conditions as were applicable to the NDC option as of the close of the distribution.

   For purposes of the option plans, each of our employees will be treated as if their employment had been terminated by NDC as of the date of the distribution. Any NDC option held by a Global Payments employee will be replaced with an option to acquire Global Payments common stock. Each replacement Global Payments stock option will have an aggregate intrinsic value equal to or less than the aggregate intrinsic value of the forfeited NDC option. Each replacement Global Payments option will have the same vesting and terms as the forfeited NDC option it replaces, except that:

  . the Global Payments option will be exercisable for the largest number of whole shares of Global Payments common stock determined by multiplying the number of shares of NDC common stock underlying the forfeited NDC option by a fraction:

    . the numerator of which is the fair market value of one share of NDC common stock immediately before giving effect to the distribution, determined by reference to the closing price of the NDC common stock trading "regular way" as reported on the New York Stock Exchange on the day prior to the "ex-dividend" date, and

    . the denominator of which is the fair market value of one share of Global Payments common stock immediately after giving effect to the distribution, determined by reference to the opening price of the Global Payments common stock trading "regular way" as reported on the New York Stock Exchange on the "ex-dividend" date; and

  . the exercise price for the Global Payments option will equal the amount obtained by dividing the exercise price of the forfeited NDC option by the same fraction, and rounding up to the nearest cent.

   Because Mr. Yellowlees will have continuing responsibilities with Global Payments after the distribution as the Chairman of our Board of Directors, his NDC options (other than those that will expire shortly after the distribution, which will be adjusted as provided above) will be split into options to acquire Global Payments common stock and NDC common stock. His NDC options will be adjusted by dividing the exercise price by a fraction:

  . the numerator of which is the fair market value of one share of NDC common stock immediately before giving effect to the distribution, determined by reference to the closing price of the NDC common stock trading "regular way" as reported on the New York Stock Exchange on the day prior to the "ex-dividend" date, and

  . the denominator of which is the fair market value of one share of NDC common stock immediately after giving effect to the distribution, determined by reference to the opening price of the NDC common stock trading "regular way" as reported on the New York Stock Exchange on the "ex-dividend" date and rounding up to the nearest cent. All other terms of his NDC options, including the number of NDC shares underlying the option, and time for vesting and exercise, will remain unchanged.

   In addition, for each NDC option held by Mr. Yellowlees at the close of the distribution (other than his NDC options that will expire shortly after the distribution), Global Payments will grant to him an option to acquire the largest number of whole shares of Global Payments common stock determined by multiplying the number of option shares underlying his NDC option by the number of shares of Global Payments common stock to be distributed for each one share of NDC common stock in the distribution. The exercise price of such Global Payments option will be determined by dividing the pre-adjustment exercise price of his NDC option by a fraction:

  . the numerator of which is the fair market value of one share of NDC common stock immediately before giving effect to the distribution, determined by reference to the closing price of the NDC common stock trading "regular way" as reported on the New York Stock Exchange on the day prior to the "ex-dividend" date, and

  . the denominator of which is the fair market value of one share of Global Payments common stock immediately after giving effect to the distribution, determined by reference to the opening price of the Global Payments common stock trading "regular way" as reported on the New York Stock Exchange on the "ex-dividend" date, and rounding up to the nearest cent.

   All other terms of his Global Payments options, including the time for vesting and exercise, will be the same as in his adjusted NDC options. The aggregate intrinsic value of Mr. Yellowlees' Global Payments options and NDC options immediately after giving effect to the distribution will not be greater than the aggregate intrinsic value of his NDC options immediately before giving effect to the distribution.

 Restricted Stock Awards

   Restricted stock awards held by NDC employees at the date of the distribution will not be affected by the distribution, except that the holders thereof will receive a distribution of Global Payments common stock as part of the distribution. Such shares of Global Payments common stock will bear the same restrictions and risks of forfeiture as apply to the shares of restricted NDC common stock as to which they were distributed.

   For purposes of the restricted stock awards, each Global Payments employee will be treated as if their employment had been terminated by NDC as of the date of the distribution. Any NDC restricted stock award held by a Global Payments employee will be replaced with a Global Payments restricted stock award. Such replacement award will consist of the largest whole number of shares of Global Payments common stock determined by dividing the fair market value of the forfeited NDC restricted stock award immediately before giving effect to the distribution by the fair market value of one share of Global Payments common stock immediately after giving effect to the distribution, determined by reference to the opening price of the Global Payments common stock trading "regular way" as reported on the New York Stock Exchange on the "ex-dividend" date. Such replacement Global Payments restricted stock awards will have the same restrictions, terms and conditions (including the remaining vesting periods) as were applicable to the corresponding forfeited NDC restricted stock awards, except that references to employment will refer to employment by us or our affiliates rather than by NDC or its affiliates. NDC will use reasonable efforts to cancel any certificates in such Global Payments employees' names with respect to restricted shares of NDC common stock.

 Employee Stock Purchase Plan

   Effective as of the date of the distribution we will establish an employee stock purchase plan for the benefit of our employees that is substantially similar to NDC's current plan.

Real Estate Agreements

 Headquarters Lease Agreement

   We will enter into a lease agreement with NDC for approximately 85,000 rentable square feet of space owned by NDC in Building I of National Data Plaza. The term of the lease will be for three years, at fair market rental rates. We will also have the non-exclusive right to use the cafeteria, as well as the conference rooms on the first floor of Building II. The lease will be a full service lease, with NDC responsible for performance of all maintenance and repair as well as payment of all utility costs and real property taxes associated with Building I. NDC will provide us with an allowance to be applied toward the cost of re-modeling work as well as additional work required by us and approved by NDC.

 Additional Office Space (Subleases and Assignments)

   We will enter into a sub-lease agreement with NDC for a portion of NDC's existing office space located in San Diego, California. NDC will also enter into a sub-lease with us for a portion of our existing office space in St. Louis, Missouri. Both of these sub-lease agreements will be "pass through" sub-leases with the applicable sub-lessee assuming the obligations of the existing lease (as in effect on the date of the distribution) with respect to the sub-leased space. In addition, we will be taking an assignment of several other NDC office space leases around the country.

Intercompany Systems / Network Services Agreement

   The Services. We will enter into an exclusive intercompany services agreement with NDC for telecommunications services, and transaction processing services and support.

   As part of the telecommunications services under the agreement, we will continue to receive telecommunications service from the carriers that will continue to provide telecommunication services to NDC. In addition, NDC will supply us with the necessary engineering, procurement, operations and administrative services.

   The transaction processing services include facilities, operations, and technical support for transaction processing and file transfer services.

   NDC intends to segregate and split our local area network and wide area network support and engineering, email support, customer service system support, financial systems support and personal computer and printer support functions to us prior to the distribution. In the event that there are some of these functions that have not been transferred at the time of the distribution, then NDC will continue to support these functions for a period not to exceed twelve months (24 months in the case of human resources and payroll systems).

   Allocation of Costs. We will be charged for our use of the services based on an allocation of costs. Where technology and services are shared by NDC and us, we will pay a percentage of NDC's overall costs based on our share of the aggregate costs. Where services are provided by NDC to us exclusively, rather than being shared, we will pay NDC the direct cost of the services. Other services will be charged to us based on NDC's actual manpower costs to provide the services, including all costs directly associated with such manpower.

   Our allocation of costs will be calculated at the beginning of each fiscal year, based on the projected use of shared technology services. We will estimate our need for services monthly on a 12 month rolling forecast basis, based on which NDC will make commitments of personnel, equipment and other costs. Actual costs allocated to us will be based on actual costs expended by NDC to provide our technology needs. In the case of telecommunications services, where services are provided exclusively to us as identified by the carrier in its billing to NDC, we will pay those specific charges; otherwise, costs will be allocated based on proportionate usage. If our actual use of services is less than projected, our cost will decrease as long as NDC is not subject to third party contract minimums.

   Acknowledgement of certain principles relating to shared systems. In the agreement, we acknowledge certain principles relating to the fact that the services NDC will provide will utilize shared systems:

  . the computing services will be provided to us by NDC using the same integrated and networked system that provides similar services to NDC;

  . the telecommunications services will be managed and supervised as part of similar services obtained for NDC's business using the same integrated and networked system;

  . the costs to both parties to obtain telecommunications services will likely increase if the parties are unable to take advantage of their combined volume needs;

  . the parties are sharing systems, and diminution of quality, or performance will impact both parties equally; and

  .  NDC is not providing the services to make a profit.

   Term of the Agreement. The initial term of the agreement is three years, with an option to renew for up to two additional years. If, with our consent, NDC enters into new contracts for telecommunications services or renews an existing contract for such services in order to provide telecommunications services to us, and that contract expires after the term of our agreement with NDC, then our agreement will be extended until NDC's new telecommunication contract expires for the sole purpose of obtaining service pursuant to those contracts. The contract will also be extended for up to 12 months if we ask for termination assistance services that extend beyond the contract term.

   Termination for Convenience. We can terminate the entire services agreement for convenience by giving NDC at least one year's advance notice and paying the termination fee. The termination fee will include all costs incurred or to be incurred by NDC as a result of the termination, including the balance of software license or maintenance agreements, the book value or remaining lease balance of any facility installations installed for us, the impact of NDC's inability to meet telecommunications contract minimums, and one-half of any other costs reasonably incurred by NDC that are directly related to splitting or transferring hardware or software to us.

   Service Levels. We have agreed with NDC on a procedures manual that sets out applicable service levels and the remedies we have if such service levels are not met. If a service level for a particular service is not set forth in the procedures manual, and we request that one be established, NDC, with our assistance, will assess the historical service levels for the 12 months prior to the effective date and will propose a service level. If accepted, it will be added to the procedures manual. The parties intend that services will be provided at a level not less than the service levels immediately prior to the distribution.

   Jointly Owned Software. NDC has internally developed certain software, some of which supported NDC's business and our business. The shared software will be jointly owned by NDC and us, but each party's use of it will be subject to certain restrictions. NDC will not be permitted to use the shared software to operate any business substantially similar to our ecommerce business (except to perform the services for us). We will not be permitted to use the shared software to operate any business substantially similar to the health care information services business of NDC. Neither of us may sell nor license the shared software to any third party without the consent of the other party.

Transaction Processing Agreement

   We will enter into a transaction processing agreement with NDC for a transition period pursuant to which we will provide NDC with claims processing for transactions that are not time sensitive, printing services, backup tapes, system backup and offsite storage services, that are currently performed on systems that we own. The services will be provided to NDC based on an allocation of costs. The term of the agreement begins on the date of the distribution and ends on May 31, 2001, unless extended in accordance with its terms.

Transition Support Agreement

   We will enter into a transition support agreement with NDC prior to the date of distribution under which, in exchange for the fees specified in such agreement, NDC will agree to continue to provide tax return preparation, stock option administration services, lease negotiation and administration services, and certain other administrative services, and we will agree to provide certain administrative services to NDC and the use of space in one of our offices. The transition support agreement will provide that each of Global Payments and NDC will undertake to provide the same degree of care and diligence as each of us use in providing these services to our businesses and subsidiaries. Provision of services under the transition support agreement will terminate no later than three years following the effective date of the distribution.

                                 CAPITALIZATION

   The following table sets forth our historical and pro forma combined debt and capitalization at August 31, 2000. This data should be read in conjunction with our historical combined balance sheet and the notes thereto, appearing elsewhere in this information statement. The pro forma information set forth below gives effect to the distribution as if it had occurred on August 31, 2000 and the pro forma, as adjusted, gives effect to the distribution as if it had occurred on August 31, 2000 and the acquisition of CIBC's merchant acquiring business as if it had occurred on August 31, 2000. This information may not necessarily reflect the debt and capitalization of Global Payments in the future or as it would have been had we been a separate, independent company at August 31, 2000 or had the distribution and the acquisition actually been effected on such date.

   Based upon the relative financial conditions, results of operations and prospects of NDC and Global Payments, NDC determined that $96.1 million would be an appropriate allocation to Global Payments of the existing NDC debt at May 31, 2000. For the three months ended August 31, 2000 Global Payments made net repayments of $21.1 million, thereby reducing this $96.1 million due to NDC to $75.0 million as of August 31, 2000. Accordingly Global Payments will make a net cash payment to NDC at the time of the distribution equal to $75.0 million adjusted for the net cash contributions of eCommerce operations between September 1 and the actual date of the distribution. This will be the only cash paid to NDC, except for final adjustments according to the distribution agreement. We have a commitment for a $110 million revolving line of credit. It will fund the cash due to NDC to reflect our share of NDC's pre-distribution debt used to establish our initial capitalization. This line of credit will also be used to meet our working capital and acquisition needs after the distribution. Consistent with the allocation of NDC debt at May 31, 2000, NDC utilized a rollback approach to allocate the anticipated portion of the NDC consolidated groups debt for all historical periods. This treatment records the current proposed debt allocation percentage for all historical periods.

                                                     August 31, 2000
                                          --------------------------------------
                                                                    Pro Forma
                                          Historical Pro Forma(1) As Adjusted(2)
                                          ---------- ------------ --------------
                                             (In thousands except share data)
   Due to NDC...........................   $ 75,014         --            --
   Line of credit.......................        --     $ 75,014      $ 75,014
   Long-term debt, excluding current
    portion.............................        --          --            --

   Shareholder's Equity:
    NDC equity investment...............    133,004         --            --
    Preferred stock, no par value,
     5,000,000 authorized, none issued..        --          --            --
    Common stock, no par value,
     200,000,000 shares authorized, none
     issued and outstanding (Historical)
     and 26,279,708 issued and
     outstanding (Pro Forma(1))
     35,633,502 issued and outstanding
     (Pro Forma, as adjusted(2))........        --          --            --
    Paid in capital.....................        --      133,004       269,850
    Cumulative translation adjustment...       (314)       (314)         (314)
                                           --------    --------      --------
   Total Shareholder's Equity...........    132,690     132,690       269,536
                                           --------    --------      --------
   Total Capitalization.................   $207,704    $207,704      $344,550
                                           ========    ========      ========

--------
(1) Pro forma combined debt and capitalization at August 31, 2000 presents the financial condition of Global Payments as if the distribution had occurred on August 31, 2000 with adjustments made for the repayment of the amount due to NDC with proceeds from a new bank line of credit and reclassification of the NDC equity investment to paid in capital.
(2) Pro forma, as adjusted, combined debt and capitalization at August 31, 2000, presents the financial condition of Global Payments as if the distribution and the acquisition of CIBC's merchant acquiring business had occurred on August 31, 2000, with adjustments made for the repayment of the amount due to NDC with proceeds from a new bank line of credit, reclassification of the NDC equity investment to paid in capital and the issuance of common shares in connection with the acquisition as an increase to paid in capital.

                                DIVIDEND POLICY

   Our dividend policy will be set by our Board of Directors after the effective date of the distribution. The declaration and payment of dividends is at the discretion of our Board of Directors and will be subject to our financial results and the availability of surplus funds to pay dividends. Georgia law prohibits us from paying dividends or otherwise distributing funds to our shareholders, except out of legally available funds. No such distribution may be made if as a result the company would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

   The amount of any quarterly cash dividends will depend on a number of factors, including our financial condition, capital requirements, results of operations, future business prospects and other factors our Board may deem relevant, including restrictions on our ability to declare and pay dividends and distributions on the Global Payments shares. We may, but cannot assure you, that we will pay cash dividends on our stock in the future. We also cannot assure you that such dividends, if commenced, will be at a rate equivalent to that currently paid by NDC or that such dividends will not be increased, decreased or terminated.

                            SELECTED FINANCIAL DATA

   The selected historical combined financial data of Global Payments set forth below should be read in conjunction with our combined financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement. The income statement data for each of the three fiscal years ended May 31, 2000 and the balance sheet data as of May 31, 2000 and 1999 are derived from the audited combined financial statements included elsewhere in this information statement. The income statement data for the three months ended August 31, 2000 and 1999 and the years ended May 31, 1997 and 1996 and the balance sheet data as of August 31, 2000 and 1999 and May 31, 1998, 1997 and 1996 are derived from the unaudited combined financial statements that have been prepared by management.

   We were formed in September, 2000 for the purpose of taking title to the stock of the NDC subsidiaries operating as its eCommerce business. We do not have a recent operating history as an independent company. Our historical combined financial statements contained in this document reflect periods during which neither we nor any of our subsidiaries operated as an independent company, and certain assumptions were made in preparing such financial statements.

   The financial information we have included in this information statement reflects the historical results of operations and cash flows of Global Payments with adjustments made for corporate services provided to us by NDC and interest expense and related debt based on the current proposed debt allocation percentage. Operating costs and expenses reflect direct charges of the eCommerce business together with certain allocations by NDC for corporate services, communication and other shared services that have been charged to our company based on usage or other methodologies appropriate for such expenses. In the opinion of management, these allocations have been made on a reasonable basis and approximate all the material incremental costs we would have incurred had we been operating on a stand-alone basis, except for the pro forma adjustments relating to the distribution included elsewhere in this information statement.

                                             Selected Financial Data
                         ----------------------------------------------------------------------
                         Three Months Ended
                             August 31,                     Year Ended May 31,
                         --------------------  ------------------------------------------------
                           2000       1999       2000      1999      1998      1997      1996
                         ---------  ---------  --------  --------  --------  --------  --------
                                       (In thousands except per share data)
Revenue................. $  87,191  $  89,828  $340,033  $330,051  $291,547  $257,679  $180,924
Operating expenses:
 Cost of service........    45,881     46,022   181,479   169,805   153,518   142,479    95,588
 Sales, general and
  administrative........    24,728     23,267    95,342    83,571    80,055    75,622    61,315
                         ---------  ---------  --------  --------  --------  --------  --------

Operating income........    16,582     20,539    63,212    76,675    57,974    39,578    24,021
Other income (expense),
 net....................    (2,518)    (2,321)   (9,440)  (10,074)   (7,366)   (3,134)    2,261
                         ---------  ---------  --------  --------  --------  --------  --------

Earnings before income
 taxes..................    14,064     18,218    53,772    66,601    50,608    36,444    26,282
Provision for income
 taxes..................     5,415      7,014    20,725    25,265    19,531    13,811     8,715
                         ---------  ---------  --------  --------  --------  --------  --------

Net income.............. $   8,649  $  11,204  $ 33,047  $ 41,336  $ 31,077  $ 22,633  $ 17,567
                         =========  =========  ========  ========  ========  ========  ========

Basic earnings per
 share(1)............... $    0.33  $    0.41  $   1.24  $   1.53  $   1.21  $   0.93  $   0.73

Total assets............ $ 285,850  $ 298,706  $287,946  $289,667  $276,753  $260,134  $249,292

Due to NDC.............. $  75,014  $  89,875  $ 96,125  $ 89,375  $109,375  $ 71,875  $ 15,000

Long-term obligations... $   6,506  $   8,882  $  7,232  $ 15,774  $  6,616  $  5,067  $  7,876

Total shareholder's
 equity................. $ 132,690  $ 106,062  $120,885  $108,013  $ 84,896  $104,044  $168,861

--------
(1) Using the distribution ratio of 0.8 of a share of Global Payments common stock for each share of NDC common stock held. Weighted average shares outstanding is computed by applying the distribution ratio to the historical NDC weighted average shares outstanding for all periods presented.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with "Selected Financial Data," and the other financial information appearing elsewhere in this information statement. Except for the historical information contained herein, the discussions in this document contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors" beginning on page 8, as well as those discussed elsewhere in this information statement.

General

   We are one of the largest independent electronic transaction processing service providers in the world. We provide a wide range of end-to-end electronic commerce solutions to merchants, corporations, financial institutions and government agencies. We market our products and services through a variety of distinct sales channels including a sizable, dedicated direct sales force, independent sales organizations, independent sales representatives, an internal telesales group, alliance bank relationships and financial institutions. We have a high percentage of recurring revenues and process over 1.6 billion transactions per year servicing more than 775,000 merchant locations.

Components of Income Statement

   We derive our revenues from three primary sources: (i) charges based on volumes and fees for merchant services; (ii) charges based on transaction quantity; and (iii) equipment sales, leases and service fees. Revenues generated by these areas depend upon a number of factors, such as demand for and price of our services, the technological competitiveness of our product line, our reputation for providing timely and reliable service, competition within our industry, and general economic conditions.

   Cost of service consists primarily of the cost of network telecommunications capability, transaction processing systems, personnel to develop and maintain applications and operate computer networks and to provide customer support, and depreciation and occupancy costs associated with the facilities performing these functions. Sales, general and administrative expenses consist primarily of salaries, wages and related expenses paid to sales, non-revenue customer support functions and administrative employees and management, commissions to independent contractors, advertising costs, other selling expenses, employee training costs and occupancy of leased space directly related to these functions.

   Other income and expense consists of minority interest in earnings expense, interest expense and other miscellaneous items of income and expense.

   Our earnings before interest, taxes, depreciation and amortization, or EBITDA, is defined as operating income plus depreciation and amortization. This statistic and its results as a percentage of revenue may not be comparable to similarly titled measures reported by other companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and is not presented as a substitute for net income or cash flow from operating, investing or financing activities determined in accordance with generally accepted accounting principles. However, we believe this statistic is a relevant measurement and provides a comparable cash earnings measure, excluding the impact of the amortization of acquired intangibles and potential timing differences associated with capital expenditures and the related depreciation charges.

Impact of Impending Acquisition

   On November 9, 2000, we entered into an asset purchase agreement with CIBC to purchase substantially all of the assets of their merchant acquiring business. The assets comprise the business of accepting, processing and settling credit and debit card transaction records for merchants.

   The revenues of the business are generated by the merchant locations, which are marketed through a combination of a direct sales force, referrals from CIBC's approximate 1,200 bank branch locations comprising CIBC's branch network and an independent sales organization.

   On a proforma basis, this acquisition is expected to add approximately $91 million to revenues and $24 million to operating income annually. The acquisition is expected to be accretive to our basic earnings per share, and we believe, assuming operating synergies can be achieved, the acquisition will continue to be accretive in the forseeable future.

   We believe the cash flows from operations of the acquisition on a stand-alone basis will be sufficient to meet the needs of our operations, except for short-term borrowing needs under the CIBC credit facility explained in greater detail below. There are no other material capital commitments expected with respect to this acquisition.

Results Of Operations

 First Quarter Ended August 31, 2000 Compared to First Quarter Ended August 31, 1999

   The following table provides comparisons of our results of operations for the first quarter ended August 31, 2000 and 1999, respectively:

                                 Three Months Ended August 31,
                          -------------------------------------------
                                  2000                  1999
                          --------------------- --------------------- 2000 vs.
                                         % of                  % of     1999
                             Actual     Revenue    Actual     Revenue  Change
                          ------------- ------- ------------- ------- --------
                          (in millions)         (in millions)
Revenue..................     $87.2                 $89.8                (3)%
Operating expenses:
 Cost of service.........      45.9        53 %      46.0        51 %    -- %
 Sales, general and
  administrative.........      24.7        28 %      23.3        26 %     6 %
                              -----       ---       -----       ---     ---

Operating income.........      16.6        19 %      20.5        23 %   (19)%

Other income (expense)...      (2.5)       (3)%      (2.3)       (3)%    (9)%
                              -----       ---       -----       ---     ---

Earnings before income
 taxes...................     $14.1        16 %     $18.2        20 %   (23)%
                              =====       ===       =====       ===     ===

Depreciation and
 Amortization............     $ 5.0         6 %     $ 5.1         6 %    (2)%

EBITDA...................     $21.6        25 %     $25.6        29 %   (16)%

Net cash provided by
 operating activities....      17.3        20 %      21.5        24 %   (20)%
Net cash used in
 investing activities....      (2.0)       (2)%      (1.9)       (2)%     5 %
Net cash used in
 financing activities....     (16.8)      (19)%     (18.9)      (21)%   (11)%

   Our revenue decrease of $2.6 million or 3% in the first quarter ended August 31, 2000 reflects volume growth in merchant acquiring card processing services offset by declines in other merchant services product offerings and funds transfer offerings compared to the prior year's first quarter. We expect this decline to continue in the next quarter primarily due to the recent divesture of product offerings in merchant services and funds transfer.

   Cost of service decreased $0.1 million the first quarter ended August 31, 2000 from the prior year's first quarter. As a percentage of revenue, cost of service increased to 53% in the first quarter ended August 31, 2000 compared to 51% in the prior year's first quarter. These increases are primarily due to a change in the product and service revenue mix to a higher cost service coupled with investments in infrastructure. These investments may continue in the next quarter.

   Sales, general and administrative expenses increased $1.4 million or 6% in the first quarter ended August 31, 2000 from the prior year's first quarter. As a percentage of revenue, these expenses increased to 28% for the first quarter ended August 31, 2000 compared to 26% in the prior year's first quarter. These increases are primarily due to investments in distribution channel expansion, sales staffing and programs, and management and related corporate costs in anticipation of becoming a separate public entity.

   Operating income decreased $3.9 million or 19% to $16.6 million in the first quarter ended August 31, 2000 from $20.5 million in the prior year's first quarter. As a percentage of revenue, our operating income margin decreased to 19% in the first quarter ended August 31, 2000 from 23% in the prior year's first quarter. This decline is due primarily to the factors described above.

   EBITDA for the first quarter ended August 31, 2000 was $21.6 million compared to $25.6 million in the prior year's first quarter. Earnings before income taxes were $14.1 million in the first quarter ended August 31, 2000 compared to $18.2 million in the prior year's first quarter.

   Total other expense increased $0.2 million for the first quarter ended August 31, 2000 compared to the prior year's first quarter. This increase was primarily the result of increased minority interest expense due to improved partnership earnings and an increase in MasterCard's earnings participation percentage.

 Fiscal Year Ended May 31, 2000 Compared to Fiscal Year Ended May 31, 1999

   The following table provides comparisons of our results of operations for fiscal years 2000 and 1999:

                                     2000                  1999
                             --------------------- --------------------- 2000 vs.
                                            % of                  % of     1999
                                Actual     Revenue    Actual     Revenue  Change
                             ------------- ------- ------------- ------- --------
                             (in millions)         (in millions)
   Revenue.................     $340.0                $330.1                 3 %
   Operating expenses:
    Cost of service........      181.5        53 %     169.8        52 %     7 %
    Sales, general and
     administrative........       95.3        28 %      83.6        25 %    14 %
                                ------       ---      ------       ---     ---

   Operating income........       63.2        19 %      76.7        23 %   (18)%

   Other income (expense)..       (9.4)       (3)%     (10.1)       (3)%    (7)%
                                ------       ---      ------       ---     ---

   Earnings before income
    taxes..................     $ 53.8        16 %    $ 66.6        20 %   (19)%
                                ======       ===      ======       ===     ===

   Depreciation and
    Amortization...........     $ 20.0         6 %    $ 19.9         6 %    -- %

   EBITDA..................     $ 83.2        24 %    $ 96.6        29 %   (14)%

   Net cash provided by
    operating activities...       41.3        12 %      60.5        18 %   (32)%
   Net cash used in
    investing activities...      (11.0)       (3)%     (14.0)       (4)%   (21)%
   Net cash used in
    financing activities...      (28.9)       (9)%     (46.2)      (14)%   (37)%

   Our revenue increase of $9.9 million or 3% in fiscal 2000 reflects 4% growth in revenue from merchant services product offerings partially offset by a 4% decline in revenues from funds transfer product offerings compared to the prior year. We expect this decline in funds transfer revenue to continue in fiscal 2001, primarily due to a recent divestiture of a product offering. The growth in merchant services revenue is due primarily to the addition of new merchant relationships coupled with increased usage of credit cards, debit cards and checks from existing customers.

   Cost of service increased $11.7 million or 7% in fiscal 2000 from the prior year. As a percentage of revenue, cost of service increased to 53% in fiscal 2000 compared to 52% in the prior year. These increases are primarily due to a change in the product and service revenue mix to a higher cost service coupled with investments in infrastructure. These investments may continue in fiscal 2001.

   Sales, general and administrative expenses increased $11.7 million or 14% in fiscal 2000 from the prior year. As a percentage of revenue, these expenses increased to 28% for fiscal 2000 compared to 25% in the prior year. These increases are primarily due to investments in distribution channel expansion, sales staffing and programs, customer service improvements, product development activities, and management and related corporate costs in anticipation of becoming a separate public entity. We anticipate increased expenses for the next fiscal year as a result of operating as a stand-alone company.

   Operating income decreased $13.5 million or 18% to $63.2 million in fiscal 2000 from $76.7 million in the prior year. As a percentage of revenue, our operating income margin decreased to 19% in fiscal 2000 from 23% in the prior year. This decline is due primarily to the factors described above.

   EBITDA for fiscal 2000 was $83.2 million compared to $96.6 million in the prior year. Earnings before income taxes were $53.8 million in fiscal 2000 compared to $66.6 million in the prior year.

   Total other expense decreased $0.7 million for fiscal 2000 compared to the prior year. This decrease was primarily the result of decreased interest expense due to the retirement of the $6.0 million note related to a prior acquisition.

 Fiscal Year Ended May 31, 1999 Compared to Fiscal Year Ended May 31, 1998

   The following table provides comparisons of our results of operations for fiscal years 1999 and 1998:

                                     1999                  1998
                             --------------------- --------------------- 1999 vs.
                                            % of                  % of     1998
                                Actual     Revenue    Actual     Revenue  Change
                             ------------- ------- ------------- ------- --------
                             (in millions)         (in millions)
   Revenue.................     $330.1                $291.5                13 %
   Operating expenses:
    Cost of service........      169.8        52 %     153.5        53 %    11 %
    Sales, general and
     administrative........       83.6        25 %      80.0        27 %     5 %
                                ------       ---      ------       ---     ---

   Operating income........       76.7        23 %      58.0        20 %    32 %

   Other income (expense)..      (10.1)       (3)%      (7.4)       (3)%    36 %
                                ------       ---      ------       ---     ---

   Earnings before income
    taxes..................     $ 66.6        20 %    $ 50.6        17 %    32 %
                                ======       ===      ======       ===     ===

   Depreciation and
    Amortization...........     $ 19.9         6 %    $ 18.4         6 %     8 %

   EBITDA..................     $ 96.6        29 %    $ 76.4        26 %    26 %

   Net cash provided by
    operating activities...       60.5        18 %      45.8        16 %    32 %
   Net cash used in
    investing activities...      (14.0)       (4)%     (25.6)       (9)%   (45)%
   Net cash used in
    financing activities...      (46.2)      (14)%     (21.4)       (7)%   116 %

   The revenue increase of $38.6 million or 13% in fiscal 1999 primarily reflects the full year impact of the CheckRite acquisition, growth of programs directed at vertical industry offerings, and growth within the existing customer base. This growth was reflected in an increase in the volumes of merchant sales and transactions processed due to a larger customer base and increased consumer usage of credit cards, debit cards and checks.

   Cost of service increased $16.3 million or 11% in fiscal 1999 from the prior year. The increase was primarily due to higher operating costs associated with increased transaction growth. Total cost of service, as a percentage of revenue, was 52% in fiscal 1999 compared to 53% in the prior year.

   Sales, general and administrative expenses increased $3.6 million or 5% in fiscal 1999 from the prior year due primarily to costs related to the integration of the CheckRite acquisition offset by lower corporate allocated expenses.

   Operating income increased $18.7 million or 32% to $76.7 million in fiscal 1999 from $58.0 million in the prior year. As a percentage of revenue, the Company's operating income margin increased to 23% in fiscal 1999 from 20% in the prior year. These increases are primarily due to the factors described above.

   EBITDA for fiscal 1999 was $96.6 million compared to $76.4 million in the prior year. Earnings before income taxes in fiscal 1999 grew by 32% to $66.6 million from $50.6 million in the prior year.

   Total other expense increased $2.7 million for fiscal 1999 compared to the prior year. This increase was primarily the result of higher interest expense due to increased utilization of capital leases as a financing option for capital expenditures.

Liquidity and Capital Resources

   Net cash provided by operating activities decreased 20% to $17.3 million for the first quarter ended August 31, 2000 from $21.5 million for the prior year's first quarter driven primarily by the decrease in earnings. Net cash used in investing activities was $2.0 million for the first quarter ended August 31, 2000 compared to $1.9 million in the prior year's first quarter. Net cash used in financing activities decreased 11% to $16.8 million for the first quarter ended August 31, 2000 from $18.9 million in the prior year's first quarter.

   Cash flow generated from operations provides us with a significant source of liquidity to meet our needs. At May 31, 2000, we had cash and cash equivalents totaling $2.8 million. Net cash provided by operating activities decreased 32% to $41.3 million for fiscal 2000 from $60.5 million for the prior year. This difference is driven primarily by the decrease in earnings, changes in deferred income taxes and changes in net merchant processing funds partially offset by changes in income taxes and reduced accounts receivable. The changes in net merchant processing funds reflect fluctuations in the timing of credit card settlement and funding of merchants and may vary from month to month. In addition to timing and cutoff, the balance is also influenced by volume growth and interchange rates. The change in income taxes was due to reduced taxable income and timing of estimated payments. The reductions in accounts receivables resulted from improved collections.

   Net cash used in investing activities was $11.0 million for fiscal 2000 compared to $14.0 million for the prior year. This is primarily due to a 1999 system development project that was completed in early 2000.

   Net cash used in financing activities decreased to $28.9 million for fiscal 2000 from $46.2 million in the prior year. The net effect of the payments and borrowings due to NDC is $6.8 million in borrowings for fiscal 2000 compared to a $20.0 million payment for the prior year. Principal payments under capital lease arrangements and other long term debt increased to $9.5 million for fiscal 2000 from $3.6 million in the prior year due primarily to the retirement of a $6.0 million note payable related to a prior acquisition.

   We believe that our current level of cash and borrowing capacity under our committed line of credit described below, along with future cash flows from operations, are sufficient to meet the needs of our existing operations and planned requirements for the foreseeable future. As detailed in Footnote 14 to the Combined Financial Statements, we had $27.2 million in lease commitments as of May 31, 2000. We currently have no other material capital commitments or planned expansions. Over the next two to three years, we may develop our own hardware and software facilities for the transaction processing, cash management, file transfer and related communications functions in an effort to improve productivity and reduce cost of services. If undertaken, this development would increase our capital expenditures above historical levels over the next two to three years. In addition, if we close the acquisition of CIBC's merchant acquiring business, we will begin the planning and development process which will allow us to assume the processing services CIBC will initially provide to the Canadian merchants under a transition arrangement. This development effort will also increase our capital expenditures above historical levels over the next two years. We regularly evaluate cash requirements for current operations, commitments, development activities and acquisitions. We may elect to raise additional funds for these purposes, either through the issuance of debt or equity or otherwise, as appropriate.

Credit Facilities

   Our short-term and long-term liquidity needs depend upon our level of net income, accounts receivable, accounts payable and accrued expenses. We have a commitment for a $110 million revolving line of credit. It will fund the cash due to NDC to reflect our share of NDC's pre-distribution debt used to establish our initial capitalization. This line of credit will also be used to meet our working capital and acquisition needs after the distribution. This line has a variable interest rate based on market rates and customary origination-related fees and expenses. The credit agreement will contain certain financial and non-financial covenants customary for financings of this nature. The facility will have a three year term.

   With our agreement to acquire certain assets of the CIBC merchant acquiring business, we have entered into related agreements to operate the business, including a credit facility. Canadian merchant acquiring businesses typically advance payment to merchants for credit card transactions before receiving the interchange reimbursement from the card issuing banks. This business model differs sharply from the U.S. where merchant funding only occurs after we receive the funds from the card issuing banks. CIBC has agreed to provide us with a revolving credit facility which will be available to us to fund the approximate two day interval between our payment of Canadian merchants and our receipt of the interchange fee.

   The credit facility will provide us with a line of credit of up to C$140 million with an additional overdraft facility available to cover larger advances during periods of peak usage of credit and debit cards, and will carry an interest rate based on Canadian Dollar LIBOR (C$LIBOR). It contains customary covenants and events of default. The line of credit will be secured by a first priority security interest in our accounts receivable from VISA Canada/International, and will be guaranteed by us and our subsidiaries. This guarantee will be subordinated to our primary credit facility discussed above. The CIBC credit facility will have an initial term of 364 days from the date of the closing of the acquisition and it is renewable annually at CIBC's option.

Market Risk / Interest Rate Risk

   We have secured a commitment for a line of credit which has a variable interest rate based on LIBOR. Accordingly, we are exposed to the impact of interest rate movement. We have performed an interest rate sensitivity analysis over the near term with a 10% change in interest rates. Based on this analysis, our net income is not subject to material interest rate risk. We also do not have exposure to material market risk from changes in foreign currency rates, commodity rates or equity rates.

Seasonality, Inflation and Economic Downturns

   We are subject to the impact of general economic conditions; however, this has historically been tempered by the continued demand for electronic processing of payments. We are also subject to certain seasonal fluctuations such as peak activity during the winter holiday buying season.

   We do not believe that the rate of inflation has had a material effect on our operating results because the underlying growth in the mix of electronic transactions tends to outpace any dampening of sales levels due to higher inflation.

                           GLOBAL PAYMENTS' BUSINESS

General

   As an electronic transaction processor, we enable consumers, corporations, and government agencies to purchase goods and services through the use of credit cards. Our role is to serve as an intermediary in the exchange of information and funds that must occur between merchants and credit card issuers before a transaction can be completed. As part of NDC, Global Payments has provided credit card transaction processing services since 1968. Since that time, we have expanded our business to include debit card, business-to-business purchasing card, check guarantee, check verification and recovery, and terminal management services, and collectively refer to these as our merchant service offerings. In addition, we provide funds transfer services to domestic and international financial institutions, corporations, and government agencies in the United States, Canada, and Europe.

   Although a credit card transaction may appear simplistic, a complex process involving various participants in an intricate series of electronic connections is necessary to make it possible. Aside from electronic transaction processors, participants in this process include card issuers, cardholders, merchants, and card associations. Card issuers are financial institutions that issue credit cards to approved applicants and are identifiable by their trade name typically imprinted on the issued cards. The approved applicant is referred to as a cardholder, and may be any entity for which an issuer wishes to extend a line of credit, such as a consumer, a corporation, or a government agency.

   The term merchant is generally used to refer to any location where a credit card is used, such as retail stores, restaurants, corporate purchasing departments, universities, and government agencies. The card may be used at any merchant location that meets the qualification standards of the card associations, known as Mastercard and VISA, or other issuers such as American Express, Discover, and Diners Club. The card associations consist of card issuer members and were essentially created to establish uniform regulations that govern much of the industry.

   Before a merchant accepts a credit card as a payment alternative to cash, it must receive information from the card issuer that the card is authentic and that the impending transaction value will not cause the cardholder to exceed a defined credit limit. The merchant must also eventually be compensated for the value of the purchased good, which also involves the card issuer. The card issuer then seeks reimbursement from the cardholder in the form of a monthly credit card bill. The merchant and the card issuer, however, generally do not interface directly with each other, and, instead rely on electronic transaction processors and card associations to exchange the required information and funds between them.

   Thus, as an electronic transaction processor, we serve as an intermediary in the exchange of credit card transaction information and funds between merchants and card associations. The card associations then use a system known as interchange to transfer the information and funds between electronic transaction processors and card issuers, thus completing the required link between merchants and card issuers described above.

   We have a high percentage of recurring revenues and process over 1.6 billion transactions per year servicing more than 775,000 merchant locations. The acquisition of CIBC's merchant acquiring business will add over 800 million transactions per year and approximately 140,000 merchant locations in Canada. Based on this data and on industry publications such as The Nilson Report, we believe that we are one of the largest electronic transaction processors in the world. We provide services directly to our merchant customers, as well as to financial institutions and independent sales organizations who purchase and resell our services to their own portfolio of merchant customers.

   We offer end-to-end services, which means that we believe that we have the ability to fulfill all of our customers' needs with respect to electronic transaction processing. We market our services through a variety of sales channels including a sizable, dedicated sales force, independent sales organizations, independent sales representatives, an internal telesales group, alliance bank relationships, and financial institutions. We provide our services primarily using network telecommunication infrastructure.

Industry Overview / Target Markets

   We believe that there are significant opportunities for continued growth in the application of transaction processing services to the electronic commerce market. Both the consumer-to-business and business-to-business aspects of electronic commerce demand a growing array of processing and support services. A large percentage of retail transactions still utilize cash and checks. Merchants continue to encourage electronically authorized and settled transactions using credit and debit cards as a more efficient means of transacting business. The rapid growth of retail credit card transactions, as well as the increased utilization of debit cards, has directly correlated to the historic growth of our business. In addition, we believe that the proliferation of "loyalty" or co-branded cards that provide consumers with added benefits should contribute to increased use of credit and debit cards in the future. Both of these market trends should increase demand for our services.

   Business-to-business electronic data interchange using purchasing card technology and its associated systems software is providing businesses with increased efficiency and is providing us with strong growth in industries that have not traditionally utilized credit cards. Purchasing cards and the related business-to-business electronic data interchange replace the costly, time-consuming paper ordering and invoicing with inexpensive, real-time electronic payment processing transactions.

   We believe that the number of electronic transactions will continue to grow in the future and that an increasing percentage of these transactions will be processed via the Internet. The Internet will be a major factor in accelerating the continued conversion from paper to electronic pulse, which will result in greater growth opportunities for our business. The Internet is an important component in our strategy for expansion of services to new customers. We believe that "brick and mortar" retailers will be successful virtual retailers as they leverage their brand awareness, along with emerging "e-tailers" that are creating broader transactions markets. Our Internet-related services include secure credit and debit card processing and tax payment services.

   Payment processing service providers such as Global Payments provide high volume electronic transaction processing and support services directly to banking institutions and other new entrants into the business. The shift in the industry from traditional financial institution providers to independent providers is due in large part to more efficient distribution channels, as well as increased technological capabilities required for the rapid and efficient creation, processing, handling, storage, and retrieval of information. These capabilities have become increasingly complex, requiring significant capital commitments to develop, maintain, and update the systems necessary to provide these advanced services at a competitive price.

   As a result, several large merchant processors, including our company, have expanded their operations through the creation of alliances or joint ventures with banks and have acquired new merchant portfolios from banks that previously serviced these merchant accounts.

Strategy

   Our business strategy centers on providing a full range of electronic transaction processing services in the markets we serve. We believe that this strategy provides the greatest opportunity for leveraging our existing infrastructure and maintaining a consistent base of recurring revenues. We believe that the electronic commerce market presents attractive opportunities for continued growth. In pursuing our business strategy, we seek both to increase our penetration of existing markets and to continue to identify and create new markets through the following:

  . development of value-added applications, enhancement of existing products, and development of new systems and services;

  .  expansion of distribution channels (including the Internet); and

  . acquisition of, investments in, or alliances with, companies that have compatible products, services, development capabilities and/or distribution capabilities.

Products and Services

   We operate in one business segment, electronic transaction processing, and provide products and services through our merchant services and funds transfer offerings. A summary description of these services follows.

 Merchant Services

   Our merchant services offerings include credit and debit card transaction processing, business-to-business purchasing card transaction processing, check guarantee, check verification and recovery, and terminal management services.

   Credit card and business-to-business purchasing card processing are essentially the same service, except that credit card processing is used to describe a consumer acquiring goods or services from a retail location, whereas business-to-business card processing is used to describe a corporate purchasing department acquiring such goods as office supplies or raw materials from a corporate vendor. We also provide certain debit card transaction processing services, which are similar to credit card transactions, except that the information and funds are exchanged between the merchant and a cardholder's personal bank account, instead of between the merchant and a credit card issuer.

   Our card processing services can be marketed in several distinct categories: authorization, electronic draft capture, settlement, retrieval of credit card receipts, charge back resolution, merchant accounting, risk management, and support services. Revenue for these services are primarily based on a percentage of transaction value or on a specified amount per transaction. We also typically charge for various processing fees, unrelated to number of transactions or transaction value.

   Authorization and electronic draft capture are related services and generally refer to the process whereby the card issuer indicates whether a particular credit card is authentic and whether the impending transaction value will cause the cardholder to exceed a defined credit limit. The authorization process typically begins when a cardholder presents a card for payment at a merchant location and the merchant swipes the card's magnetic strip through a point of sale terminal card reader. The terminal electronically records sales draft information, such as the credit card identification number, transaction date, and dollar value of the goods or services purchased, and then automatically dials a pre-programmed phone number connected to the network of an electronic transaction processor, such as Global Payments. The electronic transaction processor then routes the request to the applicable card association, such as Mastercard or Visa. The card association then routes the authorization request to the card issuer, who determines a response based on the status of the cardholder's account. The response is then returned to the merchant's terminal via the same communication network. This entire authorization and response process occurs within seconds once the merchant swipes the card's magnetic strip through the point of sale terminal card reader.

   After a transaction has been authorized, the merchant must be compensated for the value of the purchased good or service, which is typically described as settlement. We use our network telecommunication infrastructure and the Federal Reserve's Automated Clearing House system to ensure that our merchants receive the proper funds due to them for the value of the goods or services that the cardholder purchased. We also provide retrieval of credit card receipts and charge back resolution services, both of which relate to cardholders disputing an amount that has been charged to their credit card. We not only retrieve the original sales draft from the merchant location, but also review the dispute and handle the related exchange of information and funds between the merchant and the card issuer if a charge is to be reversed.

   Our merchant accounting services allow merchants to monitor portfolio performance, control expenses, disseminate information, and track profitability through the production and distribution of detailed statements summarizing electronic transaction processing activity. Our risk management services allow financial institutions to monitor credit risk, thereby enhancing the profitability of their merchant portfolios. Our risk management services include credit underwriting, credit scoring, fraud control, account processing, and collections. We also provide our customers with various support services, such as working with merchants to set-up their credit card programs or resolving issues relating to their terminal card readers.

   Check guarantee services include comprehensive check verification and guarantee services designed for a merchant's specific needs and risk adversity. Since this offering guarantees all checks that are electronically verified (primarily using point-of-sale check readers) through our extensive database, merchants may safely expand their revenue base by applying less stringent requirements when accepting checks. If a verified check is dishonored, check guarantee provides the merchant with reimbursement of the check's face value, and then collects the check through its internal collection services. To protect against this risk, verification databases are used that contain information on historical delinquent check writing activity and up-to-date consumer bank account status. Revenue for these services is primarily derived from a percentage of the face value of each guaranteed check.

   Check verification and recovery services are similar to those provided in the check guarantee service (verification primarily through point-of-sale check readers), except that this service does not guarantee its verified checks. This service provides a low-cost, loss-reduction solution for merchants wishing to quickly measure a customer's check presentment worthiness at the point of sale, while not having to incur the additional expense of check guarantee services. Revenue for these services is primarily derived from the service fees collected from delinquent check writers, fees charged to merchants based on a transaction rate per verified check, and fees to charged to merchants for specialized services, such as electronic re-deposits of dishonored checks.

   The terminal management offering provides a variety of products and services relating to electronic transaction processing equipment, such as terminal programming and deployment, set-up and telephone training, maintenance and equipment replacement, warehousing and inventory control, customer service and technical support, customized reporting, and conversions. We provide these services directly to our own portfolio of merchants, as well as indirectly to merchants on behalf of our financial institution and independent sales organization customers. Revenue is derived from equipment sales and rentals, programming and deployment fees, and repairs and maintenance services.

 Funds Transfer

   The electronic funds transfer set of offerings includes a wide variety of services such as cash management and account balance reporting, management information and deposit reporting. These products and services provide financial, management and operational data to corporate and government agencies worldwide and allow these organizations to exchange such information with financial institutions and other service providers. We also provide an Internet tax filing and payment service that allows financial institutions and government agencies to offer corporate taxpayers a secure and convenient method of paying taxes electronically. Security on the system is handled through both encryption/decryption and multi-level password access and operates through a web site that serves as the portal for securely receiving tax information and delivering the transaction for payment.

 Alliances and Direct Investments

   Our strategy includes direct investment in or formation of business alliances with financial institutions and other distributors as well as with emerging payment technology companies to leverage our existing customer relationships and infrastructure and to accelerate product time-to-market. During fiscal year 2000, we made a direct investment in a company that offers Internet users secure and convenient ways to make purchases over the Internet. Additionally, we announced several alliances with emerging payment technology companies providing capability such as electronic barter and billing through established vehicles such as phone bills.

Sales and Marketing

   We market our services to the electronic commerce markets through a variety of distinct sales channels including a sizable, dedicated sales force, independent sales organizations, independent sales representatives, an internal telesales group, alliance bank relationships, and financial institutions.

   Additionally, we market directly to customers primarily through print advertising and direct mail efforts. We participate in major industry tradeshow and publicity events and actively employ various public relations campaigns. This strategy is intended to utilize the lowest delivery cost system available to successfully acquire target customers.

International Operations

   We operate facilities in Canada and Europe as part of our funds transfer service offerings. We also will operate additional facilities in Canada following our acquisition of CIBC's merchant acquiring business.

Employees

   As of September 30, 2000, Global Payments and its subsidiaries had approximately 1,600 employees. The acquisition of the CIBC merchant acquiring business will add approximately 100 employees. Many of our employees are highly skilled in technical areas specific to electronic transaction processing, and we believe that our current and future operations depend substantially on retaining such employees. Our employees are not represented by any labor unions and we believe our employee relations to be excellent.

Competition

   We operate in the payment systems industry. Our primary competitors in this industry include other independent processors, as well as certain major national and regional banks, financial institutions and independent sales organizations. Certain of these companies are privately-held, and the majority of those that are publicly-held do not release the information necessary to precisely quantify our relative competitive position. Based on industry publications such as The Nilson Report, management believes, however, that we are one of the largest electronic transaction processors in the world. According to that report, one of our competitors, First Data Corporation and its affiliates, is the largest electronic transaction processor.

   The most significant competitive factors related to our services are their value-added features, functionality, price and the reliability of our service, as well as breadth and effectiveness of distribution channel, the manner in which we deliver our services.

   These competitive factors will continue to change as new distribution channels and alternative payment solutions are developed by us and our competitors. Although the Internet does not currently reflect a significant form of payment processing when compared to traditional forms, it is a rapidly emerging medium that will likely have a growing impact on the industry.

   Our primary strategy to distinguish ourselves from our competitors is focused on differentiating ourselves by offering a variety of solutions to our customers. These enhanced services involve vertical market features, and sophisticated reporting features that add value to the information obtained from our electronic commerce transaction processing databases. We believe that our knowledge of these specific markets, the size and effectiveness of our dedicated sales force, and our ability to offer specific, integrated solutions to our customers, including hardware, software, processing, and network facilities, and our flexibility in packaging these products are positive factors that enhance our competitive position.

Properties

   Our corporate headquarters are located in Atlanta, Georgia. We occupy a five-story 85,000 square foot building at Four Corporate Square in Atlanta, Georgia. The facility is leased from NDC. Our merchant services business maintains support operations in Hanover, Maryland in a 35,000 square foot facility. After the acquisition, our merchant services business will also have operations based in Toronto, Canada.

   In addition to the above facilities, we will lease or rent a total of 34 other facilities. We own or lease a variety of computers and other related equipment for our operational needs. We continue to upgrade and expand our computers and related equipment in order to increase efficiency, enhance reliability, and provide the necessary base for business expansion.

   We believe that our facilities and equipment are suitable and adequate for our business as presently conducted.

Legal Proceedings

   We are party to a number of claims and lawsuits incidental to our business. In our opinion, the ultimate outcome of such matters, in the aggregate, will not have a material adverse impact on our financial position, liquidity or results of operations.

Banking Regulations

   Following our acquisition of CIBC's merchant acquiring business, CIBC will own 26.25% of our common stock. As a result of CIBC's equity interest in our company, we will be considered a subsidiary of CIBC for U.S. bank regulatory purposes. CIBC is a Canadian Bank with operations in the United States. Accordingly, CIBC is regulated as a bank holding company under provisions of the Bank Holding Company Act. In being considered a subsidiary of CIBC, we will be subject to those same regulations. As a general matter, we will be able to operate our merchant service and funds transfer businesses as we have historically but our ability to expand into unrelated businesses may be limited unless they are activities the act allows or the Federal Reserve Board approves.

   Bank holding companies may engage in the business of banking, of managing and controlling banks, and in other activities so closely related to managing and controlling banks as to be a proper incident thereto. The Gramm-Leach-Bliley legislation was enacted in 1999 and amended the Bank Holding Company Act to allow greater operational flexibility for bank holding companies that are well capitalized, well managed and meet certain other conditions. Such companies are referred to as "financial holding companies." CIBC has elected to be a financial holding company under the act. Financial holding companies may engage in activities that are financial in nature, or that are incidental or complimentary to financial activities. The legislation defines securities and insurance activities as being permissible financial activities, allows certain merchant banking activities, and establishes a procedure for the Federal Reserve to add new activities. The Federal Reserve has taken a very cautious approach to adding new financial activities to this list of permissible activities for financial holding companies.

   The Federal Reserve acts as umbrella supervisor for financial holding companies and may establish consolidated capital requirements for such companies. It has the right to examine all subsidiaries of financial holding companies which will include our company following the acquisition. If a financial holding company falls out of compliance with the well-managed, well-capitalized, community reinvestment requirements, the holding company must enter into an agreement with the Federal Reserve to rectify the situation. The Federal Reserve may refuse to allow the financial holding company, which would include its subsidiaries, to engage in new "financial" activities; may require it to cease current "financial" activities; and may require it to divest its bank.

   The merchant services and funds transfer businesses that we conduct are permissible activities for bank holding companies under U.S. law and we do not expect the limitations described above to adversely affect our current operations. It is possible, however, that these restrictions might limit out ability to enter other businesses that we may wish to engage in at some time in the future. It is also possible that these laws may be amended in the future, or new laws or regulations adopted, that adversely affect our ability to engage in our current or additional businesses.

   Additionally, CIBC is subject to the Bank Act (Canada), which, among other things, limits the types of the business which CIBC may conduct, directly or indirectly, and the types of investments which CIBC may make. CIBC's shareholding in our company is currently permissible pursuant to certain provisions of the Bank Act. The Bank Act, as such, does not otherwise apply to us.

   Prior to Canada's recent federal election, the Government of Canada had proposed certain amendments to the Bank Act and related legislation. It is anticipated that such legislation will be reintroduced in the Canadian Parliament in substantially the same form next year. Under such legislation CIBC will be permitted to continue to hold its interest in us, as long as the business undertaken by us is consistent with the applicable provisions of the Bank Act. If we undertake businesses inconsistent with the businesses in which CIBC is permitted to hold an interest, CIBC may be required, pursuant to the provisions of the Bank Act, to dispose of its shares prior to the expiration of the restrictions on re-sale that we have negotiated with CIBC.

   We have agreed with CIBC, in effect, that we will not undertake any business inconsistent with the permitted investment provisions of the Bank Act. We do not anticipate that compliance with this undertaking will affect, in any material way, our ability to carry on the merchant services and funds transfer business. Our ability to expand into other businesses will be governed by the undertaking and the applicable provisions of the Canadian banking legislation at the relevant time.

   There is no assurance that the Bank Act amendments will be reintroduced in substantially the same form as previously introduced in the Canadian Parliament, or that subsequent amendments will not adversely affect our ability to carry on our business in some respects.

Corporate Structure

   Our company is a Delaware corporation that was formed by NDC in September 2000. At the time of the distribution, NDC will contribute to us the assets of their eCommerce business, as well as the stock of several subsidiaries that operate that business.

   Our merchant services business will be conducted primarily through the following subsidiaries:

National Data Payment Systems

Merchant Services USA

NDC Check Services

NDC Gaming Services

Checkrite

   Our electronic funds transfer business will be conducted primarily through the following subsidiaries:

NDC Holdings (UK) LTD

GPS Canada (a subsidiary of Global Payment Systems, discussed below)

Modular Data (a subsidiary of Global Payment Systems, discussed below)

   In addition to these subsidiaries, our business will also be operated through several less than wholly-owned subsidiaries as follows:

   Global Payment Systems LLC. This LLC was formed primarily to acquire the Merchant Automated Point-of-Sale Program business of MasterCard International in 1996. The consideration paid for these assets included a 7.5% membership interest in the LLC, which MasterCard still owns. We do not have any joint marketing or other arrangements with MasterCard relating to this ownership interest in the LLC. The LLC conducts both merchant services and electronic funds transfer business, and, as mentioned above, has two wholly-owned subsidiaries of its own which are involved in our electronic funds transfer business.

   NDPS Comerica LLC. This LLC was formed to acquire a portfolio of merchant contracts from Comerica Bank in 1996. The consideration paid for these assets included a 49% membership interest in the LLC, which Comerica Bank still owns. In addition, Comerica Bank acts as an independent sales organization for us, and exclusively sells our merchant services and electronic funds transfer products and services. The LLC conducts both merchant services and electronic funds transfer business.

   Checkrite of Phoenix. This general partnership is a subsidiary of Checkrite, mentioned above, and existed at the time Checkrite was acquired in 1998. It was created by Checkrite to acquire the assets of the check verification business of the Antonine Group. The consideration paid for these assets included a 49% interest in the partnership, which the Antonine Group still owns. We do not have any joint marketing or other arrangements with the Antonine Group relating to this ownership interest in the partnership. The partnership conducts a significant part of our check verification service business which is included in our merchant services offering.

                                   MANAGEMENT

Directors

   We expect the following persons to serve as our directors following the distribution. In addition, at the time we complete the acquisition of CIBC's merchant acquiring business, we will add two additional directors to be named by CIBC. Our board of directors will be divided into three classes. Each director initially will serve until the annual meeting of shareholders held in the year in which his or her term expires and will serve thereafter for three-year terms. Of the five directors, one is also expected to serve as an executive officer.

                             Term               Business Affiliations for the
          Name          Age Expires Position(s) Past Five Years
          ----          --- ------- ----------- -----------------------------

 Robert A. Yellowlees..  61  2002    Chairman   Chairman of the Board of NDC
                                                since June 1992; President,
                                                Chief Executive Officer and
                                                Chief Operating Officer of NDC
                                                since May 1992; director of
                                                Protective Life Corporation.

 Edwin H. Burba, Jr. ..  64  2001    Director   Business Consultant, 1993 to
                                                present; Commander in Chief,
                                                Forces Command, United States
                                                Army, 1989-1993; Commanding
                                                General, Combined Field Army of
                                                the Republic of Korea and
                                                United States, 1988-1989.

 Paul R. Garcia........  48  2002    Director   Chief Executive Officer, NDC
                                                eCommerce since July 1999;
                                                President and Chief Executive
                                                Officer of Productivity Point
                                                International from March 1997
                                                to September 1998; Group
                                                President of First Data Card
                                                Services from 1995 to 1997;
                                                Chief Executive Officer,
                                                National Bancard Corporation
                                                (NaBANCO) from 1989 to 1995.

 Pete Hart.............  60  2003    Director   Business Consultant, October
                                                1997-Present; President and
                                                Chief Executive Officer,
                                                Advanta Corporation (a provider
                                                of financial services) 1995-
                                                1997; Executive Vice Chairman,
                                                Advanta Corporation, 1994;
                                                President and Chief Executive
                                                Officer, MasterCard
                                                International, 1988-1994.
                                                Director, Sanchez Computer
                                                Associates, Ethentica, Inc.,
                                                4AnythingNetwork, HNC Software,
                                                Retek, Inc. and Destiny
                                                Solutions. He is on the
                                                advisory Board of Internet
                                                Capital Group. He also serves
                                                as Chairman of e-PROFILE.

 William I Jacobs......  58  2003    Director   Managing Director and Chief
                                                Financial Officer, The New
                                                Power Company (a provider of
                                                residential and small business
                                                energy services), June 2000 to
                                                present; Senior Executive Vice
                                                President, Strategic Ventures
                                                for MasterCard International,
                                                Inc., 1999 to June 2000 and
                                                Executive Vice President,
                                                Global Resources for MasterCard
                                                International, 1995-1999;
                                                Executive Vice President, Chief
                                                Operating Officer, Financial
                                                Security Assurance, Inc. 1984-
                                                1994. Director, The New Power
                                                Company, Blackboard, Inc.,
                                                Mondex International and
                                                Investment Technology Group.
                                                Chairman, Board of Trustees,
                                                American University.

Committees of the Board of Directors

   Our board of directors will establish committees, described below, to assist in the discharge of its responsibilities. We do not have a nominating committee. The full board of directors will perform the function which would be performed by a nominating committee.

 Audit Committee

   The audit committee will conduct its duties consistent with its charter which will include a review of the scope and results of the annual audit of the financial statements and other services provided by our independent accountants. The audit committee will also evaluate the professional competency of our financial staff and internal auditors, review the scope of the internal audit program, review the nature and extent of non-audit professional services performed by the auditors and annually recommend to the board of directors the firm of independent public accountants to be selected as our auditors. The audit committee may also undertake special projects, such as reviewing our environmental policies.

 Compensation Committee

   The compensation committee will review and evaluate plans for the development, training and succession of our management. The committee will also review our compensation policies and will establish the compensation of our officers, except for the chief executive officer and chief operating officer. The committee will recommend the compensation for our chief executive officer and chief operating officer, subject to the approval of our non-executive directors. In addition the committee will administer our stock incentive and stock based compensation plans and other incentive plans. The committee will also oversee the financial administration and operation of our retirement and pension plans, including the selection and review of the performance of the investment funds and the independent investment advisors for the plans. The full board of directors will approve the selection of the chief executive officer and the chief financial officer. The compensation committee will approve selection of all other candidates to executive positions.

 Special Committees

   The board of directors may from time to time establish special committees to act on behalf of the board of directors on matters delegated to it by the full board. This may include matters such as approval of final terms of acquisitions and divestitures, alliances and capital expenditures.

 Compensation Committee Interlocks and Insider Participation

       are expected to be the members of the Compensation Committee. None of the members of the compensation committee served as an officer or an employee of NDC eCommerce during the previous fiscal year, nor is any member expected to serve as an officer or an employee of Global Payments following the distribution.

Directors' Compensation

   We will compensate each non-employee director $15,000 in cash and $15,000 in company stock per year, plus $1,000 for each board meeting he or she attends. In addition, non-employee directors who serve on one of our committees will receive $1,000 per meeting and $1,500 per meeting when serving as chairperson of a committee. A non-employee director who serves as chairman of the board will be compensated at a rate of $30,000 per year in cash and $30,000 in stock, as well as a meeting fee of $1,000 per meeting. We will also reimburse each non-employee director for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. Pursuant to the Global Payments Inc. 2000 Non-Employee Director Stock Option Plan (described below), we will also grant to each non-employee director options to purchase shares of our common stock.

 Global Payments Inc. 2000 Non-Employee Director Stock Option Plan

   On        , 2000, our board of directors adopted the Global Payments Inc.
2000 Non-Employee Director Stock Option Plan. NDC, as our sole shareholder
approved the director plan on         , 2000, to become effective as of the
date of the distribution. We have reserved 400,000 shares of the authorized but unissued shares of our common stock for issuance under the director plan. The full text of the director plan has been filed as an exhibit to the Registration Statement on Form 10 which we have filed with the SEC. See "Where You Can Obtain Additional Information."

   We established the director plan to encourage ownership of our common stock by our directors, which gives directors an increased incentive to devote their efforts to our success on behalf of shareholders. The director plan will also help us to attract qualified directors.

   Each director who is not employed by us or any of our affiliates will be eligible to participate in the director plan.

   Grants of awards under the director plan are automatic. We intend the director plan to be a "formula plan" for purposes of Section 16(b) of the Exchange Act. Our board of directors will administer and interpret the director plan.

   Shares subject to the director plan may be authorized but unissued shares or shares that were once issued and subsequently reacquired by us. The total number of shares of common stock for which options may be granted under the director plan is 400,000 shares, subject to adjustment.

   Awards granted pursuant to the director plan will be subject to the following terms and conditions:

  . Each person who is a non-employee director on the effective date of the director plan will be granted an option to purchase shares of our common stock having a fair market value equal to $125,000 as of that date. Each person who later becomes a non-employee director will receive a prorata grant based on the number of full months between the date that he or she became a non-employee director and the next annual shareholders meeting. In addition, as of the day following the annual meeting of our shareholders in 2001, and on the day following each subsequent annual meeting of our shareholders, each non-employee director serving on that date will be granted an option to purchase shares of our common stock having a fair market value on the date of grant equal to $125,000.

  . All options granted under the director plan will become exercisable, in the aggregate, as to 25% of the shares after two years, 45% after three years, 70% after four years, and 100% after five years of service from the date of grant, except that an option will become fully exercisable upon the death, disability or retirement of the grantee, as such terms are defined in the director plan, or upon the grantee's failure to be re-nominated or re-elected as a director.

  . Upon a grantee's termination as a director for any reason (including by reason of death, retirement or failure to be re-nominated or re-elected as a director), the options held by such person under the director plan will remain exercisable for five years or until the earlier expiration of the option.

  . The exercise price for each option granted under the director plan will be the fair market value of the shares of common stock subject to the option on the date of grant. Each option granted under the director plan will, to the extent not previously exercised, terminate and expire on the date ten years after the date of grant of the option, unless the director plan provides earlier termination.

  . Options granted under the director plan will be assignable by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order. In addition, any option granted pursuant to the director plan will be transferable by the grantee to certain designated family members or trusts or foundations for the benefit of such family members.

 Termination and Amendment

   The director plan will terminate automatically on the second day following our 2010 annual meeting of shareholders, but our board of directors may terminate the director plan at any time before that date. Our board of directors may amend the director plan at any time without shareholder approval; but it may condition any amendment on the approval of our shareholders if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No amendment modification or termination of the director plan shall adversely affect the rights of the grantees who have outstanding options without the consent of such grantees.

 Certain Federal Income Tax Effects

   The options granted under the director plan will be non-qualified stock options. Present federal income tax regulations impose no federal income tax consequences to us or a grantee upon the grant of a non-qualified stock option. When the grantee exercises a non-qualified option, however, he or she will realize ordinary income in an amount equal to the excess of (1) the fair market value of the option share that he or she receives upon exercise of the option at the time of exercise over (2) the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that a grantee realizes when the grantee later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long he or she held the shares.

 Benefits to Non-Employee Directors

   There will be four non-employee directors eligible to participate in the director plan on the effective date. Each of them will be granted on that date an option to acquire shares of our common stock having a fair market value of $125,000. Subsequent grants will be made under the director plan as described above.

Executive Officers

   We expect the following individuals, who currently manage our eCommerce business, to serve as our executive officers following the distribution. Our board of directors may appoint additional executive officers from time to time.

                                                  Position with Global Payments
                                                     and Principal Business
                                                   Affiliations for Past Five
     Name          Age    Current Position(s)                 Years
     ----          ---    -------------------     -----------------------------
 Paul R. Garcia...  48 Chief Executive Officer   Chief Executive Officer, NDC
                                                 eCommerce since July 1999;
                                                 President and Chief Executive
                                                 Officer of Productivity Point
                                                 International from March 1997
                                                 to September 1998; Group
                                                 President of First Data Card
                                                 Services from 1995 to 1997;
                                                 Chief Executive Officer,
                                                 National Bancard Corporation
                                                 (NaBANCO) from 1989 to 1995.


 Thomas M. Dunn...  43 Chief Operating Officer   Chief Operating Officer, NDC
                                                 eCommerce since March 1999;
                                                 and General Manager,
                                                 Integrated Payment Systems, a
                                                 division of NDC eCommerce,
                                                 from June 1996 to March 1999;
                                                 Group Vice President from
                                                 August 1992 to June 1996.

 James G. Kelly...  38 Chief Financial Officer   Chief Financial Officer, NDC
                                                 eCommerce since April 2000;
                                                 Managing Director with Alvarez
                                                 & Marsal from March 1996 to
                                                 April 2000; Director with
                                                 Alvarez & Marsal from 1992 to
                                                 1996 and Associate with
                                                 Alvarez & Marsal from 1990 to
                                                 1992; and Manager with Ernst &
                                                 Young's mergers and
                                                 acquisitions/audit groups from
                                                 1989 to 1990.

 Barry W. Lawson..  54 Chief Information Officer Chief Information Officer, NDC
                                                 eCommerce since November 1999;
                                                 CEO Systems and Network
                                                 Consultants from April 1996 to
                                                 October 1999; and Chief
                                                 Operating Officer of National
                                                 Bancard Corporation (NaBANCO)
                                                 from August 1993 to March
                                                 1996.

   There is no family relationship between any of our executive officers or directors and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, following the distribution, our executive officers will serve at the pleasure of our board of directors.

Historical Compensation of Our Executive Officers

   The following table sets forth certain information concerning compensation paid by NDC for services in all capacities awarded to, earned by, or paid to our chief executive officer and our other three most highly compensated executives. During the time period reflected in the following tables, the individuals were compensated in accordance with NDC's plans and policies, and all references in the following tables to stock and stock options relate to awards of stock and stock options granted by NDC and have not been adjusted to give effect to the distribution. These tables do not reflect the compensation the officers will receive following the distribution. NDC options held by our employees will be replaced by our options. The option price and number of shares subject to each option will be adjusted so that the aggregate difference between the market price and the option price will be the same for our new option and the terminated NDC option.

                           SUMMARY COMPENSATION TABLE

                                                               Long Term Compensation
                                  Annual Compensation                  Awards
                                  -----------------------     --------------------------
                                                                Restricted    Securities
 Name and Principal        Fiscal                                 Stock       Underlying     All Other
 Position                   Year  Salary($)     Bonus($)      Award(s)($)(1)  Options(#)  Compensation($)
 ------------------        ------ ----------    ---------     --------------  ----------  ---------------
Paul R. Garcia............  2000     369,039(2)   127,500(2)    2,555,530(5)       -- (4)     51,095
 Chief Executive Officer    1999         --           --              --           --            --
                            1998         --           --              --           --            --


Thomas M. Dunn............  2000     300,000       80,000         585,000          --          6,934
 Chief Operating Officer    1999     232,308      140,000         190,585        9,200         6,264
                            1998     180,000      120,000          40,505       20,000(3)     11,786


James G. Kelly............  2000      39,231(2)       --          849,988(5)    57,000(3)        --
 Chief Financial Officer    1999         --           --              --           --            --
                            1998         --           --              --           --            --


Barry W. Lawson...........  2000     144,231(2)    80,000         300,825(5)    42,000(3)        --
 Chief Information Officer  1999         --           --              --           --            --
                            1998         --           --              --           --            --

--------
(1) Awards of restricted shares to Messrs. Garcia and Dunn have been made under NDC's 1983 stock option plan. Awards of restricted stock to Messrs. Kelly and Lawson have been made under NDC's 2000 Long Term Incentive Plan. These are valued in the table based upon the closing market prices of the NDC common stock on the grant dates. Grantees have the right to vote and dividends are payable to the grantees with respect to all awards of restricted shares reported in this column. The restrictions on 339; 340; 340; 354; 354 and 355 shares awarded to Mr. Dunn expired or shall expire on 8/1/98; 8/1/99; 8/1/00; 8/25/99; 8/25/00; and 8/25/01, respectively. The value of the restricted stock held by the named executive officers at May 31, 2000 was $1,225,543; $592,950; $707,575; $277,956 for Messrs. Garcia,
    Dunn, Kelly and Lawson, respectively. The numbers of shares of restricted stock held by Messrs. Garcia, Dunn, Kelly and Lawson, at May 31, 2000 were 55,555; 26,879; 32,075; 12,600, respectively.

(2) Mr. Garcia began full time employment in July of 1999. Mr. Kelly began full time employment in April of 2000. Mr. Lawson began full time employment in November of 1999.

(3) Such awards are intended to be awards for more than one year.

(4) Stock options were granted to Mr. Garcia during fiscal year 2000 but were voluntarily surrendered on 5/31/00.

(5) Such awards were intended as one time awards at time of hire.

Option Grants In Last Fiscal Year

   Shown below is additional information on grants of stock options made under the NDC stock incentive plans during NDC's fiscal year ended May 31, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                             Individual Grants
                    ------------------------------------
                    Number of    % of Total
                    Securities    Options
                    Underlying   Granted to  Exercise or            Grant Date
                     Options    Employees in    Base     Expiration   Present
  Name              Granted(#)  Fiscal Year  Price($/Sh)    Date    Value($)(1)
  ----              ----------  ------------ ----------- ---------- -----------
Paul R. Garcia.....      --         --             --         --          --
Thomas M. Dunn.....      --         --             --         --          --
James G. Kelly.....   57,000(2)     4.9%       $26.50     4/10/10    $806,071
Barry W. Lawson....   42,000(2)     3.6%       $23.875    11/1/09    $532,354

--------
(1) These grant date values, based on the Black-Scholes option pricing model, are for illustrative purposes only, and are not intended to be a forecast of what future performance will be. These values are based on the following assumptions: (i) an expected stock price volatility of 50%; (ii) a risk-free rate of return of 6.5%; (iii) an expected dividend yield of 1.0%; and
    (iv) an expected grant life of 7 years.

(2) Such awards are intended to be awards for more than one year.

Aggregated Option / Stock Appreciation Right Exercises In Last Fiscal Year And Fiscal Year-End Option / Stock Appreciation Rights Values

   Shown below is information concerning the number of NDC shares each executive officer acquired upon exercise of stock options and the aggregate gains realized on exercises during the fiscal year ended May 31, 2000. The table also sets forth the number of shares underlying exercisable and unexercisable options held by each officer executive on May 31, 2000 and the aggregate gains that would have been realized if these options were exercised on May 31, 2000.

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                     Options at Fiscal      In-the-Money Options at
                           Shares                       Year-End(#)           Fiscal Year-End($)
                         Acquired on    Value    ------------------------- -------------------------
  Name                   Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
  ----                   ----------- ----------- ----------- ------------- ----------- -------------
Paul R. Garcia..........      --           --         --           --            --          --
Thomas M. Dunn..........   12,750      438,296     23,620       31,180       141,962       1,912
James G. Kelly..........      --           --         --        57,000           --          --
Barry W. Lawson.........      --           --         --        42,000           --          --

Defined Benefit Retirement Plans

   The following table shows estimated annual retirement benefits payable to participants in the NDC Retirement Plan and the pilot NDC supplemental executive retirement plan on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes.

                      Estimated Annual Retirement Benefits
                         Years of Continuous Service(1)

Three-Year
Average
Earnings        10          15          20          25          30          35
----------    -------     -------     -------     -------     -------     -------
$200,000       48,000      72,000      83,000      94,000     105,000     116,000
 250,000       60,000      90,000     103,750     117,500     131,250     145,000
 300,000       72,000     108,000     124,500     141,000     157,500     174,000
 350,000       84,000     126,000     145,250     164,500     183,750     203,000
 400,000       96,000     144,000     166,000     188,000     210,000     232,000
 450,000      108,000     162,000     186,750     211,500     236,250     261,000
 500,000      120,000     180,000     207,500     235,000     262,500     290,000
 550,000      132,000     198,000     228,250     258,500     288,750     319,000
 600,000      144,000     216,000     249,000     282,000     315,000     348,000
 650,000      156,000     234,000     269,750     305,500     341,250     377,000
 700,000      168,000     252,000     290,500     329,000     367,500     406,000
 750,000      180,000     270,000     311,250     352,500     393,750     435,000
 800,000      192,000     288,000     332,000     376,000     420,000     464,000
 850,000      204,000     306,000     352,750     399,500     446,250     493,000
 900,000      216,000     324,000     373,500     423,000     472,500     522,000
 950,000      228,000     342,000     394,250     446,500     498,750     551,000

--------
(1) The average annual earnings for the highest three years over the last 10-year period and the eligible years of credited service as of May 31, 2000 for the only named executive officer participating in the pilot NDC executive retirement plan was as follows: Mr. Dunn (over 11 years)-- $316,487. The amounts shown in the columns "Salary" and "Bonus" in the Summary Compensation Table above are substantially equal to the compensation of the individuals named in such table for purposes of the pilot NDC executive retirement plan and the NDC Retirement Plan. Federal regulations, however, cap the total compensation that may be considered in providing benefits under the Retirement Plan.

Long-Term Incentive Plan

   On        , 2000, we adopted the Global Payments 2000 Long-Term Incentive
Plan. NDC, as our sole shareholder approved the option plan on         , 2000.
We have reserved 800,000 shares of the authorized but unissued shares of our common stock for issuance under the option plan. The full text of the option plan has been filed as an exhibit to the Registration Statement on Form 10 which we have filed with the SEC. See "Where you can Obtain Additional Information."

   We established the option plan to promote success by linking the personal interests of our employees, officers and directors to those of our shareholders, and by providing participants with an incentive for outstanding performance. As of the distribution date, there will be approximately people eligible to participate in the option plan.

   The option plan authorizes the granting of the following awards:

  . options to purchase shares of common stock, which may be incentive stock options or non-qualified

  .  stock appreciation rights

  .  performance shares

  .  restricted stock

  .  dividend equivalents

  .  other stock-based awards

  .  any other right or interest relating to common stock, or

  .  cash.

   Our compensation committee will administer the option plan. The committee has the authority to designate participants; determine the types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the option plan; and make all other decisions and determinations that may be required under the option plan. All awards under the option plan will be evidenced by a written award agreement between us and the participant, which will include any provisions specified by the committee.

   Subject to adjustment as provided in the option plan, the aggregate number of shares reserved and available for awards under the option plan is
shares, plus an annual increase equal to the lesser of     shares or the number
of shares necessary to bring the total number of available shares to 3.5% of the fully diluted shares outstanding. The increase will be effective on the last day of each fiscal year, beginning in 2001 and ending in 2005. Not more than 15% of the total authorized shares may be granted as awards of restricted stock or unrestricted stock awards. The maximum number of shares underlying options and/or stock appreciation rights that may be granted during any one
calendar year under the option plan to any one person is    . The maximum fair
market value of any awards (other than options and stock appreciation rights) that may be received by a participant (less any consideration paid by the participant for such award) during any one calendar year under the option plan
is $          .

   Pursuant to section 162(m) of the Internal Revenue Code, we may not deduct compensation in excess of $1 million paid to our chief executive officer and our other four most highly compensated executive officers. We designed the option plan to comply with code section 162(m) so that the grant of options and stock appreciation rights under the option plan, and other awards, such as performance shares, that are conditioned on the performance goals described in the option plan, will be excluded from the calculation of annual compensation for purposes of code section 162(m) and will be fully deductible by us. In order to preserve full deductibility under code section 162(m), the committee may determine that any award will be determined solely on the basis of:

  . the achievement by Global Payments or any parent or subsidiary of Global Payments of a specified target return, or target growth in return, on equity or assets,

  . total shareholder return (Global Payments' stock price appreciation plus reinvested dividends) relative to a defined comparison group or target over a specific performance period,

  .  Global Payments' stock price,

  . the achievement by Global Payments or a business unit of Global Payments, a parent or subsidiary of a specified target, or target growth in, revenue, profit contribution, net income, EBIT, EBITDA, return on investment, return on assets or earnings per share,

  . the achievement by Global Payments or a business unit of Global Payments, a parent or subsidiary of a specified target, or target growth in, operating income and/or margin percentage of revenue, or

  .  any combination of the above.

 Limitations on Transfer

   No participant may transfer or assign an award under the option plan other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order. The committee may permit other transfers if it deems appropriate.

 Acceleration of Vesting Upon Certain Events

   Upon a participant's death or disability, all of his or her outstanding awards will become fully vested and exercisable. The awards will thereafter continue or terminate in accordance with the other provisions of the option plan and the award agreement. In addition, the committee may at any time in its discretion declare any or all awards to be fully or partially vested and exercisable. The committee may discriminate among participants or among awards in exercising such discretion.

 Effect on Options of Retirement

   Upon a participant's retirement (as defined in the option plan), all of his or her outstanding options will fully vest and will remain exercisable for five years or until the earlier expiration of the option.

 Termination and Amendment

   Our board of directors or the committee may at any time amend or terminate the option plan without shareholder approval, but it may condition any amendment on the approval of its shareholders if such approval is necessary or advisable under tax, securities or other applicable laws, policies or regulations. The committee may amend or terminate any outstanding award without the participant's approval, but the amendment or termination may not, without the participant's consent, reduce or diminish the value of the award determined as if it had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination.

 Certain Federal Income Tax Effects

   The following discussion is a summary of the federal income tax provisions relating to the grant and exercise of awards under the option plan and the subsequent sale of common stock acquired under the option plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently.

   . Non-qualified Stock Options. There will be no federal income tax consequences to a participant or to us upon the grant of a non-qualified stock option. When the participant exercises a non-qualified option, however, he or she will realize ordinary income in an amount equal to the excess of (1) the fair market value of the option shares that he or she receives upon exercise of the option at the time of exercise over (2) the exercise price, and we will be allowed a corresponding federal income tax deduction, subject to applicable limitations. Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long he held the shares.

   . Incentive Stock Options. There typically will be no federal income tax consequences to a participant or to us upon the grant or exercise of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise the option, the difference between (1) the exercise price and (2) the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will realize taxable ordinary income in an amount equal to the excess of (1) the fair market value of the option shares at the time of exercise over (2) the exercise price, and we will be allowed a federal income tax deduction equal to such amount, subject to applicable limitations. While the exercise of an incentive stock option does not result in current taxable income, the excess of (1) the fair market value of the option shares at the time of exercise over (2) the exercise price will be an item of adjustment for purposes of determining the participant's alternative minimum tax income.

   . Stock Appreciation Rights. The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income, and we will be allowed a tax deduction equal to that amount, subject to applicable limitations.

   . Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to applicable limitations. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, he will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount a participant paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to applicable limitations. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, he or she will not be able to recover the tax previously paid pursuant to his or her section 83(b) election.

   . Performance Shares. A participant will not recognize income, and we will not be allowed a tax deduction, at the time performance shares are granted. When the participant receives payment under the performance shares, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant, and we will be allowed a corresponding tax deduction at that time, subject to applicable limitations.

 Benefits to Named Executive Officers and Others

   As of the date of this information statement, no awards had been granted or approved for grant under the option plan, other than replacement awards for NDC options forfeited as a result of the distribution. Any future awards under the option plan will be made at the discretion of the committee or our board of directors. Consequently, it is not presently possible to determine either the benefits or amounts that will be received by any particular person or group pursuant to the option plan.

Global Payments Employee Stock Purchase Plan

   On        , 2000, we adopted the Global Payments Inc. 2000 Employee Stock
Purchase Plan. NDC, as our sole shareholder, approved the stock purchase plan
on         , 2000. The full text of the stock purchase plan has been filed as an exhibit to the Registration Statement on Form 10 which we have filed with the SEC. See "Where You Can Obtain Additional Information."

   We established the stock purchase plan to encourage ownership of our common stock among our employees and employees of our subsidiaries that we designate as eligible to participate in the stock purchase plan.

   Our compensation committee will administer the stock purchase plan. Subject to the express provisions of the stock purchase plan, the committee has authority to interpret and construe the provisions of the stock purchase plan, to adopt rules and regulations for administering the stock purchase plan, and to make all other determinations necessary or advisable for administering the stock purchase plan. The committee will select from time to time an administrator to operate and perform the daily administration of the stock purchase plan and maintain records of the stock purchase plan.

   A maximum of 1,200,000 shares of our common stock will be made available for purchase by participants under the stock purchase plan, subject to appropriate adjustment for stock dividends, stock split or combination of shares, recapitalization or other changes in our capitalization. The shares issuable under the stock purchase plan may be issued out of authorized but unissued shares or may be shares issued and later acquired by us. We may use all cash received or held by us under the stock purchase plan for any corporate purpose.

   All of our employees or employees of our participating subsidiaries who are regularly scheduled to work at least 20 hours each week and at least five months each calendar year are eligible to participate in the stock purchase plan. As of the distribution date, there will be approximately employees eligible to participate in the stock purchase plan.

   An eligible employee may elect to become a participant in the stock purchase plan by filing with the administrator a request form, which authorizes a regular payroll deduction from the employee's paycheck. A participants' request form authorizing a payroll deduction will remain effective from offering period to offering period until amended or canceled. Offering periods are the three-month periods beginning January 1, April 1, July 1 and October 1 of each year during which options to purchase common stock are outstanding under the stock purchase plan. The first offering period will begin on the first trading day following distribution and will end on March 31, 2001. A participant's payroll deduction must be in any whole dollar amount or percentage from one to twenty percent of such participant's eligible compensation payable each pay period, and at any other time an element of eligible compensation is payable. A participant may not make cash contributions or payments to the stock purchase plan.

   We will establish a book account for each participant, to which the participant's payroll deductions will be credited, until these amounts are either withdrawn, distributed or used to purchase common stock, as described below. No interest will be credited on these cash amounts. Whole shares of common stock will be held in the participant's account until distributed as described below.

   On the first day of each offering period we will grant to each eligible employee an option to purchase on the last day of the offering period (the "purchase date") at the price described below (the "purchase price") the number of full shares of common stock which the cash credited to the participant's account at that time will purchase at the purchase price. An employee may not be granted an option for an offering period if immediately after the grant, he or she would own five percent or more of the total combined voting power or value of all classes of stock of Global Payments or any of its subsidiaries. A participant cannot receive options that, in combination with options under other plans qualified under section 423 of the code, would result in the purchase of shares having an aggregate fair market value of more than $25,000 during any calendar year. The maximum number of shares of common stock that any participant may purchase in the stock purchase plan during any one offering period is 1,600 shares.

   Unless the cash credited to a participant's account is withdrawn or distributed, his or her option to purchase shares of common stock will be deemed to have been exercised automatically on the purchase date. We will refund to the participant the cash balance, if any, remaining in the participant's account at the end of an offering period without interest. The purchase price will be the lesser of (i) 85% of the fair market value of the common stock on the first trading day of the offering period; or (ii) 85% of the fair market value of the common stock on the last trading day of the offering period. Since the shares will be purchased at less than market value, employees will receive a benefit from participating in the stock purchase plan.

   A participant may not transfer options granted under the stock purchase plan other than by will or by the laws of descent and distribution. The participant may exercise the options only during his or her lifetime. Participation in the stock purchase plan will not be deemed to give to any employee the right to be retained as our employee or an employee of any of our subsidiaries. If a participant terminates employment, the cash balance in the participant's account will be returned to him or her in cash, without interest, as soon as practicable, and certificates for the shares of common stock credited to the participant's account will be distributed as soon as practicable or other appropriate evidence of ownership effected.

   The committee may amend or terminate the stock purchase plan at any time, but no amendment may affect any outstanding right (unless required by law) or, unless previously approved by our shareholders if required by applicable law or rule, no amendment may materially affect the eligibility requirements or increase the number of shares of common stock eligible for purchase under the stock purchase plan. If the stock purchase plan is terminated, the administrator will terminate all contributions to the stock purchase plan and distribute participants' cash balances as soon as practicable, without interest.

 Certain Federal Income Tax Effects

   The stock purchase plan is designed to qualify as an employee stock purchase plan under section 423 of the code. A general summary of the federal income tax consequences regarding the stock purchase plan is stated below.

   Neither the grant nor the exercise of options under the stock purchase plan will have a tax impact on us or the participant. If a participant disposes of the common stock acquired upon the exercise of his or her options after at least two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the amount by which the lesser of (1) the fair market value of the common stock at the time of disposition, or (2) the fair market value of the common stock at the date of grant, exceeds the purchase price. Any gain in addition to this amount will be treated as a capital gain. If a participant holds common stock at the time of his or her death, the holding period requirements are automatically deemed to have been satisfied and he or she will realize ordinary income in the amount by which the lesser of (1) the fair market value of the common stock at the time of death, or (2) the fair market value of the common stock at the date of grant exceeds the purchase price. We will not be allowed a deduction if the holding period requirements are satisfied. If a participant disposes of common stock before expiration of two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the excess of the fair market value of the common stock on the date of exercise of the option over the purchase price. Any additional gain will be treated as long-term or short-term capital gain or loss, as the case may be. We will be allowed a federal income tax deduction equal to the amount of ordinary income recognized by the participant.

   The above discussion is intended to summarize the applicable provisions of the code which are in effect as of the date of this registration statement. The tax consequences of participating in the stock purchase plan may vary with respect to individual situations. Accordingly, participants should consult with their tax advisors in regard to the tax consequences of participating in the stock purchase plan as to both federal and state income tax considerations.

 Benefits to Named Executive Officers and Others

   Participation in the stock purchase plan is voluntary. Consequently, it is not presently possible to determine either the benefits or amounts that will be received by any person or group pursuant to the stock purchase plan.

Employment, Severance and Change of Control Agreements

   Paul R. Garcia, Thomas M. Dunn, James G. Kelly and Barry W. Lawson. Each of Messrs. Garcia, Dunn, Kelly and Lawson entered into employment agreements with NDC in 2000, the material terms of which are summarized below. These employment agreements will be assumed by Global Payments at the effective time of the distribution.

   The executive is entitled to a minimum annual salary, subject to yearly review, plus an annual at-risk incentive bonus opportunity, which is determined annually based on a range of specific financial objectives reflecting his area and scope of responsibility. The executive is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to executive officers of the employer. The current annual salaries of these executive officers are as follows: Mr. Garcia--$400,000; Mr. Dunn--$300,000; Mr. Kelly--$300,000; and Mr. Lawson--$250,000.

   Each of Messrs. Garcia, Dunn, Kelly and Lawson has agreed in his employment agreement not to disclose confidential information or compete with the employer, and not to solicit the employer's customers or recruit its employees, for a period of 24 months following the termination of his employment.

   Each of the employment agreements may be terminated by the employer at any time for "cause" or "poor performance" (as defined therein) or for no reason, or by the executive with or without "good reason" (as defined therein). The agreement will also be terminated upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.

   If, prior to a change in control, the executive's employment is terminated by the employer without cause (but not for poor performance) or he resigns for good reason, the employer will be required to pay him his accrued salary and benefits through the date of termination plus a portion of his target annual bonus for the current year. For up to 18 months, or until he is employed elsewhere or he violates certain restrictive covenants, the employer will continue to pay the executive his base salary and will provide him with health insurance coverage. In addition, all of the executive's restricted stock awards will vest and those stock options that would have vested in the next 24 months will vest and remain exercisable for 90 days after the end of the salary continuation period, as described above.

   If, prior to a change in control, the executive's employment is terminated by the employer for poor performance, the employer will be required to pay him his accrued salary and benefits through the date of termination plus a portion of his target annual bonus for the current year. For up to 12 months, or until he is employed elsewhere or he violates certain restrictive covenants, the employer will continue to pay the executive his base salary and will provide him with health insurance coverage. In addition, all of the executive's restricted stock awards and stock options that would have vested in the next 24 months will vest and the options will remain exercisable for 90 days after the earlier of six months or the end of the salary continuation period, as described above.

   Mr. Kelly's agreement provides that if the distribution has not occurred by June 2001, he may voluntarily terminate his employment. If Mr. Kelly terminates his employment prior to a change in control, the employer will pay him his accrued salary and benefits through the date of termination. In addition, for 12 months, or until he violates certain restrictive covenants, the employer will continue to pay Mr. Kelly his base salary and one-twelfth of his target annual bonus (reduced by any salary and bonus payable by a subsequent employer during such time) and will provide him with health insurance coverage. In addition, all of his restricted stock awards will vest.

   If, within 36 months after a change in control, the executive's employment is terminated by the employer without cause or he resigns for good reason, the employer will be required to pay him his accrued salary and benefits through the date of termination plus 100% of his annual bonus opportunity for the current year. For 24 months or unless he violates certain restrictive covenants, the employer will continue to pay the executive his base salary and will provide him with health insurance coverage. In addition, all of the executive's restricted stock awards and stock options will vest and the options will remain exercisable for 90 days after the end of the salary continuation period, as described above.

   Whether or not a change in control shall have occurred, if the employment of the executive is terminated by reason of his death, disability or retirement, he will be entitled to his accrued salary and benefits through the date of termination and any death, disability or retirement benefits that may apply, but no additional severance amount. If the employer terminates the executive for cause, or if he resigns from the employer without good reason, he will be entitled to his accrued salary and benefits through the date of termination, but no additional severance amount. If Mr. Kelly terminates under these conditions before April 2001, he will be required to repay any advance on his first annual bonus and certain relocation costs paid by the employer.

   For purposes of these employment agreements, a change in control of the employer is generally defined as the acquisition by a third party of 35% or more of the voting power of the employer, or the consummation of certain mergers, asset sales or other major business combinations. A restructuring or separation of any line of business of the employer will not, of itself, constitute a change in control. Each of these employment agreements provides that the executive will be entitled to a tax gross-up payment from the employer to cover any excise tax liability he may incur as a result of payments or benefits contingent on a change in control, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   Currently, and until the distribution, NDC holds all of our outstanding shares. Based on what we know about the ownership of NDC common stock, we expect the following persons to own beneficially more than 5% of our outstanding shares outstanding immediately following the distribution and the purchase of CIBC's merchant acquiring business. These beneficial owners may alter their holdings following the date of distribution.

                                          Shares      Percentage of Percentage of
                                       Beneficially    Outstanding   Outstanding
Name of Beneficial Owner                 Owned(1)       Shares(2)     Shares(3)
------------------------               ------------   ------------- -------------
Canadian Imperial Bank of
 Commerce(3).........................   9,353,794(3)         0%         26.25%
Massachusetts Financial Services
 Company(4)..........................   2,679,951         10.2%           7.5%
Wanger Asset Management, Ltd., Wanger
 Asset Management L.P., and Acorn
 Investment Trust(5).................   2,511,600          9.5%           7.1%
T. Rowe Price Associates, Inc.(6)....   1,376,760(7)       5.2%           3.9%

--------
(1) Assumes for purposes of this table a distribution ratio of 0.8 of a share of Global Payments common stock for each share of NDC common stock held.
(2) Assumes that the distribution occurs but the acquisition of CIBC's merchant acquiring business does not occur. It also assumes that Global Payments has 26,279,708 shares of common stock outstanding, based on NDC having 32,849,635 shares of common stock outstanding on August 31, 2000.
(3) Assumes the completion of both the distribution and the purchase of CIBC's merchant acquiring business. It also assumes that Global Payments has 35,633,502 shares of common stock outstanding immediately after the acquisition.
(4) This information is contained in a Schedule 13G dated May 11, 2000 filed by Massachusetts Financial Services Company with the Securities and Exchange Commission, a copy of which was received by NDC. Such Schedule 13G states that Massachusetts Financial Services has sole voting power with respect to 2,738,479 NDC shares and sole dispositive power with respect to 3,349,939 NDC shares. Their address is 500 Boylston St., 15th Floor, Boston, MA 02116.
(5) This information is contained in a Schedule 13G dated February 11, 2000 filed by Wanger Asset Management Ltd., Wanger Asset Management L.P. and Acorn Investment Trust with the Commission, a copy of which was received by NDC. Such Schedule 13G states that Wanger Ltd., Wanger L.P. and Acorn have shared voting and dispositive power with respect to all shares. Their address is 227 W. Monroe St., Suite 3000, Chicago, IL 60606.
(6) This information is contained in a Schedule 13G dated June 9, 2000 filed by
    T. Rowe Price Inc. with the Commission, a copy of which was received by NDC. Such Schedule 13G states that T. Rowe Price has sole voting power with respect to 311,750 NDC shares and sole dispositive power with respect to 1,720,950 NDC shares. Their address is 100 East Pratt St., Baltimore, MD 21202.
(7) These securities are owned by various individual and institutional investors which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however,
    T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT

   Currently, and until the distribution, NDC holds all of our outstanding shares; therefore, none of our directors or executive officers owns any of the shares. We predict that following the distribution, our directors and executive officers will beneficially own that number of shares set forth below. Unless otherwise indicated, the projections are based on the number of NDC shares owned by such persons as of October 31, 2000 and reflect the distribution ratio of 0.8 of a Global Payments share for every share of common stock of NDC owned on the record date. The stock options and restricted stock holdings of our directors and executive officers have not been adjusted to give effect to the distribution, except for Mr. Yellowlees' holdings which have been adjusted to give effect to the distribution. For a complete explanation of how they will be adjusted, please refer to "Relationship Between NDC and Global Payments Following the Distribution--Employee Benefits Agreement" on page 22.

                                                        Shares     Percentage of
                                                     Beneficially   Outstanding
   Name                                              Owned(1)(2)     Shares(2)
   ----                                              ------------  -------------
Executive Officers:
 Paul R. Garcia.....................................    65,850(4)         *
 Thomas M. Dunn.....................................    83,811(5)         *
 James G. Kelly.....................................    32,000(6)         *
 Barry W. Lawson....................................    12,600(7)         *

Directors:
 Edwin H. Burba, Jr.................................       740            *
 Paul R. Garcia.....................................       -- (3)         *
 Pete Hart..........................................       --           --
 William I Jacobs...................................       --           --
 Robert A. Yellowlees...............................   652,569(8)       2.5%
                                                       -------          ---
All Directors and Executive Officers named above,
 which included
 8 persons as a group...............................   847,570          3.2%
                                                       =======          ===

--------
*  Less than 1%
(1) The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The beneficial owner has both voting and investment power over the shares, unless otherwise indicated. Shares underlying stock options that are exercisable within 60 days are deemed to be outstanding for the purpose of computing the outstanding shares owned by that particular person and by the group but are not deemed outstanding for other purposes.
(2) Assumes for purposes of this table a distribution ratio of 0.8 of a share of Global Payments common stock for each share of NDC common stock held. The stock options and restricted stock included in the numbers above have not been adjusted to give effect to the distribution. The percentage calculations are based on 26,279,708 shares outstanding. See note 2 on page 58 for an explanation of this assumption.
(3) Amounts listed for Mr. Garcia are set forth under Executive Officers.
(4) This amount includes 56,928 shares of restricted stock over which Mr. Garcia currently has sole voting power only.
(5) This amount includes 34,160 shares of common stock of which Mr. Dunn has the right to acquire beneficial ownership and 38,705 shares of restricted stock over which he currently has sole voting power only.
(6) This amount represents restricted stock over which Mr. Kelly has sole voting power only.
(7) This amount represents restricted stock over which Mr. Lawson has sole voting power only.
(8) This amount includes 274,832 shares of common stock of which Mr. Yellowlees has the right to acquire beneficial ownership, 32,000 shares held by The Yellowlees Charitable Trust, of which Mr. Yellowlees is the Trustee, 25,555 shares of restricted stock over which he currently has sole voting power only and 6,271 shares held by Mr. Yellowlees' wife as to which he disclaims all beneficial ownership.

                 DESCRIPTION OF GLOBAL PAYMENTS' CAPITAL STOCK

   Global Payments was formed on September 1, 2000. On October 27, 2000, NDC
subscribed for      shares of our common stock in a securities purchase exempt under Article 4(2) of the Securities Act of 1933.

Authorized Capital Stock

   Our articles of incorporation authorize 205,000,000 shares of all classes of stock, of which 5,000,000 are shares of preferred stock, and 200,000,000 are shares of common stock, no par value. Based on the number of NDC shares
outstanding on            , 2000.               of our shares, constituting all
of outstanding shares as of such date, will be issued to NDC stockholders on the distribution date. All of the shares to be distributed to NDC stockholders in the distribution will be fully paid and non-assessable.

   We have reserved     shares for issuance under our 2000 Long-Term Incentive
Plan, 1,200,000 shares for issuance under our 2000 Employee Stock Purchase Plan and 400,000 shares for issuance under our 2000 Non-Employee Directors Stock Option Plan. No shares of preferred stock have been issued, although shares of preferred stock have been reserved for issuance under the Rights Agreement (as described below).

   The following summary describes material provisions of our articles of incorporation and by-laws. You should read copies of these documents, which are included as exhibits to the Registration Statement on Form 10 which we have filed with the SEC. See "Where You Can Obtain Additional Information."

Common Stock

   Our shareholders will be entitled to one vote for each share on all matters voted on by shareholders, and our shareholders will possess all voting power, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of our preferred stock. Shareholders have no cumulative voting rights. Accordingly, the holders of a majority of our shares voting for the election of directors can elect all of the directors, if they choose to do so, subject to any rights of the holders of preferred stock to elect directors. Subject to any preferential or other rights of any outstanding series of our preferred stock that may be designated by our board of directors, our shareholders will be entitled to such dividends as our board of directors may declare from time to time from funds available therefor and, upon liquidation, will be entitled to receive pro rata all of our assets available for distribution to such holders. See "Risk Factors--We may not be able or we may decide not to pay dividends at a level anticipated by shareholders on our common stock, which could reduce your return on shares you hold" on page 13 and "Dividend Policy" on page 29.

Preferred Stock

   Our articles of incorporation authorize our board of directors, without further shareholder approval (except as may be required by applicable law or New York Stock Exchange regulations), to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as stated in the resolution adopted by our board of directors providing for the issuance of such series and as are permitted by the Georgia Business Corporation Code. See "Anti-Takeover Effects of Our Articles of Incorporation, By-laws, Rights Agreement and Georgia Law--Preferred Stock" on page 66. If our board of directors issues preferred stock, the rights and privileges of our shareholders could be made subject to the rights and privileges of the holders of preferred stock. We have no plans to issue any preferred stock, except that our rights agreement provides for the issuance of shares of participating preferred stock under the circumstances specified in the rights agreement, upon exercise or exchange of rights issued thereunder. See "Anti-Takeover Effects of Our Articles of Incorporation, By-laws, Rights Agreement and Georgia Law-- Rights Agreement" beginning on page 66.

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No Preemptive Rights

   No shareholder of any class of stock authorized at the distribution date will have any preemptive right to subscribe to any kind or class of our securities.

Transfer Agent And Registrar

   Our transfer agent and registrar is SunTrust Bank.

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          SUMMARY OF THE PURCHASE OF CIBC MERCHANT ACQUIRING BUSINESS

General

   On November 9, 2000, we agreed to acquire certain net assets of the merchant acquiring business of Canadian Imperial Bank of Commerce and to form a 10-year marketing alliance with CIBC to offer VISA and debit card payment products and services in Canada. Upon completion of the acquisition, CIBC will be our largest shareholder and will be entitled to nominate two persons for election to the board of directors.

   The acquisition will be recorded using the purchase method of accounting. We intend to operate the business in a manner consistent with CIBC's historical operations. We will retain the major functions of sales, support and equipment deployment in Canada and contract with CIBC for other key functions.

   The acquisition is subject to completion of the distribution and customary closing conditions, including obtaining all required regulatory approvals in the United States and Canada. We anticipate closing within ten days after the distribution is completed, subject to regulatory approval.

   The following is a summary of each of the primary agreements involved in the acquisition, the asset purchase agreement, the marketing alliance agreement, the CIBC credit facility and the investor rights agreement. Copies of these agreements have been filed as exhibits to our registration statement on Form
10. Please refer to "Where You Can Obtain Additional Information" for information on how you can review these agreements.

Purchase Agreement

   On November 9, 2000, we entered into an asset purchase agreement with CIBC to purchase substantially all of the assets of their merchant acquiring business. We have agreed to pay CIBC approximately $137 million for the assets which they will in turn immediately use to purchase 26.25% of the total number of shares of our common stock outstanding or reserved for issuance upon exercise of outstanding stock options on the closing date of the acquisition pursuant to a stock purchase agreement.

   The asset purchase agreement contains non-competition provisions for CIBC and us. CIBC has agreed that it will not compete with us in the United States or Canada by soliciting or accepting merchant acquiring business or acquire control of a company with a merchant acquiring business for a period of time ending the later of three years following the closing of the acquisition or one year after any termination of the marketing alliance agreement, which has an initial 10 year term and is described below. We have agreed that we will not compete with CIBC by introducing or making available banking products to merchants who are customers of CIBC.

   The asset purchase agreement contains customary representations and warranties from CIBC regarding the assets in the merchant acquiring business. In addition to the customary conditions to the closing of the transaction, the agreement requires the execution and delivery of a stock purchase agreement, a transition agreement, a marketing alliance agreement, an investor rights agreement, a trademark license agreement and a credit facility. There are also regulatory approvals that must be satisfied prior to the closing. These include approvals or waivers under the Canadian Competition Act, the Investment Canada Act, the Bank Act (Canada), the Bank Holding Company Act (U.S.), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (U.S.), and by the Office of the Superintendent of Financial Institutions (Canada). The agreement also requires that the distribution as contemplated in this information statement must be completed prior to the closing of the acquisition.

   The stock purchase agreement under which CIBC will purchase 26.25% of our common stock calculated on a fully-diluted basis will contain customary representations and warranties regarding our common stock and CIBC's investment experience and investment intent.

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   Under the terms of the asset purchase agreement and the stock purchase agreement, CIBC agrees to indemnify us for breaches of their representations and warranties and covenants and for liabilities other than those expressly assumed by us. There will be no indemnity obligation by CIBC unless our losses are greater than $500,000 and then only to the extent that the losses exceed that amount. In addition, there is an overall indemnity cap that limits CIBC's indemnity obligation to no more than C$150,000,000. We have agreed to indemnify CIBC for breaches of our representations and warranties and covenants and for the assumed liabilities, with the same indemnity limitations as CIBC's.

Marketing Alliance Agreement

   As part of the acquisition, we will enter into a marketing alliance agreement with CIBC. Under the marketing alliance,

  . CIBC will refer all new merchant processing relationships exclusively to us in exchange for a referral fee;

  . we will encourage our new merchant customers who were initially targeted by our joint marketing efforts to open merchant accounts with CIBC; and

  .  we will work together to develop emerging payment solutions.

   The marketing alliance will be branded and advertised under the name "CIBC MCS, an alliance with Global Payments Inc." Our use of the bank's name will be covered by a separate trademark license agreement.

   CIBC will also continue to provide the banking services required as part of the merchant processing business and will provide us with access to VISA and MasterCard clearing capabilities in the U.S. and VISA clearing capabilities in Canada. The marketing alliance agreement has an initial term of ten years.

CIBC Credit Agreement

   The acquisition will also include a credit facility that CIBC will provide to us that will provide a line of credit of up to C$140 million with an additional overdraft facility available to cover larger advances during periods of peak usage of credit and debit cards. The facility will carry an interest rate based on Canadian Dollar LIBOR (C$LIBOR). It contains customary covenants and events of default. The line of credit will be secured by a first priority security interest in our accounts receivable from VISA Canada/International, and will be guaranteed by us and our subsidiaries. This guarantee will be subordinated to our primary credit facility. The CIBC credit facility will have an initial term of 364 days from the date of the closing of the acquisition. The credit facility is renewable annually at CIBC's option.

Investor Rights Agreement

   At the closing of the acquisition, we will enter into an investor rights agreement with CIBC which grants rights to and imposes restrictions on CIBC as a shareholder, other than those shared by all of our shareholders.

   The agreement will restrict CIBC's right to resell the shares of common stock it will receive when we purchase CIBC's merchant acquiring business. CIBC may sell these share at any time, if it has our prior written consent, if the sale is to a CIBC subsidiary, or if it is required to do so by a regulatory body. During the period starting two years after closing and ending on the earlier of six months after termination of the marketing alliance agreement or three years following the closing, CIBC may only sell its shares pursuant to the limitations provided in Rule 144 under the Securities Act or pursuant to a tender offer that has not been rejected by our board of directors.

   The agreement also will restrict CIBC's ability to purchase additional shares of our common stock until the earlier of five years after the closing of the acquisition, or six months after the termination of the marketing alliance agreement. Under this standstill, CIBC will agree that it will not purchase more than 29.9% of our

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common stock during this period, unless an unaffiliated third party has commenced a tender offer for 40% or more of our common stock that our board does not reject or such third party acquires 35% or more of our outstanding common stock. Furthermore, during the standstill period, CIBC may not undertake to effect or participate in any acquisition of our voting securities or a substantial portion of our assets through any merger, recapitalization, tender or exchange offer or any other means, or seek to exercise a controlling influence over our board of directors.

   Three years after the closing of the acquisition, CIBC will be permitted to participate in any of our registered public offerings of securities or they may require us to register their shares of our common stock for sale to the public subject to customary limitations.

   At the closing of the acquisition, we will appoint two designees of CIBC to our board. One designee will be appointed to a term ending not less than one year after the closing and the other designee will be appointed to a term ending not less than two years after the closing. Following the expiration of their initial terms, we will nominate CIBC's directors for re-election for one additional term and will use our best efforts to elect them to our board. We will also appoint one of the designees to the audit and compensation committees of our board as well as other key committees mutually agreed to by the parties.

   The investor rights agreement will also limit our actions and business and those of CIBC as required by regulatory authorities. Specifically, we will agree to limit our acquisitions of voting securities and assets of other companies and businesses, and the types of businesses in which we engage, to comply with the provisions of the Bank Holding Company Act (U.S.) and the Bank Act (Canada). If we fail to comply with this provision, CIBC will no longer be bound by the restrictions on transfer of their shares of our common stock and will automatically be permitted to demand registration of their shares.

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                             ANTI-TAKEOVER EFFECTS
                   OF OUR ARTICLES OF INCORPORATION, BY-LAWS,
                        RIGHTS AGREEMENT AND GEORGIA LAW

General

   Our articles of incorporation, by-laws, rights agreement and the Georgia Business Corporation Code contain certain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, a proxy contest or otherwise. These provisions have been implemented to enable us, particularly (but not exclusively) in the initial years of our existence as an independent, publicly owned company, to develop our business in a manner which will foster long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of our company and its shareholders. See also "--Rights Agreement" beginning on page 66 and "Anti-Takeover Legislation--Georgia Law" beginning on page 69. These provisions could discourage third parties from making proposals to acquire or control our company, even if some of the proposals, if made, might be considered desirable by a majority of our shareholders.

   These provisions may also make it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. In addition, certain provisions of the tax sharing agreement may also have the effect of discouraging third parties from proposing to acquire or control us prior to the second anniversary of the distribution date. See "Relationship Between NDC and Global Payments Following the Distribution--Tax Sharing and Indemnity Agreement" beginning on page 21. Set forth below is a description of the provisions contained in our articles of incorporation and by-laws, the rights agreement and the Georgia Code that could impede or delay an acquisition of control that our board of directors has not approved. The full text of the articles of incorporation, by-laws and rights agreement have been filed as exhibits to the Registration Statement on Form 10 which we have filed with the SEC. See "Where You Can Obtain Additional Information."

Classified Board of Directors

   Before the distribution, our articles of incorporation and by-laws will divide our board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The first class of directors will initially serve a one-year term, and the second class of directors will initially serve a two-year term. Thereafter, each class of directors will be elected for a three-year term. See "Management--Directors" beginning on page 43.

   Our staggered board of directors could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of our board of directors until the second annual shareholders meeting following the date on which the acquiror obtains the controlling stock interest. This result could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company.

Number of Directors; Removal; Filling Vacancies

   Our articles of incorporation and by-laws provide that the number of directors shall be fixed by resolution of our shareholders or by resolution of two-thirds ( 2/3) of the board of directors, from time to time. Our articles of incorporation provide that shareholders may remove directors only for cause and by the affirmative vote of at least two-thirds ( 2/3) of the shares entitled to vote.

   Only a majority vote of the remaining directors, or if only one, the sole remaining director, may fill vacancies on the board of directors.


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Shareholder Action

   Shareholder action may be taken only at an annual meeting of shareholders or a special meeting of shareholders or by the unanimous written consent of all of the shareholders. Special meetings of shareholders may be called by our board of directors, by the chairman of the board of directors or the affirmative vote of at least two-thirds ( 2/3) of the shares entitled to vote.

Advance Notice to Board of Directors Prior to Business Combination

   Our by-laws provide that our board of directors shall not approve or authorize a business combination transaction involving our company or any of our subsidiaries without giving each board member five days prior written notice of such transaction. This provision may not be modified, amended or repealed except by the affirmative vote of the holders of a majority of the outstanding shares of common stock.

Advance Notice for Shareholder Proposals or Nominations at Meetings

   Any shareholder proposals or director nominations must be provided to us in writing at least 120 days before the date of an annual meeting of shareholders (in determining such date, one uses the mailing date for the previous year's annual meeting) or, in the case of a special meeting of shareholders, within 10 days after notice of the meeting was sent to the shareholders. This provision may preclude shareholders from bringing matters before the shareholders at an annual meeting or from making nominations for directors at an annual meeting.

Amendments to By-laws

   Either the board of directors or the holders of two-thirds ( 2/3) of the shares of stock entitled to vote at an annual or special meeting of shareholders may amend or repeal our by-laws.

Preferred Stock

   Our board of directors has the power to issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series.

   The authorized shares of preferred stock, as well as common stock, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which our securities may be listed. We will be able to issue shares of preferred stock without the expense and delay of a special shareholders' meeting. We believe that the availability of preferred stock provides us with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which might arise. Although our board of directors has no present intention to issue a series of preferred stock, it does have the power (subject to applicable law) to do so. Our rights agreement provides for the issuance of shares of participating preferred stock under the circumstances specified in the rights agreement, upon exercise or exchange of rights issued thereunder. The preferred stock could, depending on its terms, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock that has class voting rights might impede a business combination because the holders of that series of preferred stock may be able to block such a transaction. See "--Rights Agreement" below.

Rights Agreement

   We will issue one preferred share purchase right for each share of our common stock distributed in the distribution.

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   The rights are designed to ensure that all shareholders receive fair and equal treatment in the event of any unsolicited proposal to acquire control of our company and to guard against takeover tactics that are not in the best interests of all shareholders. The rights could make a third party's acquisition attempt more difficult if the transaction is not approved by our board of directors.

   Concurrent with the distribution, our board of directors will declare a distribution of one right for each outstanding share of our common stock to
shareholders of record at the close of business on              , 2000 and for
each share of common stock issued (including shares distributed from treasury) by us thereafter and prior to the separation time (as described below). Each right entitles the registered holder to purchase from us one ten-thousandth ( 1/10,000th) of a share (which we refer to as a unit) of Series A Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price of $100 per unit, subject to adjustment. The description and terms of the rights are set forth in the rights agreement. See "Where You Can Obtain Additional Information."

   Initially, the rights will attach to all certificates representing shares of our outstanding common stock, and no separate rights certificates will be distributed. The rights will separate from the common stock (or flip-in) and the separation time will occur upon the earlier of:

  . ten business days (unless otherwise accelerated or delayed by our Board of Directors) following our public announcement that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 20% or more of our then-outstanding shares of common stock, or

  . ten business days (unless otherwise delayed by our board of directors) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the then-outstanding shares of our common stock.

   CIBC and its affiliates will be excluded from this provision and the acquisition by CIBC of 26.25% of our common stock and for any further acquisition by CIBC of our common stock up to 29.90% of our common stock will not cause the rights to separate from our common stock.

   Promptly after the separation time, we will mail rights certificates to holders of record of common stock as of the close of business on the date when the separation time occurs and, thereafter, the separate rights certificates alone will represent the rights. Effective as of the separation time, holders of rights that are or were beneficially owned by an acquiring person or an acquiring persons' affiliate or associate thereof or by any transferee of any of the foregoing, shall be void.

   The rights are not exercisable until the separation time and will expire at
the close of business on        , 2010 unless we earlier exchange or terminate
them, as described below.

   If a flip-in occurs and if we have not terminated the rights, then a right entitles its holder to acquire shares of our common stock (rather than preferred stock) having a value equal to twice the right's exercise price. Instead of issuing shares of common stock upon exercise of a right following a flip-in date, we may substitute one ten-thousandth ( 1/10,000th) of a share of preferred stock for each share of common stock issuable. In the event we do not have sufficient treasury shares or authorized but unissued shares of common stock or preferred stock to permit exercise in full of the rights, we may substitute cash, debt or equity securities or other assets (or any combination of the above). In addition, our board of directors may, after a flip-in date and prior to the time that an acquiring person becomes the beneficial owner of more than 50% of the common stock, elect to exchange all outstanding rights (other than rights that have become void) for shares of common stock at an
exchange ratio (subject to adjustment) of     share of common stock per right.
Notwithstanding any of the foregoing, rights that are, or (under certain circumstances set forth in the rights agreement) were, beneficially owned by any person on or after the date such person becomes an acquiring person will be null and void.

   Following the flip-in date, if an acquiring person controls our board of directors, then we shall not enter into an agreement with respect to, consummate or permit to occur any (i) consolidation, merger or share exchange if either the acquiring person (or an affiliate or associate of the acquiring person) is a party to the

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transaction or the terms of the transaction are not the same for the acquiring person as for the other holders of common stock or (ii) sale or transfer of a majority of our assets, unless, in each case, we enter into an agreement for the benefit of the holders of the rights (other than rights that have become void) providing that upon consummation of such transaction each right (other than rights that have become void) shall constitute the right to purchase stock in the acquiring entity having a value equal to twice the exercise price of the rights.

   The exercise price payable and the number of rights outstanding are subject to adjustment from time to time to prevent dilution in the event of a stock dividend, stock split or reverse stock split, or other recapitalization which would change the number of shares of common stock outstanding.

   If prior to the separation time, we distribute securities or assets in exchange for common stock (other than regular cash dividends or a dividend paid solely in common stock) whether by dividend, reclassification, or otherwise, we shall make such adjustments, if any, in the exercise price, number of rights and otherwise as the board of directors deems appropriate.

   At any time until the close of business on the flip-in date, the board of directors may terminate all of the rights without any payment to the holders thereof. The board of directors may condition termination of the rights upon the occurrence of a specified future time or event. Rights that are terminated will become null and void.

   Any provisions of the rights agreement may be amended at any time prior to the close of business on the flip-in date without the approval of holders of the rights, and thereafter, the rights agreement may be amended without approval of the holders of the rights in any way which does not materially adversely affect the interests of the rights holders generally or to cure an ambiguity or to correct or supplement any provision which may be inconsistent with any other provision or otherwise defective.

   Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to us or to our shareholders, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable.

   We have initially reserved          whole shares of preferred stock for
issuance upon exercise of the rights. The number of shares of preferred stock subject to the rights may be increased or decreased (but not below the number of shares then outstanding) by our board of directors.

   Each unit of preferred stock will receive dividends at a rate per unit equal to any dividends (except dividends payable in common stock) paid with respect to a share of common stock and, on a quarterly basis, an amount per whole share
of preferred stock equal to the excess of $       over the aggregate dividends
per whole share of preferred stock during the immediately preceding three-month period.

   In the event of liquidation, the holder of each unit of preferred stock will
receive a preferred liquidation payment equal to the greater of $        or the
per share amount paid in respect of a share of common stock.

   Each unit of preferred stock will have one vote, voting together with the common stock.

   In the event of any merger, consolidation, statutory share exchange or other transaction in which shares of common stock are exchanged, each unit of preferred stock will be entitled to receive the per share consideration paid in respect of each share of common stock.

   The rights of holders of the preferred stock as to dividends, liquidation and voting, and in the event of mergers, statutory share exchanges and consolidations, are protected by customary anti-dilution provisions.

   Because of the nature of the preferred stock's dividend, liquidation and voting rights, the economic value of one unit of preferred stock that may be acquired upon the exercise of each right should approximate the economic value
of     share of common stock.

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   The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors unless the offer is conditioned on a substantial number of rights being acquired. However, the rights will not interfere with any merger, statutory share exchange or other business combination approved by our board of directors since the rights may be terminated upon resolution of our board of directors at any time on or before the close of business on a date ten business days after our announcement that a person has become an acquiring person. Thus, the rights are intended to encourage persons who may seek to acquire control of us to initiate such an acquisition through negotiations with our board of directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of us or seeking to obtain control of us. To the extent any potential acquirors are deterred by the rights, the rights may have the effect of preserving incumbent management in office.

Anti-Takeover Legislation--Georgia Law

   The Georgia Code generally restricts a company from entering into certain business combinations with any person or entity that is the beneficial owner of at least 10% of a company's voting stock or its affiliates for a period of five years after the date on which such shareholder obtained 10% of the company's stock, unless (i) the board of directors approves the transaction prior to the date such person obtained 10% of the stock, (ii) the shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%, or (iii) subsequent to acquiring 10% of the stock, the shareholder acquires 90% of the company's voting stock and the holders of a majority of the voting stock entitled to vote, other than the shareholder seeking to enter into the business combination, approves the business combination. We have elected to be covered by this business combination statute.

   The Georgia Code also contains provisions that impose certain fair price and other procedural requirements applicable to certain business combinations with any person who owns 10% or more of the common stock. These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, certain Georgia corporations. The fair price statute applies to a company only if the company elects to be covered by the restrictions imposed by these statutes. We have not elected to be covered by the fair price statute.

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            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Our articles of incorporation eliminate the personal liability of our directors to our company or its shareholders for monetary damages for breach of fiduciary duty as a director to the extent permitted under the Georgia Code. Our directors remain liable for (i) any appropriation, in violation of the director's duties, of any business opportunity, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions as set forth in section 14-2-832 of the Georgia Code, or (iv) any transactions from which the director derived an improper personal benefit. If the Georgia Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Georgia Code, as amended, without further action by the shareholders. These provisions in our articles of incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties.

   Our by-laws require us to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of our company) because the person is or was our director or officer against liability incurred in such proceeding. We are not, however, required to indemnify officers and directors for liability incurred in a proceeding in which the director or officer is adjudged liable to us or is subjected to injunctive relief in our favor for (i) any appropriation, in violation of the director's or officer's duties, of any business opportunity,
(ii) any acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) any types of liability with respect to distributions as set forth in section 14-2-832 of the Georgia Code, or (iv) any transaction from which such officer or director received an improper personal benefit. In addition, our by-laws provide that we (i) must advance funds to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because that person is a director or officer if other conditions are satisfied, and (ii) may indemnify and advance expenses to any employee or agent who is not a director or officer to the same extent and subject to the same condition that we could, without shareholder approval under the Georgia Code, indemnify and advance expenses to a director.

   There is no pending litigation or proceeding involving any of our directors, officers, employees or any other agent of as to which indemnification is sought by any director, officer, employee or other agent.

                                    EXPERTS

   The consolidated financial statements for us and our subsidiaries at May 31, 2000 and May 31, 1999, and for each of the three years in the period ended May 31, 2000, and the financial statements for the CIBC Merchant Acquiring Business at July 31, 2000 and October 31, 1999 and the nine months ended July 31, 2000 and the years ended October 31, 1999 and 1998, appearing in this information statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon said report given on the authority of such firm as experts in giving said reports.

                  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

   We have filed a Registration Statement on Form 10 with the Securities and Exchange Commission under the Exchange Act, with respect to our common stock and the preferred stock purchase rights associated with each share of our common stock. This document does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

   You may inspect and copy the Registration Statement and the exhibits thereto at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Securities and Exchange Commission at Seven World Trade Center, Thirteenth Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information can be obtained by mail from the Public Reference Branch of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov. Our website address is http://www.globalpaymentsinc.com.

   After the distribution, we will be required to comply with the reporting requirements of the Exchange Act and to file with the SEC reports, proxy statements and other information as required by the Exchange Act. Additionally, we will be required to provide our annual reports containing audited financial statements to our shareholders in connection with its annual meetings of shareholders. After the distribution, you may inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC or obtained by mail or over the Internet from the SEC, as described above. After the distribution, the Global Payments shares will be listed on the New York Stock Exchange. When the Global Payments shares commence trading on the New York Stock Exchange, such reports, proxy statements and other information will be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
NDC eCOMMERCE BUSINESS SEGMENT (To be reorganized as Global Payments Inc.)
 Historical:
  Report of Independent Public Accountants................................   F-2
  Combined Statements of Income for the Three Months ended August 31, 2000 and 1999 (unaudited) and for the Years ended May 31, 2000, 1999, and
   1998 ..................................................................   F-3
  Combined Balance Sheets as of May 31, 2000 and 1999 and August 31, 2000
   (unaudited) ...........................................................   F-4
  Combined Statements of Cash Flows for the Three Months ended August 31,
   2000 and 1999 (unaudited) and for the Years ended May 31, 2000, 1999,
   and 1998 ..............................................................   F-5
  Combined Statements of Changes in Shareholder's Equity for the Years
   ended May 31, 2000, 1999, and 1998 and for the Three Months ended
   August 31, 2000 (unaudited) ...........................................   F-6
  Notes to Combined Financial Statements..................................   F-7
  Report of Independent Public Accountants as to Schedule.................  F-18
  Combined Schedule II--Valuation & Qualifying Accounts...................  F-19
 Pro Forma (Unaudited)
  Introduction to the Pro Forma Combined Financial Statements.............  F-20
  Pro Forma Combined Balance Sheet as of August 31, 2000..................  F-21
  Pro Forma Combined Income Statement for the Year ended May 31, 2000.....  F-22
  Pro Forma Combined Income Statement for the Three Months ended August
   31, 2000...............................................................  F-23
  Notes to Unaudited Pro Forma Combined Financial Statements..............  F-24

CIBC MERCHANT ACQUIRING BUSINESS
 Report of Independent Public Accountants.................................  F-26
 Balance Sheets as of July 31, 2000 and October 31, 1999..................  F-27
 Statements of Income for the Nine Months ended July 31, 2000 and the
  Years ended October 31, 1999 and 1998...................................  F-28
 Statements of Cash Flows for the Nine Months ended July 31, 2000 and the
  Years ended October 31, 1999 and 1998...................................  F-29
 Statements of Changes in CIBC's Equity in Division for the Nine Months
  ended July 31, 2000 and the Years ended October 31, 1999 and 1998.......  F-30
 Notes to Financial Statements............................................  F-31

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To National Data Corporation:

   We have audited the accompanying combined balance sheets of the NDC eCommerce business segment (to be reorganized as Global Payments Inc., a Georgia corporation--Note 1) as of May 31, 2000 and May 31, 1999 and the related combined statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the NDC eCommerce business segment as of May 31, 2000 and May 31, 1999 and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia
August 25, 2000

                         COMBINED STATEMENTS OF INCOME
                         NDC eCOMMERCE BUSINESS SEGMENT

              (To be reorganized as Global Payments Inc.--Note 1)
                     (In thousands, except per share data)

                                Three Months
                                    Ended
                                 August 31,          Year Ended May 31,
                               ----------------  ----------------------------
                                2000     1999      2000      1999      1998
                               -------  -------  --------  --------  --------
                                 (unaudited)
Revenues...................... $87,191  $89,828  $340,033  $330,051  $291,547
                               -------  -------  --------  --------  --------
Operating expenses:
 Cost of service..............  45,881   46,022   181,479   169,805   153,518
 Sales, general and
  administrative..............  24,728   23,267    95,342    83,571    80,055
                               -------  -------  --------  --------  --------
                                70,609   69,289   276,821   253,376   233,573
                               -------  -------  --------  --------  --------
Operating income..............  16,582   20,539    63,212    76,675    57,974
                               -------  -------  --------  --------  --------
Other income (expense):
 Interest and other income....     700      283       796     1,183     1,450
 Interest and other expense...  (1,791)  (1,533)   (6,119)   (7,448)   (6,190)
 Minority interest in
  earnings....................  (1,427)  (1,071)   (4,117)   (3,809)   (2,626)
                               -------  -------  --------  --------  --------
                                (2,518)  (2,321)   (9,440)  (10,074)   (7,366)
                               -------  -------  --------  --------  --------
Income before income taxes....  14,064   18,218    53,772    66,601    50,608
Provision for income taxes....   5,415    7,014    20,725    25,265    19,531
                               -------  -------  --------  --------  --------
 Net income................... $ 8,649  $11,204  $ 33,047  $ 41,336  $ 31,077
                               =======  =======  ========  ========  ========
Basic weighted average shares
 outstanding..................  26,309   27,101    26,586    26,980    25,760
                               -------  -------  --------  --------  --------
Basic earnings per share...... $  0.33  $  0.41  $   1.24  $   1.53  $   1.21
                               =======  =======  ========  ========  ========


    The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                            COMBINED BALANCE SHEETS
                         NDC eCOMMERCE BUSINESS SEGMENT

              (To be reorganized as Global Payments Inc.--Note 1)
                                 (In thousands)

                                                August 31,  May 31,   May 31,
                                                   2000       2000      1999
                                                ----------- --------  --------
                                                (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents.....................  $  1,199   $  2,766  $  1,356
 Billed accounts receivable....................    38,019     35,176    38,779
 Allowance for doubtful accounts...............    (1,148)    (1,231)   (1,202)
                                                 --------   --------  --------
  Accounts receivable, net.....................    36,871     33,945    37,577
                                                 --------   --------  --------
 Merchant processing receivable................    33,939     32,497    22,063
 Income tax receivable.........................       --         980     5,340
 Inventory.....................................     3,976      3,694     1,582
 Deferred income taxes.........................       --         --        828
 Prepaid expenses and other current assets.....     7,875      6,343     3,956
                                                 --------   --------  --------
  Total current assets.........................    83,860     80,225    72,702
                                                 --------   --------  --------
Property and equipment, net....................    24,290     28,665    31,769
Intangible assets, net.........................   171,181    173,726   184,074
Investments....................................     5,000      5,000       --
Other..........................................     1,519        330     1,122
                                                 --------   --------  --------
  Total Assets.................................  $285,850   $287,946  $289,667
                                                 ========   ========  ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
 Due to NDC....................................  $ 75,014   $ 96,125  $ 89,375
 Merchant processing payable...................    18,088     11,880    23,725
 Current portion of long-term debt.............       --         --      6,000
 Obligations under capital leases..............     2,842      2,900     3,400
 Accounts payable and accrued liabilities......    21,341     25,249    27,792
 Income taxes payable..........................     3,823        --        --
 Deferred income taxes.........................       410        410       --
                                                 --------   --------  --------
  Total current liabilities....................   121,518    136,564   150,292
                                                 --------   --------  --------
Obligations under capital leases...............     3,664      4,332     6,374
Deferred income taxes..........................     5,403      5,403     4,855
Other long-term liabilities....................     3,824      2,291     1,401
                                                 --------   --------  --------
  Total liabilities............................   134,409    148,590   162,922
                                                 --------   --------  --------
Commitments and contingencies
Minority interest in equity of subsidiaries....    18,751     18,472    18,732
Shareholder's equity:
 NDC equity investment.........................   133,004    121,250   108,178
 Cumulative translation adjustment.............      (314)      (365)     (165)
                                                 --------   --------  --------
  Total shareholder's equity...................   132,690    120,885   108,013
                                                 --------   --------  --------
Total Liabilities and Shareholder's Equity.....  $285,850   $287,946  $289,667
                                                 ========   ========  ========

      The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                       COMBINED STATEMENTS OF CASH FLOWS
                         NDC eCOMMERCE BUSINESS SEGMENT

              (To be reorganized as Global Payments Inc.--Note 1)
                                 (In thousands)

                             Three Months Ended
                                 August 31,            Year Ended May 31,
                             --------------------  ----------------------------
                               2000       1999       2000      1999      1998
                             ---------  ---------  --------  --------  --------
                                 (unaudited)
Cash flows from operating
 activities:
 Net income................  $   8,649  $  11,204  $ 33,047  $ 41,336  $ 31,077
 Adjustments to reconcile
  net income to cash
  provided by operating
  activities before changes
  in assets and
  liabilities:
  Depreciation and
   amortization............      2,450      2,528     9,688     9,438     8,650
  Amortization of acquired
   intangibles and
   goodwill................      2,546      2,601    10,340    10,515     9,806
  Deferred income taxes....        --         --      1,786     6,690     1,804
  Minority interest in
   earnings................      1,427      1,071     4,117     3,809     2,626
  Provision for bad debts..        132         87     1,019       479       502
  Other, net...............        394        441     1,500     1,909     1,884
 Changes in assets and
  liabilities which
  provided (used) cash, net
  of the effects of
  acquisitions:
  Accounts receivable,
   net.....................     (3,035)    (9,335)    2,423    (4,843)   (3,146)
  Merchant processing......      4,766     (7,073)  (22,280)    1,488    (2,386)
  Inventory................       (282)      (612)   (2,112)     (739)      539
  Prepaid expenses and
   other assets............     (2,607)    (5,069)   (1,269)      (54)   (2,493)
  Accounts payable and
   accrued liabilities.....     (2,486)    15,547      (999)   (3,589)    1,769
  Deferred income..........        512       (134)     (324)      150      (146)
  Income taxes.............      4,803     10,199     4,360    (6,120)   (4,688)
                             ---------  ---------  --------  --------  --------
 Net cash provided by
  operating activities.....     17,269     21,455    41,296    60,469    45,798
                             ---------  ---------  --------  --------  --------
Cash flows from investing
 activities:
 Capital expenditures......     (2,016)    (1,878)   (6,002)  (12,528)   (8,666)
 Business acquisitions, net
  of acquired cash.........        --         --        --     (1,484)  (16,966)
 Increase in investments...        --         --     (5,000)      --        --
                             ---------  ---------  --------  --------  --------
 Net cash used in investing
  activities...............     (2,016)    (1,878)  (11,002)  (14,012)  (25,632)
                             ---------  ---------  --------  --------  --------
Cash flows from financing
 activities:
 Net borrowings
  (repayments) to (from)
  NDC......................    (21,111)       500     6,750   (20,000)   37,500
 Net increase (decrease) in
  NDC equity investment....      6,165    (11,324)  (21,800)  (18,596)  (50,351)
 Principal payments under
  capital lease
  arrangements and other
  long-term debt...........       (726)    (6,891)   (9,457)   (3,552)   (3,431)
 Distributions to minority
  interests................     (1,148)    (1,194)   (4,377)   (4,080)   (5,118)
                             ---------  ---------  --------  --------  --------
 Net cash provided by (used
  in) financing
  activities...............    (16,820)   (18,909)  (28,884)  (46,228)  (21,400)
                             ---------  ---------  --------  --------  --------
Increase (decrease) in cash
 and cash equivalents......     (1,567)       668     1,410       229    (1,234)
Cash and cash equivalents,
 beginning of period.......      2,766      1,356     1,356     1,127     2,361
                             ---------  ---------  --------  --------  --------
Cash and cash equivalents,
 end of period.............  $   1,199  $   2,024  $  2,766  $  1,356  $  1,127
                             =========  =========  ========  ========  ========

      The accompanying notes are an integral part of these Combined Financial
                                  Statements.

             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                        NDC eCOMMERCE BUSINESS SEQUENCE

              (To be reorganized as Global Payments Inc.--Note 1)
                                 (In thousands)

                                                         Accumulated
                                                            Other
                                             NDC Equity Comprehensive  Total
                                             Investment     Loss       Equity
                                             ---------- ------------- --------
Balance at May 31, 1997.....................  $104,027      $  17     $104,044
                                              --------      -----     --------
 Comprehensive income
  Net income................................    31,077                  31,077
  Foreign currency translation adjustment...                 (141)        (141)
                                                                      --------
 Total comprehensive income.................                            30,936
                                                                      --------
 Net transactions with NDC..................   (13,264)                (13,264)
 Net distributions to NDC...................   (36,820)                (36,820)
                                              --------      -----     --------
Balance at May 31, 1998.....................    85,020       (124)      84,896
                                              --------      -----     --------
 Comprehensive income
  Net income................................    41,336                  41,336
  Foreign currency translation adjustment...                  (41)         (41)
                                                                      --------
 Total comprehensive income.................                            41,295
                                                                      --------
 Net transactions with NDC..................   (13,224)                (13,224)
 Net distributions to NDC...................    (4,954)                 (4,954)
                                              --------      -----     --------
Balance at May 31, 1999.....................   108,178       (165)     108,013
                                              --------      -----     --------
 Comprehensive income
  Net income................................    33,047                  33,047
  Foreign currency translation adjustment...                 (200)        (200)
                                                                      --------
 Total comprehensive income.................                            32,847
                                                                      --------
 Net transactions with NDC..................   (12,718)                (12,718)
 Net distributions to NDC...................    (7,257)                 (7,257)
                                              --------      -----     --------
Balance at May 31, 2000.....................   121,250       (365)     120,885
                                              --------      -----     --------
 Comprehensive income (unaudited)...........
  Net income (unaudited)....................     8,649                   8,649
  Foreign currency translation adjustment
   (unaudited)..............................                   51           51
                                                                      --------
 Total comprehensive income (unaudited).....                             8,700
                                                                      --------
 Net transactions with NDC (unaudited)......    (6,051)                 (6,051)
 Net distributions to NDC (unaudited).......     9,156                   9,156
                                              --------      -----     --------
Balance at August 31, 2000 (unaudited)......  $133,004      $(314)    $132,690
                                              ========      =====     ========

    The accompanying notes are an integral part of these Combined Financial
                                  Statements.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1--Spin off and Basis of Presentation

   In December 1999, National Data Corporation announced its intent to spin-off the NDC eCommerce business segment into a separate publicly traded company with its own management and Board of Directors. This Distribution is expected to
occur on            , 2000 (the "Distribution Date") and will be accomplished
by forming Global Payments Inc. ("Global Payments"), transferring the stock of the companies which comprise the NDC eCommerce business segment to Global Payments and then distributing all of the shares of common stock of Global Payments to NDC's stockholders. NDC stockholders will receive 0.8 share of Global Payments for each NDC share held as of the Distribution Date. After the Distribution, Global Payments and NDC will be two separate public companies. Global Payments was incorporated on September 1, 2000 and will not have any operations, assets or liabilities until immediately prior to the Distribution.

   These combined financial statements include the accounts of the subsidiaries of NDC that comprise its eCommerce business segment (collectively referred to as "the Company"). The Company is an integrated provider of high volume electronic transaction processing and value-added end-to-end information services and systems to merchants, multinational corporations, financial institutions, and government agencies. These services are marketed to customers within the merchant services and the funds transfer business through various sales channels. The Company's operations are provided in the United States, Canada, and Europe.

   The Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information." Accordingly, the Company's chief operating decision making group currently operates as one reportable segment--electronic transaction processing--therefore the majority of the disclosures required by SFAS 131 do not apply to the Company. The Company's results of operations and its financial condition are not significantly reliant upon any single customer or foreign operations. Revenues from external customers from the Company's two service offerings are as follows:

                                                        2000     1999     1998
                                                      -------- -------- --------
   Merchant services................................. $318,262 $307,317 $268,752
   Funds transfer....................................   21,771   22,734   22,795
                                                      -------- -------- --------
                                                      $340,033 $330,051 $291,547
                                                      ======== ======== ========

   The combined financial statements have been prepared on the historical cost basis in accordance with accounting principles generally accepted in the United States, and present the Company's financial position, results of operations, and cash flows as derived from NDC's historical financial statements. Significant intercompany transactions have been eliminated in consolidation. As further described in Note 4, certain allocations of corporate and interest expenses have been allocated that were previously not allocated to NDC's eCommerce business segment. These allocations were based on an estimate of the proportion of corporate expenses related to the Company, utilizing such factors as revenues, number of employees, number of transactions processed and other applicable factors. In the opinion of management, these allocations have been made on a reasonable basis. The costs of these services charged to the Company may not reflect the actual costs the Company would have incurred for similar services as a stand-alone company.

   In conjunction with the separation of their businesses, the Company and NDC will enter into various agreements that address the allocation of assets and liabilities between them and that define their relationship after the Distribution, including the Distribution Agreement, the Tax Sharing and Indemnification Agreement, the Employee Benefits Agreement, the Lease Agreement for Office Headquarters, the Intercompany Systems/Network Services Agreement, the Batch Processing Agreement and the Transition Support Agreement.

Note 2--Summary of Significant Accounting Policies

   Use of estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

   Revenue--Revenue related to card and check guarantee information and transaction processing services provided is recognized as such services are performed. Revenue for processing services provided directly to merchants is recorded net of interchange fees charged by credit card associations, which are not controlled by the Company.

   Revenue for check verification, representing fees collected from delinquent check writers, is recognized when collected.

   Revenue for terminal sales is recognized when the earnings process is completed.

   Cash and cash equivalents--Cash and cash equivalents include cash on hand and all liquid investments with an initial maturity of three months or less when purchased.

   Inventory--Inventory, which includes microcomputer hardware and peripheral equipment, and electronic point-of-sale terminals, is stated at the lower of cost or market. Cost is determined by using the average cost method.

   Merchant processing receivable/payable--The merchant processing receivable/payable results from timing differences in the Company's settlement process with merchants and credit card sales processed.

   Property and equipment--Property and equipment, including equipment under capital leases, is stated at cost. Depreciation and amortization are calculated using the straight-line method. Equipment is depreciated over 2 to 5 year lives. Leasehold improvements and property acquired under capital leases are amortized over the shorter of the useful life of the asset or the term of the lease. The costs of purchased and internally developed software used to provide services to customers or internal administrative services are capitalized and amortized on a straight-line basis over their estimated useful lives, not to exceed 5 years. Maintenance and repairs are charged to operations as incurred.

   Intangible assets--Intangible assets primarily represent goodwill, customer base and trademarks associated with acquisitions. Customer base is amortized using the straight-line method over their estimated useful lives of 10 to 30 years. Trademarks are amortized using the straight-line method over the estimated useful life of 40 years, which approximates the legal life. The useful lives for customer base is determined based primarily on information concerning start/stop dates and yearly attrition dates. The useful lives of other identifiable intangibles is generally based on the relative importance of the intangible to the business being acquired, for valuation purposes, and public recognition of a name in the case of trademarks, annual turnover statistics in the case of assembled workforce, as well as other lives used in the industry for similar type acquisitions.

   Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. Goodwill is being amortized on a straight-line basis over periods ranging from 7 to 40 years.

   Impairment of long-lived assets--The Company regularly evaluates whether events and circumstances have occurred that indicate the carrying amount of property and equipment or goodwill and other intangibles may warrant revision or may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition. In management's opinion, the long-lived assets, including property and equipment and intangible assets, are appropriately valued at May 31, 2000 and May 31, 1999.

   Investments--The Company holds an investment in eCharge Corporation, a private company that offers Internet users secure and convenient ways to make purchases over the Internet. This investment is recorded at its historical cost of $5.0 million. Although the market value is not readily determinable, management believes the fair value of this investment approximates its carrying amount.

   Income taxes--Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax laws and rates (see Note 10).

   Fair value of financial instruments--Management considers that the carrying amounts of financial instruments, including cash, receivables, accounts payable and accrued expenses, and current maturities of long-term obligations, approximates fair value.

   Foreign currency translation--The Company has a foreign subsidiary in Canada and the United Kingdom, whose functional currency is their local currency. Gains and losses on transactions denominated in currencies other than the functional currencies are included in determining net income for the period in which exchange rates change. The assets and liabilities of foreign subsidiaries are translated at the year-end rate of exchange, and income statement items are translated at the average rates prevailing during the year. The resulting translation adjustment is recorded as a component of shareholders' equity. Translation gains and losses on intercompany balances of a long-term investment nature are also recorded as a component of shareholders' equity. The effects of foreign currency gains and losses arising from these translations of assets and liabilities are included as a component of other comprehensive income.

   Earnings Per Share--Basic earnings per share is computed by dividing reported earnings available to common shareholders by weighted average shares outstanding during the period. Earnings available to common shareholders is the same as reported net income for all periods presented. Weighted average shares outstanding is computed by applying the distribution ratio of 0.8 of a share of the Company for each NDC share held to the historical NDC weighted average shares outstanding for the same periods presented.

   Diluted earnings per share is computed by dividing reported earnings available to common shareholders by weighted average shares outstanding during the period and the impact of securities that, if exercised, would have a dilutive effect on earnings per share. All options with an exercise price less than the average market share price for the period generally are assumed to have a dilutive effect on earnings per share. Diluted earnings per share is not presented in these financial statements, as there are no historical market share prices for the Company, as public trading will not commence until the distribution occurs. Accordingly, the dilutive effect of stock options cannot be determined.

   Unaudited interim financial information--The accompanying interim combined financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States. In the opinion of management of the Company, these combined financial statements contain all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of the interim periods. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

Note 3--Business Acquisition

   In May 1998, the Company acquired certain assets of CheckRite International, Inc. This acquisition has been recorded using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of acquisition. The operating results are included in the Company's combined statements of income from the date of the acquisition.

   The aggregate price paid for this acquisition and final adjustments to prior period acquisitions consisted of $17.0 million; liabilities were assumed as follows:

                                                                       1998
                                                                  --------------
                                                                  (In thousands)
   Fair value of assets acquired.................................    $19,814
   Cash acquired.................................................     (1,124)
   Liabilities assumed...........................................     (1,724)
                                                                     -------
   Cash paid for acquisitions....................................    $16,966
                                                                     =======

   The excess of cost over tangible assets acquired of $16.3 million was allocated to goodwill and other intangible assets. The depreciable and intangible assets are being amortized over periods ranging from 2 to 20 years (see Note 7).

Note 4--Transactions with NDC

   There were no material intercompany purchase or sales transactions between NDC and the Company. The Company was charged with incremental corporate costs in the amount of $5.0 million in fiscal 2000, $3.2 million in fiscal 1999, and $6.6 million in fiscal 1998. These allocations were based on an estimate of the proportion of corporate expenses related to the Company, utilizing such factors as revenues, number of employees, number of transactions processed and other applicable factors.

   The Company was also charged corporate interest expense based on the anticipated corporate debt allocations of NDC to the Company at the Distribution Date. The Company utilized a rollback approach to allocate the anticipated portion of the NDC consolidated group's debt and interest expense for all historical periods presented. This treatment records the current proposed debt allocation percentage for all historical periods presented. The allocated portion of the consolidated group's debt is presented as due to NDC on the accompanying combined balance sheets. Interest expense recorded by the Company related to this debt was $4.6 million in fiscal 2000, $5.0 million in fiscal 1999, and $2.8 million in fiscal 1998 and is included in interest and other expense.

Note 5--Property and Equipment

   As of May 31, 2000 and May 31, 1999, property and equipment consisted of the following:

                                                                 2000    1999
                                                                ------- -------
                                                                (In thousands)
   Property under capital leases............................... $11,838 $14,738
   Equipment...................................................  30,647  36,421
   Software....................................................  19,594  20,147
   Leasehold improvements......................................   6,410   7,338
   Furniture and fixtures......................................   3,002   4,974
   Work in progress............................................   2,532   1,852
                                                                ------- -------
                                                                 74,023  85,470
   Less: accumulated depreciation and amortization.............  45,358  53,701
                                                                ------- -------
                                                                $28,665 $31,769
                                                                ======= =======

Note 6--Software Costs

   The following table sets forth information regarding the Company's costs associated with software development for the years ended May 31, 2000, May 31, 1999 and May 31, 1998. These amounts exclude other expenditures for product improvements, customer requested enhancements, maintenance and Year 2000 remediation.

                                                           2000   1999   1998
                                                          ------ ------ ------
                                                             (In thousands)
   Total costs associated with software development...... $2,623 $1,774 $1,822
   Less: capitalization of internally developed
    software.............................................    884    625    122
                                                          ------ ------ ------
   Net research and development expense.................. $1,739 $1,149 $1,700
                                                          ====== ====== ======

   The Company capitalizes costs related to the development of certain software products. In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", capitalization of costs begins when technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis and has been recognized for those products available for market based on the products' estimated economic lives, not to exceed five years.

   Additionally, the Company capitalizes costs related to the development of computer software developed or obtained for internal use in accordance with the AICPA SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Costs incurred in the application development phase are capitalized and amortized over the useful life, not to exceed five years.

   Total unamortized capitalized software costs (purchased and internally developed) were approximately $7.9 million and $10.3 million as of May 31, 2000 and May 31, 1999, respectively. Total software amortization expense was approximately $2.6 million, $1.9 million and $2.0 million in fiscal 2000, 1999 and 1998, respectively.

Note 7--Intangible Assets

   As of May 31, 2000 and May 31, 1999, intangible assets consisted of the following:

                                                                2000     1999
                                                              -------- --------
                                                               (In thousands)
   Customer base............................................. $102,475 $102,483
   Trademarks................................................   28,273   28,273
   Goodwill and other intangibles............................  120,199  120,199
                                                              -------- --------
                                                               250,947  250,955
   Less: accumulated amortization............................   77,221   66,881
                                                              -------- --------
                                                              $173,726 $184,074
                                                              ======== ========

   The Company had expanded its focus on acquisition opportunities and alliances with other companies to increase its market penetration, technological capabilities, product offerings and distribution capabilities to support its business strategy. Since fiscal 1996, the Company has completed seven acquisitions accounted for under the purchase method.

   In 1996, the Company acquired the Merchant Automated Point-of-Sale Program ("MAPP") from MasterCard International Incorporated ("MasterCard"). The net assets of MAPP consisted primarily of tangible personal property, leased personal and real property, customer contracts, assembled workforce and the goodwill of the business. The Company paid $110 million plus the granting of a 7.5% membership interest in one of the Company's subsidiaries (Global Payment Systems LLC) to MasterCard. The total consideration paid for the MAPP business, was $131.6 million, and resulted in an excess cost over tangible assets of $127.2 million. Customer base was valued using a discounted cash flow analysis, and the useful life was estimated using information on start/stop dates and yearly attrition rates for MAPP. The trademark useful life was based on the recognition of the MAPP trademark and MAPP's reputation in the marketplace. A 40-year life for the MAPP goodwill was based on the longer lives assigned to the customer base and trademark, as well as other lives used in the industry for similar-type acquisitions. The aggregate weighted average estimated life of these intangible assets is 35 years.

Note 8--Accounts Payable and Accrued Liabilities

   As of May 31, 2000 and May 31, 1999, accounts payable and accrued liabilities consisted of the following:

                                                                 2000    1999
                                                                ------- -------
                                                                (In thousands)
   Trade accounts payable...................................... $ 7,209 $ 6,230
   Accrued compensation and benefits...........................   8,043   6,843
   Accrued pensions............................................     372     524
   Other accrued liabilities...................................   9,625  14,063
                                                                ------- -------
                                                                $25,249 $27,660
                                                                ======= =======

Note 9--Retirement Benefits

   Historically, the Company has participated in the NDC noncontributory defined benefit pension plan (the "Plan") covering substantially all of its United States employees who have met the eligibility provisions of the Plan as of May 31, 1998. NDC closed the Plan to new participants beginning June 1, 1998. Benefits are based on years of service and the employee's compensation during the highest five consecutive years of earnings of the last ten years of service. Plan provisions and funding meet the requirements of the Employee Retirement Income Security Act of 1974, as amended. Effective before or immediately after the Distribution, the Company will establish the Global Payments defined benefit pension plan and NDC will transfer to this plan a proportionate share of assets allocable to the accrued benefits for the Company's participants under the Plan. The expenses for the Plan are allocated to the Company based on the relative projected benefit obligations for all the Company's employees compared with the obligations for all participants. In the opinion of management, the expenses have been allocated on a reasonable basis and, for fiscal 2000, were actuarially allocated to approximate the expense the Company would have incurred had it been operating on a stand-alone basis.

   The following table provides a reconciliation of the changes in the Plan's benefit obligations allocable to the Company's participants under the Plan and fair value of assets allocable to the Company's participants under the Plan over the one-year period ending May 31, 2000 and a statement of funded status:

Changes in benefit obligations

                                                                       2000
                                                                  --------------
                                                                  (In thousands)
   Balance at beginning of year..................................     $6,268
   Service cost..................................................        --
   Interest cost.................................................        453
   Benefits paid.................................................       (219)
   Actuarial gain................................................       (383)
                                                                      ------
   Balance at end of year........................................     $6,119
                                                                      ======

Changes in plan assets

                                                                       2000
                                                                  --------------
                                                                  (In thousands)
   Balance at beginning of year..................................     $5,763
   Actual return on plan assets..................................        642
   Employer contributions........................................        --
   Benefits paid.................................................       (219)
                                                                      ------
   Balance at end of year........................................     $6,186
                                                                      ======

   The accrued pension cost allocable to the Company's participants under the Plan recognized in the Combined Balance Sheet was as follows:

                                                                      2000
                                                                 --------------
                                                                 (In thousands)
   Funded status...............................................      $  67
   Unrecognized net (gain) loss................................       (391)
   Unrecognized prior service cost.............................         42
   Unrecognized net asset at June 1, 1985, being amortized over
    17 years...................................................        (90)
                                                                     -----
   Accrued pension cost........................................      $(372)
                                                                     =====

   Net pension expense (income) allocable to the Company's participants under the Plan included the following components for the fiscal year ending May 31:

                                                                       2000
                                                                  --------------
                                                                  (In thousands)
   Service cost-benefits earned during the Period................     $ --
   Interest cost on projected benefit obligation.................       453
   Expected return on plan assets................................      (576)
   Net amortization and deferral.................................       (30)
                                                                      -----
   Net pension expense (income)..................................     $(153)
                                                                      =====

   Significant assumptions used in determining net pension expense and related obligations allocable to the Company's participants under the Plan were as follows:

                                                                          2000
                                                                          -----
   Discount rate.........................................................  7.75%
   Rate of increase in compensation levels...............................  4.33%
   Expected long-term rate of return on assets........................... 10.00%

   Information relating to accumulated benefits and plan assets as they may be allocable to the Company's participants at May 31, 1999 and 1998 is not available. The Company's contributions to the Plan, and the related pension expenses recorded, for fiscal 1999 and 1998 were $0.1 million and $1.1 million, respectively.

   Historically, the Company has participated in the NDC deferred compensation 401(k) plan that is available to substantially all employees with three months of service. Expenses of $.6 million, $.9 million, and $.8 million were allocated to the Company in proportion to total payroll for fiscal 2000, 1999, and 1998, respectively. The Company intends to establish its own 401(k) with substantially the same terms as the existing NDC plan with the matching contribution in the form of Global Payments' common stock.

Note 10--Income Taxes

   Historically, the Company has been included in the consolidated federal income tax return of NDC. Tax provisions are settled through the intercompany account and NDC made income tax payments on behalf of the Company (see Note
15). The Company's provision for income taxes in the accompanying consolidated statements of income reflects federal and state income taxes calculated on the Company's separate income.

   The provision for income taxes includes:

                                                          2000    1999    1998
                                                         ------- ------- -------
                                                             (In thousands)
   Current tax expense:
    Federal............................................. $16,266 $20,146 $16,182
    State...............................................     780   1,481   1,545
                                                         ------- ------- -------
                                                          17,046  21,627  17,727
                                                         ------- ------- -------
   Deferred tax expense:
    Federal.............................................   3,389   3,366   1,677
    State...............................................     290     272     127
                                                         ------- ------- -------
                                                           3,679   3,638   1,804
                                                         ------- ------- -------
   Total................................................ $20,725 $25,265 $19,531
                                                         ======= ======= =======

   The Company's effective tax rates differ from federal statutory rates as follows:

                                                          2000   1999   1998
                                                          ----   ----   ----
   Federal statutory rate................................ 35.0 % 35.0 % 35.0 %
   State income taxes, net of federal income tax
    benefit..............................................  1.3 %  1.7 %  2.2 %
   Non-deductible amortization and write-off of
    intangible assets....................................  1.6 %  1.3 %  2.2 %
   Tax credits........................................... (0.5)% (0.3)% (0.2)%
   Other.................................................  1.1 %  0.2 % (0.6)%
                                                          ----   ----   ----
    Total................................................ 38.5 % 37.9 % 38.6 %
                                                          ====   ====   ====

   Deferred income taxes as of May 31, 2000 and May 31, 1999 reflect the impact of temporary differences between the amounts of assets and liabilities for financial accounting and income tax purposes. As of May 31, 2000 and May 31, 1999, principal components of deferred tax items were as follows:

                                                               2000     1999
                                                              -------  -------
                                                              (In thousands)
   Deferred tax assets:
    Net operating loss carryforwards......................... $   --   $   183
    Accrued expenses.........................................     368      958
                                                              -------  -------
                                                                  368    1,141
                                                              -------  -------
   Deferred tax liabilities:
    Property and equipment...................................   1,692    3,654
    Acquired intangibles.....................................   3,903      506
    Prepaid expenses.........................................     386      418
    Other....................................................     200      590
                                                              -------  -------
                                                                6,181    5,168
                                                              -------  -------
   Net deferred tax liability................................  (5,813)  (4,027)
   Less: Current deferred tax (liability) asset..............    (410)     828
                                                              -------  -------
   Non-current deferred tax liability........................ $(5,403) $(4,855)
                                                              =======  =======

   A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of the operating loss carry-forwards is not considered by management to be uncertain. The Company has not established valuation allowances for these tax assets. Net operating loss carry-forwards expire between the fiscal years 2001 and 2007.

Note 11--Long-Term Debt

   As of May 31, 1999, long-term debt classified as current portion consisted of a promissory note issued to Electronic Data Systems Corporation in the amount of $6.0 million. This note was settled on June 30, 1999. This note was issued in consideration for the Company's acquisition of their multi-client bank card processing business in January 1997.

Note 12--Shareholder's Equity

   NDC equity investment--NDC's equity investment includes the original investment in the Company, accumulated income of the Company, and the dividend to NDC arising from the forgiveness of the net intercompany receivable due from NDC reflecting transactions described in Note 4. The NDC equity investment as of May 31, 2000 and May 31, 1999 was $121.3 million and $108.2 million, respectively.

   Stock Options--NDC has certain Stock Option Plans (the "Plans") under which incentive stock options and non-qualified stock options have been granted to officers, key employees and directors of NDC. In connection with the separation of the Company from NDC, stock options under the Plans held by employees of the Company that are not exercised prior to the date of the Distribution will be replaced with options of Global Payments. In accordance with the provisions of EITF 90-9, NDC stock options will be replaced with Global Payments stock options in amounts and at exercise prices intended to preserve the economic benefit of the NDC stock options at such time. No compensation expense is expected to result from the replacement of the options. The number of shares of NDC common stock subject to options held by option holders expected to become Global Payments employees at May 31, 2000 was 639,366 shares. The exercise price of such options range from $6.67 to $37.56. The ultimate number of stock options to be held by Global Payments employees and the number and exercise price of the Global Payments stock options to be issued, subject to the above calculation, cannot yet be determined.

Note 13--Related Party Transactions

   In connection with the fiscal 1996 purchase of Merchant Automated Point of Sale Program ("MAPP") from MasterCard International Incorporated, MasterCard holds a 7.5% minority interest in Global Payment Systems, LLC, a partnership with MasterCard International Incorporated. MasterCard provides certain services for the MAPP business unit. The original service agreement was for a period of three years and ended on March 31, 1999. The services agreement was then amended to allow certain services to be provided through April 1, 2000. The Company now performs the services formerly provided by MasterCard under this service agreement internally. For the years ended May 31, 2000, May 31, 1999 and May 31, 1998 the Company incurred expenses of approximately $.2 million, $3.0 million and $6.8 million respectively, related to these services.

   Also, during fiscal 1996, the Company formed an alliance with Comerica Bank and purchased 51% ownership interest in NDPS Comerica Alliance, LLC. There are agreements in place for the Company to reimburse Comerica Bank for any expenses incurred on behalf of the alliance. For the years ended May 31, 2000, May 31, 1999 and May 31, 1998 the Company incurred expenses of approximately $.9 million, $.6 million and $.6 million, respectively, related to these services.

Note 14--Commitments and Contingencies

   The Company conducts a major part of its operations using leased facilities and equipment. Many of these leases have renewal and purchase options and provide that the Company pay the cost of property taxes, insurance and maintenance.

   Rent expense on all operating leases for fiscal 2000, 1999 and 1998 was approximately $5.8 million, $6.3 million and $6.9 million, respectively.

   Future minimum lease payments for all noncancelable leases at May 31, 2000 were as follows:

                                                             Capital Operating
                                                             Leases   Leases
                                                             ------- ---------
                                                              (In thousands)
   2001..................................................... $3,489   $ 4,685
   2002.....................................................  2,671     3,703
   2003.....................................................  1,722     2,974
   2004.....................................................    386     2,179
   2005.....................................................    --      1,590
   Thereafter...............................................    --      3,846
                                                             ------   -------
   Total future minimum lease payments......................  8,268   $18,977
                                                                      =======
   Less: amount representing interest.......................  1,036
                                                             ------
   Present value of net minimum lease payments..............  7,232
   Less: current portion....................................  2,900
                                                             ------
   Long-term obligations under capital leases at May 31,
    2000.................................................... $4,332
                                                             ======

   The Company is party to a number of claims and lawsuits incidental to its business. In the opinion of management, the ultimate outcome of such matters, individually or in the aggregate, will not have a material adverse impact on the Company's financial position, liquidity or results of operations.

   Subsequent to the date of the auditor's report, the Company obtained a commitment for a $110 million revolving line of credit. It will fund the payment of the cash due to NDC to reflect our share of NDC's pre-distribution debt used to establish the Company's initial capitalization. This line of credit will also be used to meet working capital and acquisition needs after the Distribution. This line has a variable interest rate based on market rates. The credit agreement contains certain financial and non-financial covenants customary for financings of this nature. Final maturity will be three years from the Distribution. As indicated in Note 4, the Company utilized a "rollback" approach to allocate the anticipated portion of the NDC consolidated group's debt and interest expense. Accordingly, as of May 31, 2000 and May 31, 1999, there was $96.1 million and $89.4 million respectively, allocated and outstanding as due to NDC.

   The Company processes credit card transactions for direct merchant locations. The Company's merchant customers have the liability for any charges properly reversed by the cardholder. In the event, however, that the Company is not able to collect such amount from the merchants, due to merchant fraud, insolvency, bankruptcy or another reason, the Company may be liable for any such reversed charges. The Company requires cash deposits and other types of collateral by certain merchants to minimize any such contingent liability. The Company also utilizes a number of systems and procedures to manage merchant risk. In addition, the Company believes that the diversification of its merchant portfolio among industries and geographic regions minimizes its risk of loss.

   The Company recognizes revenue based on a percentage of the gross amount charged and has a potential liability for the full amount of the charge. The Company establishes reserves for operational losses when such losses are probable and reasonably estimated. In the opinion of management, such reserves for losses are adequate. Expenses of $3.0 million, $2.4 million and $2.4 million were recorded for fiscal 2000, 1999 and 1998, respectively, for these reserves.

   The Company also has a check guarantee business. Similar to the credit card business, the Company charges its merchants a percentage of the gross amount of the check and guarantees payment of the check to the merchant in the event the check is not honored by the checkwriter's bank. As a result, the Company incurs operational charges in this line of business. The Company has the right to collect the full amount of the check from the checkwriter but has not historically recovered 100% of the guaranteed checks. The Company establishes reserves for this activity based on historical and projected loss experiences. Expenses of $10.1 million, $8.5 million and $8.8 million were recorded for fiscal 2000, 1999 and 1998, respectively, for these reserves.

   In connection with the Company's acquisition of merchant credit card operations of banks, the Company has also entered into depository and processing agreements (the "Agreements") with certain of the banks. These Agreements allow the Company to use the banks' "Bank Identification Number" ("BIN") to clear credit card transactions through VISA and MasterCard. Certain agreements contain financial covenants, and the Company was in compliance with all such covenants as of May 31, 2000 or had obtained a verbal waiver of such covenants. In management's opinion, the Company would be able to obtain alternative BIN agreements without material impact to the Company in the event of the termination of these Agreements.

   Effective April 1, 2000, MasterCard may put to the Company ("Put Right") all or any portion of its membership interest in Global Payment Systems LLC. MasterCard's Put Right shall be exercised by providing Global Payment Systems LLC with notice specifying the percentage of its membership interest to be put, the date on which the proposed put price is to be paid, and the proposed put price. The proposed put price shall be based on the fair market value of Global Payment Systems LLC on a stand-alone basis. As an alternative to purchasing MasterCard's membership interest in the event of the exercise of the put right, Global Payment Systems LLC may elect to dissolve the partnership with MasterCard receiving a share of the net liquidation proceeds, in proportion to their membership interest.

Note 15--Supplemental Cash Flow Information

   Historically, the Company's cash flow had been calculated with and included in the NDC consolidated group's Supplemental Cash Flows. The Company's payments for income taxes have been calculated on the Company's separate income and reflect federal and state income tax payment allocations as if the Company had been operating on a stand-alone basis (Note 10). The Company has utilized a "rollback" approach to allocate the portion of the consolidated group's interest payments for all historical periods presented (Note 4).

   Supplemental cash flow disclosures and non-cash investing and financing activities for the years ended May 31, 2000, May 31, 1999 and May 31, 1998 are as follows:

                                                         2000   1999    1998
                                                        ------ ------- -------
                                                            (In thousands)
   Supplemental cash flow information:
    Income taxes paid, net of refunds.................. $5,816 $28,134 $20,375
    Interest paid......................................  8,506   7,070   5,712
   Supplemental non-cash investing and financing
    activities:
    Capital leases entered into in exchange for
     property and equipment............................    915   6,710   4,815

Note 16--Quarterly Combined Financial Information (Unaudited)

                                                    Quarter Ended
                                      -----------------------------------------
                                      August 31 November 30 February 29 May 31
                                      --------- ----------- ----------- -------
                                        (In thousands, except per share data)
Fiscal Year 2000
Revenue..............................  $89,828    $84,174     $81,827   $84,204
Operating income.....................   20,539     15,275      13,420    13,978
Net income...........................   11,204      8,023       6,930     6,890
Basic earnings per share(1)..........  $  0.41    $  0.30     $  0.26   $  0.26

Fiscal Year 1999
Revenue..............................  $82,397    $79,319     $81,782   $86,553
Operating income.....................   20,393     15,926      17,691    22,665
Net income...........................   11,158      8,694       9,502    11,982
Basic earnings per share(1)..........  $  0.41    $  0.32     $  0.35   $  0.44

--------
(1) Using the distribution ratio of 0.8 share of Global Payments Inc. common stock for each share of NDC common stock held. Weighted average shares outstanding is computed by applying the distribution ratio to the historical NDC weighted average shares outstanding for all periods presented.

Note 17--Event Subsequent to Auditor's Report (Unaudited)

   On November 9, 2000, the Company entered into certain definitive agreements to purchase the Canadian Imperial Bank of Commerce ("CIBC") Merchant Acquiring or Merchant Card Services ("MCS") business and to form a ten-year marketing alliance to jointly provide payment related products and services in Canada. Under the terms of the purchase agreement, the Company will issue an amount of its common stock after the distribution, whereby CIBC will own 26.25% or approximately 9,354,000 shares, of the outstanding common stock of Global Payments, in consideration for certain net assets of CIBC-MCS. The net assets to be acquired consist of accounts receivable, inventory, tangible personal property, customer contracts, assembled workforce and the goodwill of the business, net of certain accrued expenses. The acquisition will be recorded for using the purchase method of accounting. The acquisition is expected to close after the distribution if completed, subject to regulatory approvals. The Company intends to operate the business in a manner consistent with CIBC's historical operations. The Company will retain the major functions of sales, customer support and service, and equipment warehousing, repair and deployment in Canada and contract with CIBC for other key functions, such as funds transfer and daily settlement services.

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULE

   We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of the NDC eCommerce business segment (to be reorganized as Global Payments Inc., a Georgia corporation--See
Note 1) included in this information statement on Form 10, and have issued our report thereon dated August 25, 2000. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in the index on page F-1 is the responsibility of Global Payments' management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                             /s/ Arthur Andersen LLP

Atlanta, Georgia
August 25, 2000

                         NDC eCOMMERCE BUSINESS SEGMENT
                              COMBINED SCHEDULE II
                        Valuation & Qualifying Accounts

        Column A           Column B       Column C         Column D     Column E
        --------          ---------- ------------------- ------------- ----------
                                         1         2
                          Balance at Charged to          Uncollectible Balance at
                          Beginning  Costs and  Acquired   Accounts       End
      Description         of Period   Expenses  Balances   Write-Off   of Period
      -----------         ---------- ---------- -------- ------------- ----------
                                              (In thousands)
Trade Receivable
 Allowances
May 31, 1998............    $  609    $ 1,304     $343      $   870      $1,386
May 31, 1999............     1,386      1,473      --         1,657       1,202
May 31, 2000............     1,202      1,345      --         1,316       1,231

Reserves for operational
 losses--Merchant card
 processing and check
 guarantee processing(1)
May 31, 1998............    $3,330    $11,256     $677      $11,022      $4,241
May 31, 1999............     4,241     10,891      --        10,539       4,593
May 31, 2000............     4,593     13,074      --        13,537       4,130

--------
(1) Included in Merchant processing payable.

                         NDC eCOMMERCE BUSINESS SEGMENT
                  (To be reorganized as Global Payments Inc.)
                    Pro Forma Combined Financial Statements
                                  (Unaudited)

   On              , 2000, NDC's Board of Directors declared a pro rata
distribution payable to the holders of record of NDC common stock at the close
of business on            , 2000, of 0.8 of a share of common stock of Global
Payments Inc. for every share of NDC common stock outstanding on the record date. The board of directors of NDC believes that the distribution is in the best interests of NDC's stockholders.

   On November 9, 2000, the Company entered into certain definitive agreements to purchase the Canadian Imperial Bank of Commerce ("CIBC") Merchant Acquiring or Merchant Card Services ("MCS") business and to form a ten-year marketing alliance to jointly provide payment related products and services in Canada. Under the terms of the purchase agreements, the Company will issue an amount of its common stock after the distribution, whereby CIBC will own 26.25% or approximately 9,354,000 shares, of the outstanding common stock of Global Payments, in consideration for certain net assets of CIBC-MCS. The net assets to be acquired consist of accounts receivable, inventory, tangible personal property, customer contracts, assembled workforce and the goodwill of the business, net of certain accrued expenses. The acquisition will be recorded for using the purchase method of accounting. The acquisition is expected to close after the distribution if completed, subject to regulatory approvals. The Company intends to operate the business in a manner consistent with CIBC's historical operations. The Company will retain the major functions of sales, customer support and service, and equipment warehousing, repair and deployment in Canada and contract with CIBC for other key functions, such as funds transfer and daily settlement services.

   Under the terms of the marketing alliance, CIBC is required to refer all new merchant processing relationships exclusively to Global Payments. In addition, the Company will jointly develop emerging payment solutions for distribution and marketing in the Company's North American customer base. The alliance will significantly broaden the Company's scope and presence in North America. This transaction will provide MCS' existing distribution channel with a larger array of existing and new payment solutions. After the acquisition is completed, the alliance will be branded under the name "CIBC MCS, a Global Payment alliance".

   Any adjustments to the purchase price allocations are not expected to be material to the pro forma combined financial statements taken as a whole.

   The following pro forma combined financial statements have been prepared as if the acquisition and the distribution had taken place on August 31, 2000 for the pro forma combined balance sheet and June 1, 1999 for the pro forma combined income statements. The Company has a fiscal year end of May 31st. CIBC-MCS has a fiscal year end of October 31st. For purposes of the pro forma combined financial statements, CIBC-MCS information is presented using the same fiscal year end of the Company.

   The unaudited pro forma financial statements are not necessarily indicative of the results that would have occurred if the acquisition and the distribution had occurred on the dates indicated or the expected financial position or results of operations in the future. The unaudited pro forma combined financial statements should be read in conjunction with the separate historical financial statements and notes there to of the Company, as well as the historical financial statements and notes thereto of CIBC-MCS contained elsewhere herein, and in conjunction with the related notes to these unaudited pro forma combined financial statements.

                         NDC eCOMMERCE BUSINESS SEGMENT
                  (To be reorganized as Global Payments Inc.)
                        PRO FORMA COMBINED BALANCE SHEET

                                August 31, 2000
                                   Unaudited
                                 (In thousands)

                                                                                                    Pro
                           NDC eCommerce                                                          Forma As
                          Business Segment   Pro Forma      Pro Forma   CIBC-MCS    Pro Forma     Adjusted
                             Historical    Adjustments(A)   Combined   Historical Adjustments(B)  Combined
                          ---------------- --------------   ---------  ---------- --------------  --------
ASSETS
Current assets:
 Cash and cash
  equivalents...........      $  1,199       $     --       $  1,199    $   --       $    --      $  1,199
 Billed accounts
  receivable............        38,019             --         38,019        --            --        38,019
 Allowance for doubtful
  accounts..............        (1,148)            --         (1,148)       --            --        (1,148)
                              --------       ---------      --------    -------      --------     --------
 Accounts receivable,
  net...................        36,871             --         36,871        --            --        36,871
                              --------       ---------      --------    -------      --------     --------
 Merchant processing
  receivable............        33,939             --         33,939     78,849           --       112,788
 Inventory..............         3,976             --          3,976        --            --         3,976
 Prepaid expenses and
  other current assets..         7,875             --          7,875        --            --         7,875
                              --------       ---------      --------    -------      --------     --------
 Total current assets...        83,860             --         83,860     78,849           --       162,709
                              --------       ---------      --------    -------      --------     --------
 Property and equipment,
  net...................        24,290             --         24,290     18,302           --        42,592
 Intangible assets,
  net...................       171,181             --        171,181        --         51,089 (e)  222,270
 Investments............         5,000             --          5,000        --            --         5,000
 Other..................         1,519             --          1,519        --            --         1,519
                              --------       ---------      --------    -------      --------     --------
 Total Assets...........      $285,850       $     --       $285,850    $97,151      $ 51,089     $434,090
                              ========       =========      ========    =======      ========     ========

LIABILITIES AND
 SHAREHOLDER'S EQUITY
Current liabilities:
 Due to NDC.............      $ 75,014       $ (75,014)(a)  $    --     $   --       $    --      $    --
 Line of credit.........                        75,014 (a)    75,014                      --        75,014
 Merchant processing
  payable...............        18,088             --         18,088      2,144           --        20,232
 Obligations under
  capital leases........         2,842             --          2,842      1,737           --         4,579
 Accounts payable and
  accrued liabilities...        21,341             --         21,341      3,421         4,000 (f)   28,762
 Income taxes payable...         3,823             --          3,823      2,969        (2,969)(g)    3,823
 Deferred income taxes..           410             --            410      1,198        (1,198)(g)      410
                              --------       ---------      --------    -------      --------     --------
 Total current
  liabilities...........       121,518             --        121,518     11,469          (167)     132,820
                              --------       ---------      --------    -------      --------     --------
Obligations under
 capital leases.........         3,664             --          3,664         92           --         3,756
Deferred income taxes...         5,403             --          5,403        --            --         5,403
Other long-term
 liabilities............         3,824             --          3,824        --            --         3,824
                              --------       ---------      --------    -------      --------     --------
 Total liabilities......       134,409             --        134,409     11,561          (167)     145,803
                              --------       ---------      --------    -------      --------     --------
Commitments and
 contingencies
Minority interest in
 equity of
 subsidiaries...........        18,751             --         18,751        --            --        18,751
Shareholders' equity:
 NDC equity investment..       133,004        (133,004)(a)       --         --            --           --
 CIBC equity
  investment............           --              --            --      86,716       (86,716)(h)      --
 Preferred stock........           --              --            --         --            --           --
 Common stock, no par...           --              --            --         --            --           --
 Paid in capital........           --          133,004 (a)   133,004        --        136,846 (f)  269,850
 Cumulative translation
  adjustment............          (314)            --           (314)    (1,126)        1,126 (h)     (314)
                              --------       ---------      --------    -------      --------     --------
 Total shareholders'
  equity................       132,690             --        132,690     85,590        51,256      269,536
                              --------       ---------      --------    -------      --------     --------
Total Liabilities and
 Shareholders' Equity...      $285,850       $     --       $285,850    $97,151      $ 51,089     $434,090
                              ========       =========      ========    =======      ========     ========

    The accompanying notes are an integral part of this unaudited Pro Forma
                            Combined Balance Sheet.

                        NDC eCOMMERCE BUSINESS SEGMENT
                  (To be reorganized as Global Payments Inc.)

                      PRO FORMA COMBINED INCOME STATEMENT
                        FOR THE YEAR ENDED MAY 31, 2000
                                   Unaudited
                     (In thousands, except per share data)

                         NDC eCommerce
                           Business                                                           Pro Forma
                            Segment      Pro Forma     Pro Forma   CIBC-MCS    Pro Forma     As Adjusted
                          Historical   Adjustments(A)  Combined   Historical Adjustments(B)   Combined
                         ------------- --------------  ---------  ---------- --------------  -----------
Revenues................   $340,033       $   --       $340,033    $90,763      $   --        $430,796
                           --------       -------      --------    -------      -------       --------
Operating expenses:
 Cost of service........    181,479           --        181,479     52,726        3,022 (i)    237,227
 Sales, general and
  administrative........     95,342         3,697 (b)    99,039     10,979          --         110,018
                           --------       -------      --------    -------      -------       --------
                            276,821         3,697       280,518     63,705        3,022        347,245
                           --------       -------      --------    -------      -------       --------

Operating income........     63,212        (3,697)       59,515     27,058       (3,022)        83,551
                           --------       -------      --------    -------      -------       --------
Other income (expense):
 Interest and other
  income................        796           --            796        --           --             796
 Interest and other
  expense...............     (6,119)         (633)(c)    (6,752)    (4,748)         --         (11,500)
 Minority interest in
  earnings..............     (4,117)          --          (4117)       --           --          (4,117)
                           --------       -------      --------    -------      -------       --------
                             (9,440)         (633)      (10,073)    (4,748)         --         (14,821)
                           --------       -------      --------    -------      -------       --------

Income (loss) before
 income taxes...........     53,772        (4,330)       49,442     22,310       (3,022)        68,730
Provision for income
 taxes..................     20,725        (1,667)(d)    19,058      9,817       (1,164)(j)     27,711
                           --------       -------      --------    -------      -------       --------
 Net income (loss)......   $ 33,047       $(2,663)     $ 30,384    $12,493      $(1,858)      $ 41,019
                           ========       =======      ========    =======      =======       ========
Number of common and
 common equivalent
 shares.................     26,586                      26,586                   9,354 (k)     35,940
                           ========                    ========                 =======       ========
Earnings per share......   $   1.24                    $   1.14                               $   1.14
                           ========                    ========                               ========


   The accompanying notes are an integral part of this unaudited Pro Forma Combined Income Statement.

                        NDC eCOMMERCE BUSINESS SEGMENT

                  (To be reorganized as Global Payments Inc.)
                      PRO FORMA COMBINED INCOME STATEMENT

                  For the Three Months Ended August 31, 2000
                                   Unaudited
                     (In thousands, except per share data)

                            NDC
                         eCommerce                                                       Pro
                          Business                   Pro                               Forma As
                          Segment     Pro Forma     Forma     CIBC-MCS    Pro Forma    Adjusted
                         Historical Adjustments(A) Combined  Historical Adjustments(B) Combined
                         ---------- -------------- --------  ---------- -------------- --------
Revenues................  $87,191       $ --       $87,191    $25,737       $ --       $112,928
                          -------       -----      -------    -------       -----      --------
Operating expenses:
 Cost of service........   45,881         --        45,881     14,613         756 (i)    61,250
 Sales, general and
  administrative........   24,728         323 (b)   25,051      2,540         --         27,591
                          -------       -----      -------    -------       -----      --------
                           70,609         323       70,932     17,153         756        88,841
                          -------       -----      -------    -------       -----      --------

Operating income........   16,582        (323)      16,259      8,584        (756)       24,087
                          -------       -----      -------    -------       -----      --------

Other income (expense):
 Interest and other
  income................      700         --           700        --          --            700
 Interest and other
  expense...............   (1,791)       (414)(c)   (2,205)    (1,846)        --         (4,051)
 Minority interest in
  earnings..............   (1,427)        --        (1,427)       --          --         (1,427)
                          -------       -----      -------    -------       -----      --------
                          (2,518)        (414)      (2,932)    (1,846)        --         (4,778)
                          -------       -----      -------    -------       -----      --------

Income (loss) before
 income taxes...........   14,064        (737)      13,327      6,738        (756)       19,309
Provision for income
 taxes..................    5,415        (284)(d)    5,131      2,965        (291)(j)     7,805
                          -------       -----      -------    -------       -----      --------
 Net income (loss)......  $ 8,649       $(453)     $ 8,196    $ 3,773       $(465)     $ 11,504
                          =======       =====      =======    =======       =====      ========
Number of common and
 common equivalent
 shares.................   26,309                   26,309                  9,354 (k)    35,663
                          =======                  =======                  =====      ========
Earnings per share......  $  0.33                  $  0.31                             $   0.32
                          =======                  =======                             ========



   The accompanying notes are an integral part of this unaudited Pro Forma Combined Income Statement.

                         NDC eCommerce Business Segment
                  (To be reorganized as Global Payments Inc.)
           Notes to Unaudited Pro Forma Combined Financial Statements
                       (In thousands, except share data)


A. DISTRIBUTION PRO FORMA ADJUSTMENTS

1. Pro Forma Combined Balance Sheet Adjustments

   The following pro forma adjustments were made to the historical combined balance sheets of the Company to reflect the distribution as if it had occurred on August 31, 2000.

  a. To reflect the repayment of the amount Due to NDC with the proceeds from a line of credit and the reclassification of the NDC equity investment, in conjunction with the distribution.

2. Pro Forma Combined Income Statement Adjustments

   The following pro forma adjustments were made to the historical combined income statements of the Company for the three months ended August 31, 2000 and the year ended May 31, 2000 to reflect the distribution as if it had occurred on June 1, 1999.

  b. To reflect additional sales, general and administrative expenses expected to be incurred as a separate independent public company.

  c. To reflect an increase in interest expense as a result of the difference in the interest rate under the terms of the new line of credit versus the amounts that have been historically allocated, as follows:

                                                             Interest Rate
                                                        ------------------------
                                                        Historically New Line of
                                                         Allocated   Credit Rate
                                                        ------------ -----------
     Year Ended May 31, 2000...........................    5.62%        6.77%
     Three Months Ended August 31, 2000................    5.73%        7.66%

  d. To reflect the income tax benefit on the pro forma adjustments using the Company's effective rates for those periods.

B. ACQUISITION PRO FORMA ADJUSTMENTS

1. Pro Forma Combined Balance Sheet Adjustments

   The following pro forma adjustments were made to the historical combined balance sheets of the Company and CIBC-MCS to reflect the acquisition and distribution as if they had occurred on August 31, 2000.

  e. To reflect the increase in goodwill and other intangibles associated with the acquisition of CIBC-MCS. The amount is calculated as follows:

       Purchase price ................................................ $140,846
       Less: Net assets of CIBC-MCS ..................................  (85,590)
       Liabilities of CIBC-MCS not assumed............................   (4,167)
                                                                       --------
                                                                       $ 51,089
                                                                       ========

     The purchase price was determined based upon the determination of value of the common stock issued to CIBC as of the date of signing the purchase and sale agreement plus direct costs of the acquisition.

  f. To reflect the purchase price in the form of issuing approximately 9,354,000 shares of common stock with a fair value of $136,846 and direct costs of the acquisition of approximately $4,000 in conjunction with the acquisition.

  g. To reflect liabilities of CIBC-MCS not being assumed in the acquisition.

  h. To reflect the elimination of the book equity of CIBC-MCS in conjunction with the acquisition.

2. Pro Forma Combined Income Statement Adjustments

   The following pro forma adjustments were made to the historical combined income statements of the Company and CIBC-MCS for the three months ended August 31, 2000 and the year ended May 31, 2000 to reflect the acquisition and distribution as if they had occurred on June 1, 1999.

  i. To reflect the increase of amortization expense related to the goodwill and other intangibles associated with the acquisition, over a weighted-average life of 17.5 years.

  j. To reflect the income tax benefit on the pro forma adjustments using the Company's effective rates for those periods.

  k. To reflect the shares of common stock issued in conjunction with the acquisition.

                                AUDITORS' REPORT

To the Board of Directors of
Canadian Imperial Bank of Commerce

   We have audited the balance sheets of CIBC MERCHANT ACQUIRING BUSINESS (the "Business") as of July 31, 2000 and October 31, 1999 and the related statements of income, cash flows and changes in CIBC's equity in division for the nine month period ended July 31, 2000 and the years ended October 31, 1999 and 1998. These financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these financial statements present fairly, in all material respects, the financial position of the Business as of July 31, 2000 and October 31, 1999 and the results of its operations and its cash flows for the nine month period ended July 31, 2000 and the years ended October 31, 1999 and 1998 in accordance with accounting principles generally accepted in the United States.

   As disclosed in note 1, the Business has no separate legal status or existence.

                                             /s/ Arthur Andersen LLP

October 10, 2000
Toronto, Canada

                        CIBC MERCHANT ACQUIRING BUSINESS
                                 BALANCE SHEETS

                       JULY 31, 2000 AND OCTOBER 31, 1999
                      (See Note 1 to Financial Statements)
                           (thousands of US dollars)

                                                           July 31,  October 31,
                                                             2000       1999
                                                           --------  -----------
ASSETS
Current Assets
 VISA International / Canada receivable................... $ 58,075    $31,863
 Merchant processing receivable...........................   28,512     24,650
                                                           --------    -------
                                                             86,587     56,513
Property and equipment, net (note 4)......................   18,539     20,963
Other.....................................................       34        264
                                                           --------    -------
Total assets.............................................. $105,160    $77,740
                                                           ========    =======
LIABILITIES AND CIBC'S EQUITY IN DIVISION
Current Liabilities
 Income taxes payable..................................... $  4,494    $10,167
 Accounts payable and accrued liabilities (Note 5)........    4,248      4,293
 Obligations under capital lease..........................    1,820      1,942
 Deferred income taxes....................................    1,198        256
 Merchant payable.........................................      931      1,015
 IDP Merchant payable.....................................      467        147
 Other....................................................      956        854
                                                           --------    -------
Total current liabilities.................................   14,114     18,674
Obligations under capital lease...........................      162      1,497
                                                           --------    -------
Total liabilities.........................................   14,276     20,171
                                                           --------    -------
Commitments and contingencies (note 9)
CIBC'S equity in division (note 8)
 CIBC'S equity investment.................................   94,489     60,048
 Cumulative translation adjustment........................   (3,605)    (2,479)
                                                           --------    -------
                                                             90,884     57,569
                                                           --------    -------
Total liabilities and CIBC'S equity in division........... $105,160    $77,740
                                                           ========    =======


   The accompanying notes are an integral part of these financial statements.

                        CIBC MERCHANT ACQUIRING BUSINESS
                              STATEMENTS OF INCOME

                 FOR THE NINE MONTH PERIOD ENDED JULY 31, 2000
                 AND THE YEARS ENDED OCTOBER 31, 1999 AND 1998
                      (See Note 1 to Financial Statements)
                           (thousands of US dollars)

                                                July 31, October 31, October 31,
                                                  2000      1999        1998
                                                -------- ----------- -----------
Revenues....................................... $67,245    $86,622     $80,948
                                                -------    -------     -------
Operating Expenses
 Cost of service...............................  35,533     42,321      40,317
 Sales, general and administrative.............  14,313     16,622      15,839
                                                -------    -------     -------
                                                 49,846     58,943      56,156
                                                -------    -------     -------
Operating Income...............................  17,399     27,679      24,792
                                                -------    -------     -------
Other Expenses
 Interest and other expenses...................   4,302      4,405       4,216
                                                -------    -------     -------
Income Before Income Taxes.....................  13,097     23,274      20,576
Provision For Income Taxes (note 7)............   5,763     10,241       9,054
                                                -------    -------     -------
Net Income..................................... $ 7,334    $13,033     $11,522
                                                =======    =======     =======




   The accompanying notes are an integral part of these financial statements.

                        CIBC MERCHANT ACQUIRING BUSINESS
                            STATEMENTS OF CASH FLOWS

                 FOR THE NINE MONTH PERIOD ENDED JULY 31, 2000
                 AND THE YEARS ENDED OCTOBER 31, 1999 AND 1998
                      (See Note 1 to Financial Statements)
                           (thousands of US dollars)

                                               July 31,  October 31, October 31,
                                                 2000       1999        1998
                                               --------  ----------- -----------
Cash flows from operating activities:
 Net income................................... $ 7,334     $13,033     $11,522
 Adjustments to reconcile net income to cash
  provided by operating activities before
  changes in assets and liabilities
  Depreciation and amortization...............   5,864       7,559       5,752
  Deferred income taxes.......................     956        (301)       (232)
 Changes in non-cash working capital:
  Merchant processing receivable..............  (4,173)     (5,168)     (1,145)
  VISA Canada receivable...................... (26,878)     (6,394)     (2,834)
  Income taxes payable........................  (5,635)      1,695      (1,109)
  Accounts payable and accrued liabilities....       1         152         184
  Merchant payable............................     (74)        651         183
  IDP Merchant payable........................     325         145         --
  Other, net..................................     342         805        (231)
                                               -------     -------     -------
 Net cash (used in) provided by operating
  activities.................................. (21,938)     12,177      12,090
                                               -------     -------     -------
Cash flows from investing activities:
 Capital expenditures.........................  (3,732)     (8,968)     (6,729)
                                               -------     -------     -------
 Net cash used in investing activities........  (3,732)     (8,968)     (6,729)
                                               -------     -------     -------
Cash flows from financing activities
 Investment by CIBC during the year...........  27,107      (1,500)     (3,793)
 Principal payments under capital lease
  arrangements................................  (1,437)     (1,709)     (1,568)
                                               -------     -------     -------
 Net cash provided by (used in) financing
  activities..................................  25,670      (3,209)     (5,361)
                                               -------     -------     -------
Increase (decrease) in cash and cash
 equivalents:
Cash, beginning of period.....................     --          --          --
                                               -------     -------     -------
Cash, end of period........................... $   --      $   --      $   --
                                               =======     =======     =======

   The accompanying notes are an integral part of these financial statements.

                        CIBC MERCHANT ACQUIRING BUSINESS
               STATEMENTS OF CHANGES IN CIBC'S EQUITY IN DIVISION

                 FOR THE NINE MONTH PERIOD ENDED JULY 31, 2000
                 AND THE YEARS ENDED OCTOBER 31, 1999 AND 1998
                      (See Note 1 to Financial Statements)
                           (thousands of US dollars)

                                                           Accumulated
                                                 CIBC's       Other
                                                 Equity   Comprehensive  Total
                                               Investment Income/(Loss) Equity
                                               ---------- ------------- -------
Balance at October 31, 1997...................  $40,786      $(1,108)   $39,678
                                                -------      -------    -------
 Comprehensive income
  Net income..................................   11,522                  11,522
  Foreign currency translation adjustment.....                (2,374)    (2,374)
                                                -------      -------    -------
 Total comprehensive income...................                            9,148
 Net investment during the period.............   (3,793)                 (3,793)
                                                -------      -------    -------
Balance at October 31, 1998...................   48,515       (3,482)    45,033
                                                -------      -------    -------
 Comprehensive income
  Net income..................................   13,033                  13,033
  Foreign currency translation adjustment.....                 1,003      1,003
                                                -------      -------    -------
 Total comprehensive income...................                           14,036
 Net investment during the period.............   (1,500)                 (1,500)
                                                -------      -------    -------
Balance at October 31, 1999...................   60,048       (2,479)    57,569
                                                -------      -------    -------
 Comprehensive income
  Net income..................................    7,334                   7,334
  Foreign currency translation adjustment.....                (1,126)    (1,126)
                                                -------      -------    -------
 Total comprehensive income...................                            6,208
 Net investment during the period.............   27,107                  27,107
                                                -------      -------    -------
Balance at July 31, 2000......................  $94,489      $(3,605)   $90,884
                                                =======      =======    =======


   The accompanying notes are an integral part of these financial statements.

                        CIBC MERCHANT ACQUIRING BUSINESS
                         NOTES TO FINANCIAL STATEMENTS
                    JULY 31, 2000, OCTOBER 31, 1999 AND 1998
                           (thousands of US dollars)
1. Basis of Presentation

   The Merchant Acquiring Business ("Merchant Acquiring" or the "Business") is part of Canadian Imperial Bank of Commerce's ("CIBC") Card Products Division. The Business operates within a single industry segment and is responsible for the capture, routing and processing of credit card transactions and debit consumer point-of-sale (POS) transactions. Merchant Acquiring's operations are provided predominantly in Canada. Management considers that this represents one reportable segment--electronic transactions processing--therefore the majority of the disclosures required by Statement of Financial Accounting Standards No. 131 do not apply.

   These financial statements represent the business operations identified as the Merchant Acquiring Business of CIBC. Accordingly, there is no share capital or retained earnings in the Business' accounts. CIBC's equity in division represents the funding provided to the Business to carry out its activities.

   The financial statements have been prepared on the historical cost basis in accordance with accounting principles generally accepted in the United States, and present Merchant Acquiring's financial position, results of operations, and cash flows as derived from CIBC's historical financial statements. As further described in Note 3, certain allocations of corporate and interest expenses have been allocated to Merchant Acquiring. These allocations were based on an estimate of the proportion of corporate expenses related to Merchant Acquiring, utilizing such factors as revenues, number of employees, number of transactions processed and other applicable factors.

2. Summary of Significant Accounting Policies

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

Revenue

   Revenue for processing services provided directly to merchants is recorded net of interchange fees charged by credit card associations. Fees and rental revenues are recognized when the service is provided. Reserves against operational losses are established when the losses are probable and reasonably estimable.

Merchant Processing Receivable/Payable

   The merchant processing receivable/payable results from timing differences in Merchant Acquirings' settlement process with merchants and credit card sales processed.

Property and Equipment

   Property and equipment, including equipment under capital leases, is stated at cost. Depreciation and amortization is calculated using the straight-line method. Equipment is depreciated over 3 to 7 years, software over 1 to 5 years and furniture and fixtures over 15 years. Leasehold improvements and equipment under capital leases are amortized over the shorter of the useful life of the asset or the term of the lease. Maintenance and repairs are charged to operations as incurred.

Deferred Income Taxes

   Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax laws and rates.

Fair Value of Financial Instruments

   Management considers that the carrying amounts of financial instruments, including cash, receivables, accounts payable and accrued expenses, approximates fair value.

Foreign Currency Translation

   The assets and liabilities are translated at the period-end rate of exchange, and income statement and cash flow items are translated at the average rates prevailing during the period. The resulting translation adjustment is recorded as a component of CIBC's equity in division. The effect of foreign exchange gains and losses arising from these translations of assets and liabilities are included as a component of other comprehensive income.

3. Transactions with Related Parties

   These divisional financial statements reflect corporate allocations from CIBC for services provided to the Business in the amount of $3,261 for the nine month period ending July 31, 2000 and $3,827 and $3,516 for the years ended October 31, 1999 and 1998, respectively. These allocations were based on the proportion of corporate expenses related to Merchant Acquiring based on the percentage of the Business' direct operating expenses as a proportion of CIBC's, a method of allocation management believes to be reasonable. Merchant Acquiring utilized a rollback approach to allocate the expenses for all historical periods presented. This treatment records the current allocation percentage for all historical periods presented. These amounts have been included in sales, general and administrative expenses.

   These divisional financial statements also reflect corporate allocations from CIBC Card Products Division for expenses incurred in relation to activities of the Business in the amounts of $1,819 for the nine month period ending July 31, 2000 and $2,466 and $2,373 for the years ended October 31, 1999 and 1998, respectively. These allocations were based on an estimate of the proportion of expenses related to Merchant Acquiring, utilizing such factors as estimated number of employees providing merchant card service functions, number of transactions processed and other applicable factors, a method of allocation management believes to be reasonable. These amounts have been included in cost of service.

   Merchant Acquiring is funded by CIBC. As such, the Business has applied a cost of funds on the net book value of property and equipment and a one day average of outstanding receivables based on a 5.8% rate (internal cost of funding). Interest expense recorded by Merchant Acquiring related to this funding was $2,969 for the nine month period ended July 31, 2000 and $3,277 and $3,016 for the years ended October 31, 1999 and 1998, respectively and is included in interest and other expense.

   Merchant Acquiring outsources its back office operations to Intria Items Inc. and utilizes Intria HP for systems and systems support. Both Intria Items Inc. and Intria HP are joint ventures owned 51% by CIBC and 49% by third parties. Expenses are based upon established service level agreements. The Business incurred costs of $18,768 for the nine month period ending July 31, 2000 and $21,749 and $22,876 for the years ended October 31, 1999 and 1998, respectively. These amounts are included in sales, general and administrative expenses.

   The Business has amounts payable of $2,060 and $1,845 to Intria Items Inc. and Intria HP as at July 31, 2000 and October 31, 1999, respectively. Amounts payable to CIBC are included in CIBC's equity in the division.

4. Property and Equipment

   As of July 31, 2000 and October 31, 1999, property and equipment consisted of the following:

                                                            July 31, October 31,
                                                              2000      1999
                                                            -------- -----------
   Equipment under capital lease........................... $ 8,433    $ 8,523
   Equipment...............................................  34,855     31,599
   Software................................................     221        224
   Leasehold improvements..................................   1,637      1,654
   Furniture and fixtures..................................   1,628      1,645
                                                            -------    -------
                                                             46,774     43,645
   Less: Accumulated depreciation and amortization.........  28,235     22,682
                                                            -------    -------
                                                            $18,539    $20,963
                                                            =======    =======

5. Accounts Payable and Accrued Liabilities

   As of July 31, 2000 and October 31, 1999, accounts payable and accrued liabilities consisted of the following:

                                                            July 31, October 31,
                                                              2000      1999
                                                            -------- -----------
   Operating expenses payable..............................  $1,141    $  963
   Accrued compensation and benefits.......................     546       457
   Accrued pension and retirement benefits.................     241       312
   Other accrued liabilities...............................     260       716
   System support fees payable.............................   2,060     1,845
                                                             ------    ------
                                                             $4,248    $4,293
                                                             ======    ======

   Certain of these payables are due to other related parties within the CIBC group and are settled through CIBC group clearing accounts. Certain assumptions have been made regarding the settlement periods in order to present the information above.

6. Pension and Retirement Benefits

   Merchant Acquiring has participated in the CIBC non-contributory defined benefit pension plan (the "plan"). Management has estimated the pension and other post retirement benefits expense based upon the employees as a percentage of the total employees participating in the plan. Expenses estimated for pension and other post retirement benefits were $584 for the nine month period ended July 31, 2000 and $682 and $693 for the years ended October 31, 1999 and 1998, respectively.

7. Income Taxes

   Merchant Acquiring is not a separate legal entity for purposes of remitting taxes and filing income tax returns. Income taxes for the Business are reported in CIBC's income tax returns and paid by CIBC. Accordingly, income taxes have been calculated on these divisional statements based on an effective tax rate of 44% on Canadian dollar net income.

   The provision for income taxes includes:

                                                July 31, October 31, October 31,
                                                  2000      1999        1998
                                                -------- ----------- -----------
   Current tax expense.........................  $4,550    $ 9,989     $8,487
   Deferred tax expense........................   1,213        252        567
                                                 ------    -------     ------
   Total.......................................  $5,763    $10,241     $9,054
                                                 ======    =======     ======

   CIBC is subject to capital taxes, which have been reflected in "interest and other expenses" in the statements of income.

8. CIBC'S Equity in the Business

  CIBC's Equity in the Business

     CIBC's equity includes the accumulated income of Merchant Acquiring, the funding for assets employed in the business and the net intercompany receivable/payable reflecting transactions described in Note 3.

  Stock Options

     CIBC has certain Stock Option Plans under which incentive stock options and non-qualified stock options have been granted to officers, key employees and directors of CIBC. Stock options are granted at market.

9. Commitments and Contingencies

   The long term capital lease payable as of July 31, 2000 was $162 and is due in 2002.

   Expenses for premises are included as a corporate allocation in cost of service (see Note 3).

   Merchant Acquiring is party to a number of claims and lawsuits incidental to its business. In the opinion of management, the ultimate outcome of such matters, in the aggregate, will not have a material adverse impact on Merchant Acquiring's financial position, liquidity or results of operations.

   Merchant Acquiring is currently in negotiations with VISA relating to the interpretation of the regulations surrounding interchange fees. Management believes it is premature to determine the impact, if any, on the business in the future.

   Merchant Acquiring processes credit card transactions for direct merchant locations. Merchant Acquiring's merchant customers have the liability for any charges properly reversed by the cardholder. In the event, however, that Merchant Acquiring is not able to collect such amounts from the merchants, due to merchant fraud, insolvency, bankruptcy or another reason, Merchant Acquiring may be liable for any such reversed charges. Merchant Acquiring requires pledged funds from certain merchants to minimize any such contingent liability. Pledged funds as of July 31, 2000 are $5,890. Merchant Acquiring also utilizes a number of systems and procedures to manage merchant risk. In addition, Merchant Acquiring believes that the diversification of its merchant portfolio among industries and geographic regions minimizes its risk of loss.

   Merchant Acquiring recognizes revenue based on a percentage of the gross amount charged and has a potential liability for the full amount of the charge.

10. Supplemental Cash Flow Information

   Merchant Acquiring does not maintain cash accounts. All cash flows are included in CIBC's consolidated cash flows. Accordingly, there is insufficient information to separately disclose Merchant Acquiring's supplemental cash flows relating to interest and income taxes paid.

11. Quarterly Financial Information (Unaudited)

                                                      Quarter Ended
                                          --------------------------------------
                                          January 31 April 30 July 31 October 31
                                          ---------- -------- ------- ----------
Fiscal Year 2000
Revenue..................................  $21,972   $20,762  $24,547  $   --
Operating income.........................    5,458     4,849    7,092      --
Net income...............................    2,254     1,912    3,168      --

Fiscal Year 1999
Revenue..................................  $20,378   $19,593  $23,060  $23,591
Operating income.........................    6,335     5,631    8,633    7,080
Net income...............................    2,931     2,537    4,217    3,348